EXHIBIT 4.11

TEXTAINER MARINE CONTAINERS II LIMITED

Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Indenture Trustee

AMENDED AND RESTATED INDENTURE

Dated as of September 15, 2014

(continued)

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(continued)

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(continued)

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This Amended and Restated Indenture, dated as of September 15, 2014 (as amended or supplemented from time to time as permitted hereby, the “Indenture”), between TEXTAINER MARINE CONTAINERS II LIMITED, a company organized and existing under the laws of Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and Wells Fargo Bank, National Association, as indenture trustee, entered into an Indenture, dated as of May 1, 2012 (the “Prior Agreement”);

WHEREAS, the Issuer and the Indenture Trustee wish to amend the Prior Agreement as of September 15, 2014 (the “Restatement Date”), and, for ease of reference, to restate the terms of the Indenture in their entirety;

NOW THEREFORE, in consideration of the mutual agreements herein contained, each party agrees as follows for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider:

GRANTING CLAUSE

To secure the payment of the Aggregate Outstanding Obligations and the performance of all of the Issuer’s covenants and agreements in this Indenture and each other Related Document to which it is a party, the Issuer hereby grants, assigns, conveys, mortgages, pledges, charges, hypothecates and transfers to the Indenture Trustee, for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider, a first priority perfected security interest in and to all assets and property of the Issuer, whether now existing or hereafter acquired including, without limitation, all of the Issuer’s right, title and interest in, to and under the following whether now existing or hereafter created or acquired (with respect to clauses (v) through (xv) below, only to the extent such assets or property arise out of or in any way relate to (but only to the extent they relate to) the Managed Containers):

(i) the Managed Containers and all other Transferred Assets;

(ii) all Deposit Accounts and all Securities Accounts, including the Trust Account, the Restricted Cash Account, the Counterparty Collateral Account, L/C Cash Account, any Pre-Funding Account and any Series Account, and all cash and cash equivalents, Eligible Investments, Financial Assets, Investment Property, Securities Entitlements and other instruments or amounts credited or deposited from time to time in any of the foregoing;

(iii) the Container Sale Agreement, each Container Transfer Agreement, the Management Agreement, Interest Rate Hedge Agreement and each other Related Document to which the Issuer is a party;

(iv) all collections received by the Issuer from the operation of the Managed Containers, including any Issuer Proceeds and Pre-Adjustment Issuer Proceeds, on deposit in the Master Account;

(v) all Accounts;

(vi) all Chattel Paper, and all Leases and all schedules, supplements, amendments, modifications, renewals, extensions and all guaranties and other credit support with respect to the foregoing and all rentals, payments and monies due and to become due in respect of the foregoing, and all rights to terminate or compel performance thereof;

(vii) all Contracts;

(viii) all Documents;

(ix) all General Intangibles;

(x) all Instruments;

(xi) all Inventory;

(xii) all Supporting Obligations;

(xiii) all Equipment;

(xiv) all Letter of Credit Rights;

(xv) all Commercial Tort Claims;

(xvi) all property of the Issuer held by the Indenture Trustee including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Indenture Trustee for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of the Issuer, or as to which the Issuer may have any right or power;

(xvii) the right of the Issuer to terminate, perform under, or compel performance of the terms of the Container Related Agreements and all claims for damages arising out of the breach of any Container Related Agreement;

(xviii) any guarantee of the Container Related Agreements and any rights of the Issuer in respect of any subleases or assignments permitted under the Container Related Agreements;

(xix) all or any part of insurance proceeds of all or any part of the Collateral and all proceeds of the voluntary or involuntary disposition of all or any part of the Collateral or such proceeds;

(xx) any and all payments made or due to the Issuer in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority and any other cash or non-cash receipts from the sale, exchange, collection or other disposition of all or any part of the Collateral;

(xxi) to the extent not otherwise included, all income, payments and Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

All of the property described in this Granting Clause is herein collectively called the “Collateral” and as such is security for the payment of the Aggregate Outstanding Obligations and the performance of all of the Issuer’s covenants and agreements in this Indenture and each other Related Document to which it is a party.

In furtherance of the foregoing, the Issuer hereby grants, assigns, conveys, mortgages, pledges, charges, hypothecates and transfers to the Indenture Trustee, for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider (i) a fixed charge over the Container Sale Agreement, each Container Transfer Agreement, each Interest Rate Hedge Agreement and the Management Agreement and (ii) a floating charge over all other assets of the Issuer.

In furtherance of the foregoing, the Issuer hereby appoints the Indenture Trustee as its designee for purposes of exercising the power of attorney granted by the Manager pursuant to Section 11.4 of the Management Agreement.

The Indenture Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein required as hereinafter provided. Notwithstanding the foregoing, the Indenture Trustee does not assume, and shall have no liability to perform, any of the Issuer’s obligations under any agreement included in the Collateral and shall have no liability arising from the failure of the Issuer or any other Person to duly perform any such obligations. The Issuer hereby confirms and the Indenture Trustee hereby acknowledges that the Issuer does not currently have any rights with respect to Commercial Tort Claims on the Closing Date.

The Issuer hereby irrevocably authorizes the Indenture Trustee at any time, and from time to time, to file in any filing office in any UCC jurisdiction any financing statements (including any such financing statements claiming a security interest in all assets of the Issuer) and amendments thereto that (i) indicate the Collateral, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, and (ii) provide any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Issuer is an organization, the type of organization and any organizational identification number issued to the Issuer. The Issuer agrees to furnish any such information to the Indenture Trustee promptly upon the Indenture Trustee’s request. The Issuer also ratifies its authorization for the Indenture Trustee to have filed in any jurisdiction any similar initial financing statements or amendments thereto if filed prior to the date hereof.

ARTICLE I

DEFINITIONS

Section 101. Defined Terms.

Capitalized terms used in this Indenture shall have the following meanings and the definitions of such terms shall be equally applicable to both the singular and plural forms of such terms:

Account: Any “account”, as such term is defined in Section 9-102(a)(2) of the UCC.

Administrative Agent: The Person performing the duties of the Administrative Agent under the Administrative Agreement; initially, Wells Fargo Securities, LLC, acting under the trade name Wells Fargo Securities.

Administrative Agent Fee: This term shall have the meaning set forth in the Administration Agreement, as such agreement may be amended, modified and restated from time to time in accordance with its terms.

Administration Agreement: The Administration Agreement, dated as of the Closing Date, among the Issuer, the Manager, the Administrative Agent and the Indenture Trustee, as such agreement may be amended, modified and restated from time to time in accordance with its terms.

Advance Rate: Eighty percent (80.00%); provided that, at all times after the Residual Requirement is not met, the Advance Rate shall be seventy-two and one-half of one percent (72.50%). A failure to comply with the Residual Requirement is not curable, and such noncompliance can be waived only by (i) the Requisite Global Majority and (ii) if specified in a Supplement, the percentage of Noteholders of such Series set forth in such Supplement.

Affiliate: With respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Aggregate Available Amount: As of any date of determination, an amount equal to the sum of the then amount available for drawings under all Eligible Letters of Credit then in effect.

Aggregate Net Book Value: As of any date of determination, an amount equal to the sum of the Net Book Values of all Eligible Containers.

Aggregate Outstanding Obligations: As of any date of determination, an amount equal to the sum of (i) the Outstanding Obligations for all Series of Notes then Outstanding, and (ii) all other amounts owing by the Issuer to the Indenture Trustee, any Series Enhancer, any Noteholder, or any Interest Rate Hedge Provider pursuant to the terms of any Related Document.

Aggregate Principal Balance: As of any date of determination, an amount equal to the sum of the then unpaid principal balance of all Series of Notes then Outstanding.

Applicable Law: With respect to any Person or Managed Container, all law, treaties, judgment, decrees, injunctions, waits, rules, regulations, orders, directives, concessions, licenses and permits of any Governmental Authority applicable to such Person or its Property or in respect of its operations.

Asset Base: Either or both (as the context may require) of a Senior Asset Base or a Subordinate Asset Base.

Asset Base Deficiency: The condition that exists on any Payment Date, after giving effect to the payment of (i) all Supplemental Principal Payment Amounts then due and payable for each Series of Senior Notes on such Payment Date (to the extent that there is cash available to make such payments), if the sum of the then unpaid principal balances of all Series of Senior Notes exceeds the Senior Asset Base, or (ii) all Subordinate Supplemental Principal Payment Amounts then due and payable for each Series of Subordinate Notes on such Payment Date (to the extent that there is cash available to make such payments), if the sum of the then unpaid principal balances of all Series of Subordinate Notes exceeds the Subordinate Asset Base.

Asset Base Report: A certificate with appropriate insertions setting forth the components of the Asset Base as of the date of determination for which such certificate is submitted, which certificate shall be substantially in the form of Exhibit A to this Indenture and shall be certified by an Authorized Signatory of the Manager or one of its permitted Affiliates on behalf of the Manager.

Authorized Signatory: Any Person designated by written notice delivered to the Indenture Trustee and the related Series Enhancer as authorized to execute documents and instruments on behalf of a Person.

Available Distribution Amount: For any Payment Date, an amount equal to the sum (without duplication) of (i) the Pre-Adjustment Issuer Proceeds and (without duplication) Issuer Proceeds received from the Manager during the immediately preceding Collection Period, less certain sums deducted in accordance with the terms of the Management Agreement, (ii) all amounts received by the Issuer on the related Determination Date pursuant to any Interest Rate Hedge Agreement, (iii) all Warranty Purchase Amounts and Manager Advances received by the Issuer since the immediately preceding Determination Date and (iv) any earnings on Eligible Investments in the Trust Account to the extent that such earnings were credited to such account during the related Collection Period.

Back-up Data Files: This term shall have the meaning set forth in the Management Agreement.

Bankruptcy Code: The United States Bankruptcy Reform Act of 1978, as amended.

Book-Entry Custodian: The Person appointed pursuant to the terms of this Indenture to act in accordance with a certain letter of representations agreement such Person has with the Depositary, in which the Depositary delegates its duties to maintain the Book-Entry Notes to such Person and authorizes such Person to perform such duties.

Book-Entry Notes: Collectively, the Rule 144A Book-Entry Notes, the Regulation S Temporary Book-Entry Notes and the Unrestricted Book-Entry Notes.

Business Day: Any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange, the Federal Reserve Bank or banking institutions in San Francisco, California, New York, New York, London, United Kingdom, Amsterdam, The Netherlands or the city in which the Corporate Trust Office is located, are authorized or are obligated by law, executive order or governmental decree to be closed.

Casualty Loss: Any of the following events with respect to any Managed Container: (a) the actual total loss or compromised total loss of such Managed Container, (b) the loss, theft or destruction of such Managed Container, (c) thirty (30) days following a determination by, or on behalf of, the Issuer that such Managed Container is damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, (d) the seizure, condemnation or confiscation of such Managed Container for a period exceeding sixty (60) days or (e) if such Managed Container is subject to a Lease, such Managed Container shall have been deemed under its Lease to have suffered a casualty loss as to the entire Managed Container. In determining the date on which a Casualty Loss occurred, the application of the time frames set forth in clauses (a) through (e) above shall in no event result in the deemed occurrence of a Casualty Loss prior to the date on which an officer of the Issuer or the Manager obtains actual knowledge of such Casualty Loss.

Casualty Proceeds: This term shall have the meaning set forth in the Management Agreement.

CEU: A cost-equivalent unit which is a fixed unit of measurement based on the cost of a Container relative to the cost of a twenty-foot standard dry freight Container.

Chattel Paper: Any lease (including any Finance Lease) or other “chattel paper”, as such term is defined in Section 9-102(a)(11) of the UCC.

Class: With respect to any Series, all Notes within such Series having the same rights to payment under the related Supplement.

Closing Date: This term shall have the meaning set forth in the related Supplement.

Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

Collateral: This term shall have the meaning set forth in the Granting Clause of this Indenture.

Collection Period. The period from the first day of the calendar month immediately preceding the month in which such Payment Date occurs through and including the last day of such calendar month.

Collections: With respect to any Collection Period, all payments (including any cash proceeds) actually received by the Issuer, or by the Manager on behalf of the Issuer, with respect to the Managed Containers and the other items of Collateral.

Commercial Tort Claims: Any “commercial tort claim”, as such term is defined in 9-102(a)(13) of the UCC.

Competitor: Any Person engaged and competing with any of the Issuer, Textainer Limited, Textainer Group Holdings Limited or the Manager in the Container leasing business; provided, however, that in no event shall any insurance company, bank, bank holding company, savings institution or trust company, fraternal benefit society, pension, retirement or profit sharing trust or fund, or any collateralized bond obligation fund or similar fund (or any trustee of any such fund) or any holder of any obligations of any such fund (solely as a result of being such a holder) be deemed to be a Competitor.

Container: Any dry freight cargo, high cube or other type of marine or intermodal container.

Container Related Agreement: Any agreement relating to the Managed Containers or agreements relating to the use or management of such Managed Containers whether in existence on any Series Issuance Date or thereafter acquired, including, but not limited to, all Leases, the Management Agreement, each Container Transfer Agreement, the Container Sale Agreement and the Chattel Paper.

Container Representations and Warranties: This term shall have the meanings set forth in the Container Sale Agreement and each Container Transfer Agreement, respectively.

Container Sale Agreement: The Container Sale Agreement, dated as of May 1, 2012, between the Issuer and Textainer Limited, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

Container Transfer Agreement: Each container transfer agreement entered into from time to time between the Issuer and a Special Purpose Entity including without limitation (i) that certain Container Transfer Agreement, dated as of September 25, 2013, between the Issuer and TMCL III, (ii) that certain Container Transfer Agreement, dated as of August 5, 2013, between the Issuer and TMCL IV), and (iii) any agreement substantially similar to those described in clause (i) and (ii), executed and delivered after the Restatement Date in each case, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

Contracts: All contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments), arising out of or in any way related to the Managed Containers or to the Notes, in or under which Issuer may now or hereafter have any right, title or interest, including, without limitation, the Management Agreement, the Container Sale Agreement, each Container Transfer Agreement, any Interest Rate Hedge Agreements and any related agreements, security interests or UCC or other financing statements and, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

Control Agreement: A control agreement, among the Issuer, the Indenture Trustee and the Securities Intermediary, which shall be substantially in the form of Exhibit G to this Indenture, for each of the Trust Account, the Restricted Cash Account, the L/C Cash Account and each Series Account.

Control Party: This term shall have the meaning set forth in the Supplement for the related Series.

Conversion Date: With respect to any Series of Warehouse Notes, the date on which a Conversion Event occurs with respect to such Series of Warehouse Notes.

Conversion Event: With respect to any Series of Warehouse Notes, any event that will result in the termination of the revolving period for such Series and the commencement of principal amortization of such Series as set forth in the related Supplement.

Corporate Trust Office: The principal office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered. As of the Closing Date, such office is located at Sixth Street and Marquette Avenue in Minneapolis, Minnesota 55479.

Corporate Trust Officer: Any Treasurer, Assistant Treasurer, Assistant Trust Officer, Trust Officer, Assistant Vice President, Vice President or Senior Vice President of the Indenture Trustee or any other officer who customarily performs functions similar to those performed by the Persons who at the time shall be such officers to whom any corporate trust matter is referred because of their knowledge of and familiarity with the particular subject.

Counterparty Collateral Account: The account or accounts established by and held in the name of the Indenture Trustee as provided in Section 627(i).

Default Interest: The incremental interest specified in the related Supplement payable by the Issuer resulting from (i) the failure of the Issuer to pay when due any principal of or interest on the Notes of the related Series or (ii) the occurrence of an Event of Default with respect to such Series.

Definitive Note: A Note issued in physical form pursuant to the terms and conditions of Section 202 hereof.

Deposit Account: Any “deposit account,” as such term is defined in Section 9-102(a)(29) of the UCC.

Depositary: The Depository Trust Company until a successor depositary shall have become such pursuant to the applicable provisions of this Indenture and thereafter “Depositary” shall mean or include each Person who is then a Depositary hereunder. For purposes of this Indenture, unless otherwise specified pursuant to Section 202, any successor Depositary shall, at the time of its designation and at all times while it serves as Depositary, be a clearing agency registered under the Exchange Act, and any other applicable statute or regulation.

Depositary Participants: A broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book-entry transfers and pledges of securities deposited with the Depositary.

Depreciation Expense: With respect to any calculation of the Asset Base, means either (i) the Depreciation Policy or (ii) such other depreciation policy as may be utilized by the Manager from time to time, with the prior written consent of the Control Party for each Series.

Depreciation Policy: A depreciation policy:

(i) under which, for purposes of calculating the Asset Base, the Original Equipment Cost of a Managed Container is depreciated (x) in the case of a Managed Container originally acquired by TL directly from the manufacturer of such Managed Container, using the straight-line method over a thirteen (13) year useful life (except in the case of 2R, 2Y and 4Y (refrigerated) containers, in which case a twelve (12) year useful life will be used or in the case of 2T, 2L, 4T and 4L containers, in which case a fourteen (14) year useful life will be used), in each case, to the Residual Value, or (y) in the case of a Managed Container not included in clause (x), using the straight-line method over the remaining useful life of such Managed Container as of the date of acquisition of such Managed Container by TL (based upon a total useful life of thirteen (13) years (except in the case of 2R, 2Y and 4Y (refrigerated) containers, in which case a twelve (12) year useful life will be used or, in the case of 2T, 2L, 4T and 4L containers, in which case a fourteen (14) year useful life will be used, to the Residual Value)); and

(ii) which, for any purpose other than calculating the Asset Base, is determined in accordance with GAAP.

Determination Date: The fourth (4th) Business Day prior to the related Payment Date.

Director Services Provider: AMACAR Investments LLC, a Delaware limited liability company, and its successors and assigns.

Documents: Any “documents,” as such term is defined in Section 9-102(a)(30) of the UCC.

Dollars: Dollars and the sign “$” means lawful money of the United States of America.

Downgraded Letter of Credit Provider: This term shall have the meaning set forth in Section 312.

Early Amortization Event: The occurrence of any of the events or conditions set forth in Section 1201 hereof.

EBIT: For any fiscal quarter, earnings (loss) before Interest Expense and taxes, determined in accordance with GAAP, including gains and losses from the sale of assets and foreign exchange transactions, but excluding gains or losses resulting from changes in the Depreciation Policy and excluding unrealized gains or losses arising from implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board.

EBIT Ratio: For the Issuer as of any date of determination, the ratio of (a) aggregate EBIT to (b) aggregate Interest Expense, in each case for the most recently concluded six (6) fiscal quarters.

Eligible Account: Any of (a) a segregated account with an Eligible Institution, (b) a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States or any of the states thereof, including the District of Columbia (or any domestic branch of a foreign bank), and acting as a trustee for funds deposited in such account, so long as the senior securities of such depository institution shall have a credit rating from each of Moody’s and Standard & Poor’s in one of its generic credit rating categories no lower than “A3” or “A-”, as the case may be, or (c) an account held with the Indenture Trustee.

Eligible Bank: A banking, financial or similar institution capable of issuing an Eligible Letter of Credit which has long-term unsecured debt rating of “A-” or better from S&P.

Eligible Container: As of any date of determination, any Managed Container which, when considered with all other Managed Containers, shall comply with various customary requirements including each of the following requirements which are subject to modification upon, and receipt of, the prior written consent of the Requisite Global Majority:

(i) Maximum Concentration of Specialized Containers. The sum of the Net Book Values of all specialized Containers (other than twenty foot (20’) dry freight, forty foot (40’) dry freight or forty foot (40’) high cube dry freight cargo Containers and refrigerated Containers) then owned by the Issuer shall not exceed an amount equal to fifteen percent (15%) of the Aggregate Net Book Value on such date;

(ii) Specifications. The Container conforms to the standard specifications used by the Manager for Containers purchased by and on behalf of Container owners other than the Issuer for that category of Container and to any applicable standards promulgated by applicable international standards organizations;

(iii) Finance Leases. The sum of the Net Book Values of all Eligible Containers then owned by the Issuer whose initial Leases were Finance Leases shall not exceed an amount equal to ten percent (10%) of the Aggregate Net Book Value on such date, provided, that the Issuer, or the Manager, on behalf of the Issuer, has to the extent necessary, taken the actions specified in Section 3.5 of the Management Agreement with respect to such Finance Leases;

(iv) Casualty Losses. Such Container shall not have suffered a Casualty Loss;

(v) Title. The related Seller shall have had good and marketable title to such Container at the time of sale to the Issuer;

(vi) No Violation. The contribution and conveyance of such Container to the Issuer does not violate any agreement of the related Seller;

(vii) Assignability. Except with respect to the U.S. Lease Contract or other Leases with the U.S. government, the Lease rights with respect to such Container are freely assignable;

(viii) All Necessary Actions Taken. The related Seller and the Issuer shall have taken all necessary actions to transfer title to such Container and all related Leases (other than TUS Subleases) from such Seller to the Issuer;

(ix) Non-Monthly Leases. The percentage of CEUs of all Eligible Containers that are subject to Leases specifying that rental payments are payable less frequently than monthly shall not exceed two percent (2%) of the aggregate number of CEUs of all Eligible Containers on such date;

(x) Non-United States Dollar Leases. The percentage of CEUs of all Eligible Containers that are subject to Leases specifying payment in a currency other than United States Dollars and that are not sufficiently hedged in accordance with the currency hedging policy approved by the Requisite Global Majority shall not exceed two percent (2%) of the aggregate number of CEUs of all Eligible Containers on such date;

(xi) General Trading Terms. Substantially all of the Leases for such Containers shall contain the general trading terms the Manager uses in its normal course of business;

(xii) Maximum Concentration for Insolvent Lessees. Both of the following: (A) the sum of the Net Book Values of all Eligible Containers that are on Lease to any lessee (or sublessee) that is the subject of an Insolvency Proceeding shall not exceed 25% of the Aggregate Net Book Value, and (B) such Managed Container is not then on Lease to a lessee that is both (x) the subject of an Insolvency Proceeding and (y) more than 150 days delinquent on any rental payment owing with respect to any Managed Container in the Fleet;

(xiii) Purchase Price. In the case of a purchase (as opposed to a capital contribution) of a Container, the purchase price paid by the related Seller and/or the Issuer for such Container was not greater than the fair market value of the Container at the time of acquisition;

(xiv) Lessees. The sum of the CEUs of all Eligible Containers that are subject to Leases to Persons for use other than the intermodal transportation of cargo shall not exceed seven percent (7%) of the aggregate CEUs of all Eligible Containers on such date;

(xv) No Adverse Selection Procedures. The selection procedures in selecting any Container to be transferred to the Issuer did not or shall not, as the case may be, discriminate against the Issuer as to the type of Containers, utilization potential, lease rates, lessees, age of Containers or Lease terms, in comparison to the Fleet, except for any such adverse selection as may result from the compliance with paragraphs (ix) and/or (x) above;

(xvi) No Prohibited Person or Prohibited Jurisdiction. Such Container is then not on lease to a Prohibited Person, and to the actual knowledge of the Issuer or the Manager, is not subleased to a Prohibited Person or located, operated or used in a Prohibited Jurisdiction unless it is used by the government of the United States or one of its allies or pursuant to a license granted by the Office of Foreign Assets Control of the United States Treasury Department;

(xvii) Good Title; No Liens. The Issuer has good and marketable title to such Managed Container, free and clear of all Liens other than Permitted Encumbrances;

(xviii) Container Representations and Warranties. Each Managed Container complies with the Container Representations and Warranties applicable to such Managed Container;

(xix) Restrictions on Leases with Affiliates. Such Managed Container is not subject to a Lease in which the Manager, the Issuer or any of their respective Affiliates is the lessee; provided however that a Managed Container is permitted to be subject to a Head Lease Agreement and a TUS Sublease;

(xx) Bankrupt Lessees under Finance Leases. Such Managed Container is not then under a Finance Lease to a lessee which, to the best knowledge of the Manager, is the subject of an Insolvency Proceeding;

(xxi) Maximum Concentration for Single Lessee. The sum of the Net Book Values of all Eligible Containers that are on Lease to any single lessee (or sublessee) shall not exceed 25% of the Aggregate Net Book Value;

(xxii) Maximum Concentration of Top Ten Lessees. The sum of the Net Book Values of all Eligible Containers that are on Lease to any ten (10) lessees (or sublessees) shall not exceed 75% of the Aggregate Net Book Value;

(xxiii) U.S. Government Leases. The sum of the Net Book Values of all Eligible Containers that are on Lease to the U.S. government under the U.S. Lease Contract and any other Lease under which the U.S. government is the Lessee shall not exceed 4% of the Aggregate Net Book Value; provided, any Containers subject to any such Lease shall not count against the limitation contained in this paragraph (xxiii) following the execution by the appropriate U.S. governmental official(s) of a consent to assignment with respect thereto; provided, further, any Containers subject to any such Lease shall not count against the limitation contained in this paragraph (xxiii) following delivery to the Indenture Trustee of an Opinion of Counsel to the effect that the Assignment of Claims Act of 1940, as amended (31 U.S.C. 3727, 41 U.S.C. 15), has been complied with by the Issuer (or an agent thereof) regarding such Containers;

(xxiv) Maximum Concentration of Finance Leases by Lessee. The sum of the Net Book Values of all Eligible Containers that are subject to Finance Leases with a single Lessee shall not exceed five percent (5%) of the Aggregate Net Book Value on such date; and

(xxv) Maximum Concentration of Refrigerated Containers. The sum of the Net Book Values of all refrigerated Containers then owned by the Issuer shall not exceed an amount equal to fifty percent (50%) of the Aggregate Net Book Value on such date.

In applying the concentration limits set forth in clauses (i), (iii), (ix), (x), (xii), (xiv) and (xxi) through (xxv), TUS, in its capacity as Lessee under the Head Lease Agreement, shall be excluded from such calculations, and each TUS Sublease shall be included in such calculations. The concentration limit set forth in clause (xii) shall not be applicable with respect to any Managed Container acquired by the Issuer on the Closing Date.

Eligible Institution: Any one or more of the following institutions: (i) the corporate trust department of the Indenture Trustee; provided that the Indenture Trustee maintains a long-term unsecured senior debt rating of at least “A” or better from Standard & Poor’s or “A2” or better from Moody’s (so long an Notes deemed Outstanding hereunder are rated by Moody’s), or (ii) a depositary institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (a) which has both (x) a long-term unsecured senior debt rating of not less than “A” by Standard & Poor’s Ratings Group and “A2” by Moody’s Investors Service, Inc., and (y) a short-term unsecured senior debt rating rated in the highest rating category by each Rating Agency and (b) whose deposits are insured by the Federal Deposit Insurance Corporation.

Eligible Interest Rate Hedge Provider: At the time of execution and delivery of the related Interest Rate Hedge Agreement, any bank or other financial institution (or any party providing credit support on such Person’s behalf) that (A) has (x) a long-term senior unsecured debt rating of at least “A-” from Standard & Poor’s or “ A3” from Moody’s and (y) a short-term unsecured debt rating of “A-2” from Standard & Poor’s or “P-2” from Moody’s, or (B) is otherwise approved by each Control Party for each Series of Notes.

Eligible Investments: One or more of the following:

(i) direct obligations of, and obligations fully guaranteed as to the timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;

(ii) certificates of deposit and bankers’ acceptances (which shall each have an original maturity of not more than three hundred sixty-five (365) days) of any United States depository institution or trust company incorporated under the laws of the United States or any State and subject to supervision and examination by federal and/or State authorities, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated “AA-/Aa3” or the equivalent or better by the Rating Agencies, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category;

(iii) commercial paper (having original maturities of not more than two hundred seventy (270) days) of any corporation incorporated under the laws of the United States or any State thereof which on the date of acquisition has been rated by each Rating Agency in the highest short-term unsecured commercial paper rating category;

(iv) any money market fund that has been rated by each Rating Agency in its highest rating category (including any designations of “plus” or “minus”) or that invests solely in Eligible Investments;

(v) eurodollar deposits (which shall each have an original maturity of not more than three hundred sixty-five (365) days) of any depository institution or trust company, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated “AA-/Aa3” or the equivalent or better by the Rating Agencies, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category; and

(vi) other obligations or securities that are acceptable to the related Series Enhancer and each Rating Agency as an Eligible Investment hereunder and will not result in a reduction or withdrawal in the then current rating of the Notes as evidenced by a letter to such effect from each Rating Agency and the related Series Enhancer.

Nothing in the definition of “Eligible Investments” is intended to prohibit the Issuer from acquiring (to the extent permitted above) an Eligible Investment issued by the Indenture Trustee or an Affiliate of the Indenture Trustee.

Eligible Letter of Credit: Either of the following: Any irrevocable, transferable, unconditional standby letter of credit (a) issued by an Eligible Bank and for which the Indenture Trustee is the beneficiary, (b) having a Letter of Credit Expiration Date of not earlier than one year after its issuance date and that permits drawing thereon prior to non-renewal, (c) that may be drawn upon at the principal offices of the Eligible Bank as the same shall be designated from time to time by notice to the Indenture Trustee pursuant to the terms of such letter of credit, (d) which is payable in Dollars in immediately available funds in an amount of not less than the available drawing amount specified therein, and (e) that may be transferred by the Indenture Trustee, without a fee payable by the Indenture Trustee and without the consent of the related Letter of Credit Provider, to any replacement Indenture Trustee appointed in accordance with the terms of this Indenture.

Enhancement Agreement: Any agreement, instrument or document governing the terms of any Series Enhancement or pursuant to which any Series Enhancement is issued or outstanding.

Entitlement Order: Any “entitlement order” as defined in Section 8-102(8) of the UCC.

Equipment: Any “equipment” as defined in Section 9-102(a)(33) of the UCC.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: With respect to any Person, any other Person meeting the requirements of paragraphs (b), (c), (m) or (o) of Section 414 of the Code.

Event of Default: With respect to any Series, the occurrence of any of the events or conditions set forth in Section 801 of this Indenture.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Existing Commitment: With respect to any Series (A) of Warehouse Notes (i) prior to its Conversion Date, the aggregate Initial Commitment with respect to such Series of Notes Outstanding, consisting of one or more classes, expressed as a dollar amount, as set forth in the related Supplement and subject to reduction from time to time in accordance with the related Supplement and (ii) after its Conversion Date, the then unpaid principal balance of the Notes of such Series and (B) of Term Notes, the then unpaid principal balance of the Notes of such Series.

Expected Final Payment Date: With respect to any Series, the date on which the principal balance of the Outstanding Notes of such Series is expected to be paid in full. The Expected Final Payment Date for a Series shall be set forth in the related Supplement.

Failed Test Cure: The occurrence of either of the following events: (i) during the twelve month period immediately following the end of the Failed Test Period, the Manager has, with the concurrence of the Independent Accountants, reduced the estimated Residual Value of each type of Managed Container to an amount not greater than the average Sales Proceeds per CEU, for all types of Managed Container during the Failed Test Period, or (ii) the average Sales Proceeds per CEU of all Managed Containers sold during the twelve month period immediately following the end of the Failed Test Period exceeds $850 per CEU.

Failed Test Period: Any Test Period during which the average Sales Proceeds per CEU realized from all sales of Managed Containers during such Test Period is less than Seven Hundred Fifty Dollars ($750).

FATCA: The Foreign Account Tax Compliance Act, as amended.

FATCA Withholding Tax: This term shall have the meaning set forth in Section 209 of this Indenture.

Finance Lease: Any Lease of a Container whose initial lease agreement provides the Lessee the right or option to purchase the Container at the expiration of the Lease and whose initial lease agreement satisfies the criteria for classification as a capital lease pursuant to GAAP, including Statement of Financial Accounting Standards No. 13, as amended.

Financial Asset: Any “financial asset” as such term is defined in Section 8-102(a)(9) of the UCC.

Fleet: As of any date of determination, both of the following collectively: (i) the Managed Containers and (ii) without duplication of clause (i), all other Containers then managed by Manager.

General Intangibles: Any “general intangible” as such term is defined in Section 9-102(a)(42) of the UCC.

Generally Accepted Accounting Principles or GAAP: With respect to any Person, those generally accepted accounting principles and practices which are recognized as such by (i) the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof consistently applied as to the party in question or (ii) such other equivalent entity(ies) that has or have authority for promulgating accounting principles and practices applicable to such Person.

Governmental Authority: Any of the following: (i) any national, state or other sovereign government, and any federal, regional, state, provincial, local, city government or other political subdivision, (ii) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (iii) any court or administrative tribunal or (iv) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

Grant: To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and perfect a security interest in and right of set-off against, deposit, set over and confirm.

Head Lease Agreement: A Lease with TUS, as lessee, that possesses all of the following attributes:

(1)	the rent payable by TUS under such Lease with respect to Managed Containers equals at least 98.5% of the amount of rent received by TUS from the applicable TUS Sublessee;

(2)	the obligations of TUS under such Lease are secured by a first priority security interest granted by TUS in all TUS Subleases, and the proceeds of such TUS Subleases, in each case, to the extent but only to the extent related to the Managed Containers subject to the Head Lease Agreement;

(3)	such Lease requires that all rental payments payable under the TUS Subleases shall be remitted directly to a Master Account;

(4)	such Lease requires that a Managed Container not be subleased by TUS to a Prohibited Person and, to the actual knowledge of TUS, shall not be subleased by a TUS Sublessee to a Prohibited Person or located, operated or used in a Prohibited Jurisdiction unless it is used pursuant to a license granted by the Office of Foreign Assets Control of the United States Treasury Department;

(5)	the term of such Head Lease Agreement with respect to a Managed Container shall expire upon the expiration or earlier termination of the TUS Sublease of such Managed Container;

(6)	events of default by TUS under such Lease shall include (but not be limited to) the following:

i.	any rental or other payments received by TUS with respect to a TUS Sublease (other than (i) amounts permitted to be deducted pursuant to Section 6.1 of the Management Agreement and (ii) amounts equal to the TUS Sublease Spread) with respect to a TUS Sublease of a Managed Container are not remitted to the Trust Account within seven days after the last Business Day of the week during which such payments are received by TUS from the applicable TUS Sublessees, and such condition continues unremedied for three (3) Business Days after such remittance is due;

ii.	any representation and warranty made by TUS in such Lease, or in any certificate, report, or financial statement delivered by it pursuant thereto, shall prove to have been untrue in any material and adverse respect when made and shall continue unremedied for a period of 30 days after the earlier to occur of (i) an officer of TUS has actual knowledge thereof or (ii) TUS receives notice thereof;

iii.	TUS shall cease to be engaged in the container management business;

iv.	the filing of any petition in any bankruptcy proceeding, any assignment for the benefit of creditors, appointment of a receiver of all or any of TUS’s assets, entry into any type of liquidation, whether compulsory or voluntary, or the initiation of any other bankruptcy or insolvency proceeding by or against TUS including, without limitation, any action by TUS to call a meeting of its creditors or to compound with or negotiate for any composition with its creditors; provided that, in the case of any involuntary proceeding, such proceeding is not dismissed or stayed within 60 days;

v.	TUS is unable to pay its debts when due or shall commence an insolvency proceeding;

vi.	TUS assigns its interest in such Lease (provided that no sublease of a Managed Container shall be deemed to constitute an assignment of such Lease);

vii.	TUS shall have failed to pay any amounts due or suffered to exist an event of default with respect to the term of any indebtedness which singularly or in the aggregate exceeds $1,000,000 and the effect of such failure or event of default is to cause such indebtedness to be immediately declared due and payable prior to the date on which it would otherwise have been due and payable;

viii.	either of the following shall occur: (i) TUS shall have Consolidated Funded Debt (as defined in the Management Agreement) in excess of $1,000,000 or (ii) the annual after-tax profit of TUS (calculated on a rolling four quarter basis) shall be less than $200,000;

ix.	(i) TUS amalgamates or consolidates with, or merges with or into, another Person, (ii) TUS sells, assigns, conveys, transfers, leases, or otherwise disposes of (in each case, whether in one transaction or a series of transactions) all, or substantially all, of its assets to any person, other than pursuant to subleases of Containers, (iii) any person amalgamates or consolidates with, or merges with or into, TUS, or (iv) the Manager shall fail to own, directly or indirectly, a majority of the equity interests in TUS;

x.	a judgment is rendered against TUS that is in excess of $1,000,000 and such judgment is not covered by insurance or bonded or stayed within 30 days of becoming final; or

xi.	the lien, created by TUS on its interest in the TUS Subleases and the proceeds thereof (the “Sublease Collateral”) pursuant to the terms of the Head Lease Agreement, shall fail to be perfected or the Sublease Collateral shall be subject to a Lien other than a Permitted Encumbrance.

Hedging Reference Date: The first date on which the Aggregate Principal Balance equals more than Fifteen Million Dollars ($15,000,000); provided however, that the date will be reset and deemed not to have occurred if the Issuer or an Affiliate thereof shall issue a series of asset-backed term notes and the Outstanding Obligations are repaid with the proceeds of such issuance so that the Aggregate Principal Balance is less than Fifteen Million Dollars ($15,000,000).

Holder: See Noteholder.

Indebtedness: With respect to any Person means, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation incurred through the issuance and sale of bonds, debentures, notes or other similar debt instruments, and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by any asset of such Person, (b) any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of such Person’s business, (d) any obligation of such Person as lessee under a capital lease, (e) any Indebtedness of another secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (f) any obligation in respect of interest rate or foreign exchange hedging agreements, (g) liabilities and obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) and (h) any obligation of such Person to reimburse the issuer of any letter of credit issued for the account of such Person upon which a draw has been made.

Indenture: This Indenture, dated as of the Closing Date, between the Issuer and the Indenture Trustee and all amendments hereof and supplements hereto, including, with respect to any Series or Class, the related Supplement.

Indenture Trustee: The Person performing the duties of the Indenture Trustee under this Indenture.

Indenture Trustee Fee: The compensation payable to the Indenture Trustee for its services under this Indenture and the other Related Documents to which it is a party. Indenture Trustee Fees do not include Indenture Trustee Indemnified Amounts.

Indenture Trustee Indemnified Amounts: Any indemnities payable to the Indenture Trustee pursuant to Section 905 of the Indenture.

Independent Accountants: KPMG LLP or other independent certified public accountants of internationally recognized standing selected by Issuer and acceptable to the Administrative Agent and each Series Enhancer.

Initial Commitment: With respect to any Series, the aggregate initial commitment, expressed as a dollar amount, to purchase up to a specified principal balance of all Classes of such Series, which commitments shall be set forth in the related Supplement.

Insolvency Law: The Bankruptcy Code, the Bermuda Companies Act 1981 or similar Applicable Law in any other applicable jurisdiction.

Insolvency Proceeding: Any Proceeding under any applicable Insolvency Law.

Instrument: Any “instrument,” as such term is defined in Section 9-102(a)(47) of the UCC.

Insurance Agreement: Any Insurance and Indemnification Agreement among the Issuer, the Manager, the Indenture Trustee and the related Series Enhancer.

Interest Expense: For any period, the aggregate amount of interest expense as shown for such period on the income statement of the Issuer, determined in accordance with GAAP.

Interest Payment: For each Series of Notes Outstanding on any Payment Date, all amounts to be paid from the related Series Account on such Payment Date which represent payments of (i) interest (but not Default Interest, Warehouse Note Increased Interest or Step Up Warehouse Fees) on such Series of Notes, (ii) commitment fees or deal agent fees payable to the Holders of such Series of Notes, and (iii) other fees acceptable to any Series Enhancer. If any Interest Payments are paid by a Series Enhancer, then any reimbursement obligations of the Issuer to such Series Enhancer in respect of such payments, including interest thereon shall be included in the calculation of the Interest Payments for such Series and shall be paid to the Series Enhancer to the extent that such payment would not cause a shortfall in other Interest Payments for the Noteholders of such Series.

Interest Rate Hedge Agreement: An interest rate cap agreement, interest rate swap agreement, interest rate ceiling agreement, interest rate floor agreement or any combination of the foregoing or other similar agreement entered into pursuant to Section 627 of this Indenture between the Issuer and an Interest Rate Hedge Provider named therein, including any schedules and confirmations prepared and delivered in connection therewith, pursuant to which the provisions of Section 627(d) of this Indenture, shall be incorporated by reference and recourse by the Interest Rate Hedge Provider to the Issuer is limited to the Collateral and the Available Distribution Amount which pursuant to the terms of the Indenture is available for such purpose.

Interest Rate Hedge Provider: Any Eligible Interest Rate Hedge Provider or any counterparty to a cap, collar or other hedging instrument permitted to be entered into pursuant to this Indenture.

Interest Rate Hedge Provider Required Rating Downgrade Event: Unless waived in writing by Control Party for each Series, the Interest Rate Hedge Provider’s (or any party providing credit support on its behalf) rating with respect to its unsecured and unsubordinated debt, deposit or letter of credit obligations are rated as set forth in the table below:

Rating of Interest Rate Hedge Provider

S&P	Moody’s
Long-term of “BBB” or lower	Long-term of “Baa2” or lower

Interest Rate Hedge Provider Required Rating Replacement Event: Unless waived in writing by Control Party for each Series, the Interest Rate Hedge Provider’s (or any party providing credit support on its behalf) rating with respect to its unsecured and unsubordinated debt, deposit or letter of credit obligations are rated as set forth in the table below:

Rating of Interest Rate Hedge Provider

S&P	Moody’s
Long-term of “BB-” or lower	Long-term of “Ba3” or lower

Inventory: Any “inventory,” as such term is defined in Section 9-102(a)(48) of the UCC.

Investment: When used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest in any other Person including any partnership and joint venture interests of each Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof, plus additional paid in capital (including, without limitation, share premium and contributed surplus), plus retained earnings, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

Investment Property: Any “investment property” as such term is defined in Section 9-102(a)(49) of the UCC.

Issuer: Textainer Marine Containers II Limited, a company organized and existing under the laws of Bermuda.

Issuer Expenses: For any Collection Period an amount equal to overhead and all other costs, expenses and liabilities of the Issuer (other than Operating Expenses paid pursuant to the Management Agreement and any Management Fee) payable during such Collection Period (including costs and expenses permitted to be paid to or by the Manager in connection with the conduct of the Issuer’s business), in each case determined on a cash basis, including but not limited to the following:

(A)	administration expenses;

(B)	accounting and audit expenses of the Issuer, and tax preparation, filing and audit expenses of the Issuer;

(C)	premiums for liability, casualty, fidelity, directors and officers and other insurance;

(D)	directors’ fees and expenses, including fees and expenses of the Director Services Provider;

(E)	legal fees and expenses;

(F)	other professional fees;

(G)	taxes (including personal or other property taxes and all sales, value added, use and similar taxes but excluding any such amounts that are included as an Operating Expense);

(H)	taxes imposed in respect of any and all issuances of equity interests, stock exchange listing fees, registrar and transfer expenses and trustee’s fees with respect to any outstanding securities of the Issuer;

(I)	the fees, if any, due under any Enhancement Agreement, if any, or any agreement relating thereto;

(J)	surveillance fees assessed by the Rating Agencies; and

(K)	the expenses, if any, incurred by the Manager in performing its duties pursuant to Sections 3.4, 7.11 and 7.12 of the Management Agreement.

Notwithstanding the foregoing, Issuer Expenses shall not include (i) depreciation or amortization on the Managed Containers, (ii) payments of principal, interest and premium, if any, on or with respect to the Notes, or (iii) funds used to acquire additional Containers. In no event shall the Manager be obligated to pay any Issuer Expenses from its own funds.

Issuer Proceeds: This term shall have the meaning set forth in the Management Agreement.

L/C Cash Account: An Eligible Account to be established by the Issuer in the name of the Indenture Trustee, pursuant to Section 312 of this Indenture, for the benefit of the Noteholders.

Lease: A lease relating to one or more Managed Containers entered into on behalf of the Issuer (which lease may relate to both Managed Containers and other Containers). Leases may be in the name of Manager, any Affiliate thereof or any third-party lessor from whom Manager has acquired management rights. Leases shall include all TUS Subleases.

Legal Final Payment Date: With respect to any Series, the date on which the unpaid principal balance of, and accrued interest on, the Notes of such Series will be due and payable. The Legal Final Payment Date for a Series shall be set forth in the related Supplement.

Letter of Credit: Any irrevocable, transferable, unconditional standby letter of credit issued for the benefit of the Indenture Trustee in accordance with the terms of this Indenture.

Letter of Credit Expiration Date: For any Letter of Credit, the stated expiration date set forth in such Letter of Credit, as such date may be extended in accordance with the terms of such Letter of Credit.

Letter of Credit Fee: The periodic interest and/or fees payable by the Issuer to a Letter of Credit Provider; provided, however, that in no event shall the Letter of Credit Fee include reimbursement for any draws made on the related Letter of Credit.

Letter of Credit Provider: The issuing bank of a Letter of Credit.

Letter of Credit Right: Any “letter-of-credit right,” as such term is defined in Section 9-102(a)(51) of the UCC.

Lien: Any security interest, lien, charge, pledge, equity or encumbrance of any kind.

LOC Pro Rata Share: With respect to any Letter of Credit, a fraction (stated as percentage) the numerator of which is the available amount of such Letter of Credit and the denominator of which is the then Aggregate Available Amount.

Long-Term Lease: A Lease, other than a Finance Lease, having an initial term of twenty-four (24) months or more.

Managed Containers: As of any date of determination, all Containers then owned by the Issuer.

Management Agreement: The Amended and Restated Management Agreement, dated as of September 15, 2014, between the Manager and the Issuer, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

Management Fee: For any Collection Period, the Management Fee calculated in accordance with the terms of the Management Agreement.

Management Fee Arrearage: For any Payment Date, an amount equal to any unpaid Management Fee from all prior Collection Periods.

Manager: The Person performing the duties of the Manager under the Management Agreement; initially, TEML.

Manager Advance: The term shall have the meaning as set forth in the Management Agreement.

Manager Default: The occurrence of any of the events or conditions set forth in Section 11.1 of the Management Agreement.

Manager Report: A written informational statement in the form attached as Exhibit A to the Management Agreement to be provided by the Manager in accordance with the Management Agreement and furnished to the Indenture Trustee.

Manager Termination Notice: A written notice to be provided to the Manager and other specified Persons pursuant to Section 405(b) of this Indenture.

Manager Transfer Facilitator: The Person performing the duties of the Manager Transfer Facilitator under the Manager Transfer Facilitator Agreement; initially, ABN AMRO Bank N.V.

Manager Transfer Facilitator Agreement: The Manager Transfer Facilitator Agreement, dated as of Closing Date, by and among the Manager Transfer Facilitator, the Issuer and the Indenture Trustee, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

Manager Transfer Facilitator Fee: This term shall have the meaning set forth in the Manager Transfer Facilitator Agreement.

Managing Officer: Any representative of the Manager involved in, or responsible for, the management of the day-to-day operations of the Issuer and the administration and servicing of the Managed Containers whose name appears on a list of managing officers furnished to Issuer, the Series Enhancer and the Indenture Trustee by the Manager, as such list may from time to time be amended.

Master Account: The term shall have the meaning as set forth in the Management Agreement.

Master Lease: A Lease other than a Long-Term Lease or a Finance Lease.

Material Adverse Change: Any set of circumstances or events which (i) has, or could reasonably be expected to have, any material adverse effect whatsoever upon the validity or enforceability of any Related Document or the security for any of the Notes, (ii) is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise) or business operations of Issuer or Manager, individually or taken together as a whole, (iii) materially impairs, or could reasonably be expected to materially impair, the ability of Issuer or Manager to perform any of their respective obligations under the Related Documents, or (iv) materially impairs, or could reasonably be expected to materially impair, the ability of Indenture Trustee or the Series Enhancer to enforce any of its or their respective legal rights or remedies pursuant to the Related Documents.

Maximum Letter of Credit Fee: For each Payment Date, an amount not to exceed the sum of (i) a fee accrued for the related Interest Accrual Period, calculated at a rate of 0.625% per annum of the undrawn amount of the Letter of Credit during the related Interest Accrual Period and (ii) interest for the related Interest Accrual Period, calculated at an interest rate of 5.5% per annum, on drawn amounts under the Letter of Credit.

Maximum Principal Withdrawal Amount: With respect to the Legal Final Payment Date of any Series, an amount equal to the product of (i) all funds and Eligible Investments on deposit in the Restricted Cash Account on such Payment Date (calculated after giving effect to the disbursements to be made from the Restricted Cash Account on such Payment Date to pay interest shortfalls on all Series of Notes) and (ii) a fraction, the numerator of which is the then unpaid principal balance of the Series for which the Legal Final Payment Date has occurred and the denominator of which is the then Aggregate Principal Balance.

Minimum Principal Payment Amount: With respect to any Series, the amount identified as such in the related Supplement.

Moody’s: Moody’s Investors Service, Inc. and any successor thereto.

Net Book Value: For purposes of the calculation of the Asset Base, Asset Base Deficiency and any related calculations, including without limitation calculations pursuant to Sections 606, 627, 801 and 1201 of this Indenture, one of the following:

(i) With respect to a Container that is not subject to Finance Lease, as of any date of determination, an amount equal to the Original Equipment Cost of such Container, less any accumulated depreciation calculated utilizing the Depreciation Policy; and

(ii) With respect to a Container that is subject to a Finance Lease, the then “investment” in such Finance Lease, as determined in accordance with GAAP.

Net Issuer Proceeds: This term shall have the meaning set forth in the Management Agreement.

Noteholder or Holder: The Person in whose name a Note is registered in the Note Register, except that, solely for the purposes of giving any consent, waiver, request or demand, the interest evidenced by any Note registered in the name of either of the Sellers or the Issuer or any Affiliate of any of them known to be such an Affiliate by the Indenture Trustee shall not be taken into account in determining whether the requisite percentage of the Aggregate Principal Balance of the Outstanding Notes necessary to effect any such consent, waiver, request or demand is represented.

Noteholder FATCA Information: Information sufficient to eliminate the imposition of, or determine the amount of, U.S. withholding tax under FATCA.

Noteholder Tax Identification Information: Properly completed and signed tax certifications (generally, in the case of U.S. Federal Income Tax, IRS Form W 9 (or applicable successor form) in the case of a person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code or the appropriate IRS Form W 8 (or applicable successor form) in the case of a person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code).

Note Purchase Agreement: Any underwriting agreement or other agreement for the Notes of any Series or Class.

Note Register: The register maintained by the Indenture Trustee pursuant to Section 205 of this Indenture.

Note Registrar: This term shall have the meaning set forth in Section 205(a) of this Indenture.

Notes: One or more of the promissory notes or other securities executed by the Issuer pursuant to this Indenture and authenticated by, or on behalf of, the Indenture Trustee, substantially in the form attached to the related Supplement.

OFAC: The Office of Foreign Assets Control of the United States Department of the Treasury.

Officer’s Certificate: A certificate signed by a duly authorized officer of the Person who is required to sign such certificate.

Operating Expenses: This term shall have the meaning set forth in the Management Agreement.

Opinion of Counsel: A written opinion of counsel, in each case reasonably acceptable to the Person or Persons to whom such Opinion of Counsel is to be delivered. Unless otherwise specified, the counsel rendering such opinion may be counsel employed by the Issuer, any Seller, or the Manager, as the context may require. The counsel rendering such opinion may rely (i) as to factual matters, on a certificate of a Person whose duties relate to the matters being certified, and (ii) insofar as the opinion relates to local law matters, upon opinions of local counsel.

Original Equipment Cost: With respect to a Managed Container, one of the following:

(A) for each Managed Container acquired by the Issuer from any Special Purpose Entity, the original equipment cost reflected on the books and records of such Special Purpose Entity;

(B) with respect to each Managed Container originally acquired by TL directly from the manufacturer of such Managed Container, an amount equal to the sum of (i) the vendor’s or manufacturer’s invoice price of the related Container, (ii) all reasonable and customary inspection, transport, and initial positioning costs necessary to put such Container in service and (iii) reasonable acquisition fees and other fees not to exceed 2.5% of the amounts described in clauses (i) and (ii) above; or

(C) with respect to each Managed Container originally acquired by TL from a third party that is not the manufacturer of such Managed Container, the cash purchase price paid by TL for such Managed Container.

Outstanding: When used with reference to the Notes and as of any particular date, any Note theretofore and thereupon being authenticated and delivered except:

(i) any Note canceled by the Indenture Trustee or proven to the satisfaction of the Indenture Trustee to have been duly canceled by the Issuer at or before said date;

(ii) any Note, or portion thereof, called for payment or redemption for which monies equal to the principal amount or redemption price thereof, as the case may be, with interest to the date of maturity or redemption, shall have theretofore been deposited with the Indenture Trustee (whether upon or prior to maturity or the redemption date of such Note);

(iii) any Note in lieu of or in substitution for which another Note shall subsequently have been authenticated and delivered; and

(iv) any Note held by the Issuer, the Sellers or any Affiliate of either the Issuer or Sellers.

Notwithstanding the foregoing, any Note on which any portion of principal or interest has been paid by a Series Enhancer pursuant to an Enhancement Agreement, shall be Outstanding until such Series Enhancer has been reimbursed in full therefor in accordance with the related Enhancement Agreement.

Outstanding Obligations: As of any date of determination for any Series of Notes issued under this Indenture or any Supplement thereto, an amount equal to the sum of (i) all accrued interest payable on such Series of Notes (including, for any Series of Notes for which the related Noteholder has funded or maintains its investment through the issuance of commercial paper, interest accrued through the last maturing tranche, interest or fixed period, as applicable), (ii) the then outstanding principal balance of such Series of Notes, (iii) all other amounts owing by the Issuer to Noteholders or to any Person under this Indenture or any Supplement hereto and any amounts owed to the Series Enhancer and (iv) amounts owing by the Issuer under any Interest Rate Hedge Agreement.

Overdue Rate: The rate of interest specified in the related Supplement applicable to a Note then earning Default Interest, but in no event to exceed two percent (2%) over the interest rate per annum otherwise then applicable to such Note.

Ownership Interest: An ownership interest in a Book-Entry Note.

Payment Date: With respect to any Series, the fifteenth (15th) calendar day of each calendar month; provided, however, if such day is not a Business Day, then the immediately succeeding Business Day.

Permitted Encumbrance: With respect to the Collateral, any of the following: (i) Liens for taxes not yet due or which are being contested in good faith by appropriate Proceedings and for the payment of which adequate reserves are provided by the Manager; (ii) with respect to the Managed Containers, carriers’, warehousemen’s, mechanics’, or other like Liens arising in the ordinary course of business and relating to amounts not yet due or which shall not have been overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate Proceedings and for the payment of which adequate reserves are provided for by the Manager; (iii) with respect to the Managed Containers, Leases entered into in the ordinary course of business providing for the leasing of Managed Containers; (iv) Liens created by this Indenture; and (v) the rights of the Manager under the Management Agreement; provided, however, that Proceedings described in (i) and (ii) above could not reasonably subject the Series Enhancer, the Indenture Trustee or the Noteholders to any civil or criminal penalty or liability or involve any material risk of loss, sale or forfeiture of any of the Collateral.

Permitted Payment Date Withdrawals: Both of the following with respect to each Series of Notes: (i) on any Payment Date other than the Legal Final Payment Date for a Series of Notes, the amounts required to pay any shortfall in interest on each Series of Notes (calculated after giving effect to the application of all Available Distribution Amounts on such Payment Date); and (ii) on the Legal Final Payment Date for a Series of Notes, the amount (not to exceed the Maximum Principal Withdrawal Amount for such Series of Notes) required to pay any shortfall in the unpaid principal balance of such Series of Notes (calculated after giving effect to the application of the Available Distribution Amount on such Payment Date).

Person: An individual, a partnership, a limited liability company, a corporation, a joint venture, an unincorporated association, a joint-stock company, a trust, or other entity or a Governmental Authority.

Plan: An “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, or a plan described in Section 4975(e)(1) of the Code of the Issuer or its ERISA Affiliates.

Policy: This term shall have the meaning set forth in each Supplement.

Pre-Adjustment Issuer Proceeds: This term shall have the meaning set forth in the Management Agreement.

Pre-Funding Account: An account that is designated as a “Pre-Funding Account” for any Series of Notes in the Supplement for such Series, to be used solely to hold funds that will be used to acquire additional Containers from the Sellers during a specified period of time following the issuance of such Series of Notes.

Premium: A fee or premium payable to a Series Enhancer for guaranteeing all or a portion of the Notes of a Series (or a Class thereof).

Prepayment: Any mandatory or optional prepayment of principal of any Series of Notes prior to the Expected Final Payment Date of such Series including, without limitation, any prepayment made in accordance with the provisions of Article VII of this Indenture.

Principal Terms: With respect to any Series, all of the following: (i) the name or designation of such Series; (ii) the initial principal amount of the Notes to be issued for such Series (or method for calculating such amount) and the Minimum Principal Payment Amounts and the Scheduled Principal Payment Amount for each Payment Date (or method for calculating such amount); (iii) the interest rate to be paid with respect to each Class of Notes for such Series (or method for the determination thereof); (iv) the Payment Date and the date or dates from which interest shall accrue and principal shall be paid; (v) the designation of any Series Accounts and the terms governing the operation of any such Series Accounts including the Permitted Payment Date Withdrawals with respect to such Series; (vi) the terms of any form of Series Enhancement with respect thereto; (vii) the Expected Final Payment Date for the Series; (viii) the Legal Final Payment Date for the Series; (ix) the number of Classes of Notes of the Series and, if the Series consists of more than one Class, the rights and priorities of each such Class; (x) the priority of the Series with respect to any other Series; (xii) the designation of such Series on its Series Issuance Date as either a Term Note or a Warehouse Note; and (xiii) the Control Party with respect to such Series; and (xii) any other terms of such Series.

Proceeding: Any suit in equity, action at law, or other judicial or administrative proceeding.

Proceeds: Any “proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC.

Prohibited Jurisdiction: Any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by the Office of Foreign Assets Control of the United States Treasury Department.

Prohibited Person: Any of the following currently or in the future: (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a Prohibited Jurisdiction, (B) an organization controlled by a Prohibited Jurisdiction, or (C) a person resident in a Prohibited Jurisdiction, to the extent the agency, organization, or person is subject to a sanctions program administered by OFAC.

Prospective Owner: This term shall have the meaning as set forth in Section 205 of this Indenture.

Purchaser Letter: This term shall have the meaning set forth in Section 205(h) of this Indenture.

Rated Institutional Noteholder: An institutional Noteholder whose long term unsecured debt obligations are then rated “BBB-” or better by Standard & Poor’s and “Baa3” or better by Moody’s.

Rating Agency or Rating Agencies: With respect to any Outstanding Series, each statistical rating agency selected by the Issuer (with the approval of any Series Enhancer for such Series) to rate such Series which has an outstanding public rating with respect to such Series.

Rating Agency Condition: Each of the following:

(i) With respect to (A) the issuance of an additional Series, (B) any Change in Control of the Manager, (C) any waiver of an Event of Default or Manager Default or (D) any other action expressly specified in any Related Document as requiring the affirmative approval or consent of each Rating Agency, the Rating Agency Condition shall mean (1) the confirmation issued in writing by each Rating Agency of any Series of Notes then Outstanding that the rating(s) on such existing Series will not be downgraded or withdrawn as the result of the issuance of such additional Series, Change of Control, waiver or other action and (2) any other requirement for the fulfillment of the Rating Agency Condition that may be set forth in a Supplement for any Series of Notes which is not rated shall be satisfied; and

(ii) With respect to any other action, the Rating Agency Condition shall mean (1) that each Rating Agency of any Series of Notes then Outstanding shall have been given ten (10) Business Days (or such shorter period as is practicable or acceptable to such Rating Agency) prior notice thereof and, within such notice period, such Rating Agency shall not have notified the Seller, the Indenture Trustee or Issuer in writing that such action will result in a downgrade, qualification or withdrawal of any such outstanding rating and (2) any other requirement for the fulfillment of the Rating Agency Condition that may be set forth in a Supplement for any Series of Notes which is not rated shall be satisfied.

Record Date: With respect to any Payment Date, the last Business Day of the month preceding the month in which the related Payment Date occurs, except as otherwise provided with respect to a Series in the related Supplement.

Regulation S Book-Entry Notes: Collectively, the Unrestricted Book-Entry Notes and the Regulation S Temporary Book-Entry Notes.

Regulation S Temporary Book-Entry Notes: The temporary book-entry notes in fully registered form without coupons that represent the Notes sold in offshore transactions within the meaning of and in compliance with Regulation S under the Securities Act and which will be registered with the Depositary.

Reimbursement Agreement: An agreement between the Issuer and a Letter of Credit Provider with respect to certain terms and conditions under which a letter of credit is issued, including Letter of Credit Fees payable by the Issuer and the reimbursement obligations of the Issuer.

Reimbursement Amount: Reimbursement and other amounts payable by the Issuer to a Series Enhancer under an Insurance Agreement, Policy or a premium letter for the related Series Enhancer.

Related Documents: With respect to any Series, each Container Transfer Agreement, the Container Sale Agreement, this Indenture, the related Supplement, the Notes of such Series, the Note Purchase Agreement for such Series, the Management Agreement, the Enhancement Agreement for such Series (if any), each Policy, each Letter of Credit, each Reimbursement Agreement, each Interest Rate Hedge Agreement (upon execution thereof), the Insurance Agreement for such Series (if any), each premium letter and each other document or instrument executed in connection with the issuance of any Series, as any of the foregoing may from time to time be amended, modified, supplemented or renewed.

Release Date: The date on which Released Assets are transferred by the Issuer to any Seller or any Affiliate of any Seller pursuant to the terms of the Related Documents.

Released Assets: This term shall have the meaning set forth in the Container Sale Agreement or each Container Transfer Agreement (as applicable).

Replacement Manager: Any Person appointed to replace the then Manager as manager of the Managed Containers, which Person shall be acceptable to the Requisite Global Majority.

Reportable Event: This term shall have the meaning given to such term in ERISA.

Required Deposit Rating: With regard to an institution, the short-term unsecured senior debt rating of such institution is in the highest category by each Rating Agency.

Requisite Global Majority: As of any date of determination, the determination of whether a Requisite Global Majority exists with respect to a particular course of action shall be determined in accordance with Section 503 of this Indenture.

Residual Deficiency: The condition that will exist on any Payment Date if (A) a Failed Test Period has occurred and (B) both (i) twelve months shall have elapsed since the occurrence of such Failed Test Period and (ii) a Failed Test Cure has not occurred with respect to such Failed Test Period. If a Residual Deficiency has occurred, such Residual Deficiency shall continue until waived by the Requisite Global Majority.

Residual Requirement: The requirement that shall be satisfied if the average Sales Proceeds for the most recently concluded six (6) month period, equal or exceed (i) $550 per CEU for dry freight and specialized Containers, (ii) $3,000 per unit for 40-foot high cube refrigerated Containers and (iii) $2,000 per unit for 20-foot refrigerated Containers; provided, however, if for any calculation period the total number of refrigerated Containers sold is less than one hundred (100), all such refrigerated Container sales for such calculation period will be subject to clause (i).

A failure to comply with the Residual Requirement is not curable, and such noncompliance can be waived only by (i) the Requisite Global Majority and (ii) if specified in a Supplement, the percentage of Noteholders of such Series set forth in such Supplement.

Residual Value: A stated residual value determined in accordance with GAAP, provided that the stated residual value may not exceed the values shown on Exhibit B (which exhibit may not be amended in a manner that would increase the assumed residual value without the approval of all of the Noteholders).

Restricted Cash Account: This term shall have the meaning set forth in Section 306 of this Indenture.

Restricted Cash Amount: As of any Payment Date, the aggregate amount of cash and Eligible Investments required to be deposited or maintained in the Restricted Cash Account, which shall be equal to the difference of:

(A) the Restricted Cash Target Amount as of such Payment Date, over

(B) an amount equal to the sum of (i) the Aggregate Available Amount on such Payment Date (calculated after giving effect to all draws made on such Payment Date) and (ii) all cash and Eligible Investments then on deposit in the L/C Cash Account (calculated after giving effect to all draws on such date); provided, however, that the Restricted Cash Amount shall not in any event be less than an amount equal to the product of (i) one-twelfth, (ii) the weighted average (based on the then Aggregate Principal Balance, calculated after giving effect to any principal payments paid on such Payment Date) of the annual rates of interest payable on all Series of Notes then Outstanding (or, if any Series bears interest at a variable rate of interest, the interest rate then in effect on such Series of Notes), and (iii) the Aggregate Principal Balance, calculated after giving effect to all advances of principal and principal payments made on such Payment Date.

Restricted Cash Target Amount: As of any Payment Date, an amount equal the product of (i) five (5), (ii) one-twelfth, (iii) the weighted average (based on the then Aggregate Principal Balance, calculated after giving effect to any principal payments paid on such Payment Date) of the annual rates of interest payable on all Series of Notes then Outstanding (or, if any Series bears interest at a variable rate of interest, the interest rate then in effect on such Series of Notes), and (iv) the Aggregate Principal Balance, calculated after giving effect to all advances of principal and principal payments made on such Payment Date; provided, however, that, on any Payment Date on or after the Conversion Date for any Series of Warehouse Notes, if there is an incremental increase in the weighted average of the annual rates of interest in clause (iii) above resulting from such Conversion Date, then any resulting increase in the required amount of the Restricted Cash Amount shall be deposited or maintained in the Restricted Cash Account, in equal amounts, over the course of three (3) consecutive Payment Dates (commencing on such Payment Date).

Rule 144A: Rule 144A under the Securities Act, as such Rule may be amended from time to time.

Rule 144A Book-Entry Notes: The permanent book-entry notes in fully registered form without coupons that represent the Notes sold in reliance on Rule 144A and which will be registered with the Depositary.

Sale: This term shall have the meaning set forth in Section 816 of this Indenture.

Sales Proceeds: This term shall have the meaning set forth in the Management Agreement.

Scheduled Principal Payment Amount: With respect to any Series of Notes, the amount identified as such in the related Supplement.

Securities Account: Any “securities account,” as such term is defined in Section 8-501 of the UCC.

Securities Act: The Securities Act of 1933, as amended from time to time.

Securities Entitlement: Any “securities entitlement,” as such term is defined in Section 8-102(a)(17) of the UCC.

Securities Intermediary: Any “securities intermediary”, as such term is defined in Section 8-102 of the UCC.

Seller(s): Any or all, as the context may require, of TL and any Special Purpose Entity.

Senior Asset Base: As of any date of determination, an amount equal to the sum of (a) the product of (i) the Advance Rate and (ii) the Aggregate Net Book Value, determined as of such date of determination, (b) an amount equal to the sum of (x) the amount of cash and Eligible Investments then on deposit in the Restricted Cash Account and the L/C Cash Account on such date of determination and (y) the Aggregate Available Amount, in each case, after giving effect to all deposits to, withdrawals from the Restricted Cash Account and the L/C Cash Account, and draws on the Eligible Letter(s) of Credit on such date and (c) the amount of cash and Eligible Investments on deposit in any Pre-Funding Account as of such date (and in the case of clause (c), solely as funded from an issuance of a Series of Notes).

Senior Notes: With respect to any Series of Notes, those Note(s) of such Series, if any, that are designated as “Senior Notes” in the related Supplement. Notwithstanding the foregoing, the Series 2012-1 Notes shall be deemed to constitute “Senior Notes”.

Senior Series: Any Series of Senior Notes issued pursuant to a Supplement.

Senior Warehouse Notes: Any Series of Warehouse Notes that constitute Senior Notes.

Series: Any series of Notes established pursuant to a Supplement.

Series 2012-1 Notes: The Series 2012-1 Notes established pursuant to the Series 2012-1 Supplement.

Series 2012-1 Supplement: The Amended and Restated Series 2012-1 Supplement, dated as of the Restatement Date, between the Issuer and the Indenture Trustee, as such agreement may be amended, modified and restated from time to time in accordance with its terms.

Series Account: Any deposit, trust, escrow or similar account maintained for the benefit of the Noteholders of any Series or Class as specified in the related Supplement.

Series Enhancement: The rights and benefits provided to the Noteholders of any Series or Class pursuant to any surety bond, financial guaranty insurance policy, insurance agreement or other similar arrangement. The subordination of any Class to another Class shall not be deemed to be a Series Enhancement.

Series Enhancer: For each Series, the Person as set forth in the related Supplement then providing any Series Enhancement, other than the Noteholders of any Class which is subordinated to another Class.

Series Enhancer Expenses: For any Collection Period, an amount equal to all reasonable out-of-pocket expenses incurred by any Series Enhancer pursuant to the Related Documents.

Series Issuance Date: With respect to any Series, the date on which the Notes of such Series are to be originally issued in accordance with Section 1006 of this Indenture and the related Supplement.

Special Purpose Entity: A trust, partnership, corporation, exempted company with limited liability or other entity established and wholly-owned (directly or indirectly) by TL and/or one or more subsidiaries wholly-owned (directly or indirectly) by TL (each an “Entity”) to acquire Containers, leases, other related assets and proceeds of the foregoing, provided that:

(a) no portion of the indebtedness or any other obligations (contingent or otherwise) of such Entity (i) is guaranteed by TL or TGH (excluding guarantees of obligations pursuant to standard securitization undertakings), (ii) is recourse to or obligates TL or TGH in any way other than pursuant to standard securitization undertakings or (iii) subjects any property or asset of TL or TGH, directly or indirectly, contingently or otherwise, to the satisfaction of obligations of such Entity incurred in such transactions, other than pursuant to standard securitization undertakings;

(b) none of TL or TGH has any material contract, agreement, arrangement or understanding with such Entity other than on terms no less favorable to TL or TGH than those that might be obtained at the time from persons that are not affiliates of such Entity, other than fees payable in the ordinary course of business in connection with servicing and managing containers; provided that a sale of Containers at net book value shall be deemed to comply with this paragraph (b); and

(c) none of TL or TGH has any obligation to maintain or preserve the financial condition of such Entity or cause such Entity to achieve certain levels of operating results.

Notwithstanding the foregoing, each of TMCLIII and TMCLIV constitutes a Special Purpose Entity.

Standard & Poor’s: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

Step Up Warehouse Fee: The incremental fee (whether or not characterized as a fee in the relevant Related Documents) payable by the Issuer on the Warehouse Notes upon the occurrence and continuance of an Early Amortization Event or Event of Default.

Subordinate Advance Rate: The advance rate percentage for a Series of Subordinate Notes, as set forth in the Supplement for such Series.

Subordinate Asset Base: As of any date of determination, an amount equal to the excess (not less than zero) of (1) the sum of (a) an amount equal to the product of (i) the Subordinate Advance Rate and (ii) the Aggregate Net Book Value, determined as of such date of determination, (b) an amount equal to the sum of (x) the amount of cash and Eligible Investments then on deposit in the Restricted Cash Account and the L/C Cash Account on such date of determination and (y) the Aggregate Available Amount, in each case, after giving effect to all deposits to, withdrawals from the Restricted Cash Account and the L/C Cash Account, and draws on the Eligible Letter(s) of Credit on such date (c) any amount on deposit in any Pre-Funding Account as of such date, minus (2) the sum of the then unpaid principal balances on such date of determination of all Series of Senior Notes then Outstanding, such then unpaid principal balances to be determined after giving effect to (i) all advances of principal made by the Noteholders of Senior Notes on such date and (ii) principal payments actually paid in respect of Senior Notes by the Issuer to the Noteholders thereof on such date.

Subordinate Notes: With respect to any Series of Notes, those Note(s), if any, that are designated as “Subordinate Notes” in the related Supplement.

Subordinate Series: Any Series of Subordinate Notes issued pursuant to a Supplement.

Subordinate Supplemental Principal Payment Amount: With respect to any Series of Subordinate Notes on any Payment Date, one of the following:

(i) If on any Payment Date a Residual Deficiency shall exist and shall not have been waived by the Requisite Global Majority, an amount equal to the excess (if any) of (x) the unpaid principal balance of such Subordinate Notes (after giving effect to all payments of Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts actually paid on such Subordinate Notes on such Payment Date) over (y) the excess of (A) Subordinate Asset Base on such Payment Date less (B) the product of fifteen percent (15%) and the cumulative amount of all Sales Proceeds which have accrued since the date on which such Subordinate Residual Deficiency initially occurred; or

(ii) On any Payment Date not addressed in clause (i) above, an amount equal to the excess, if any, of (x) the then unpaid principal balance of such Subordinate Notes (after giving effect to all payments of Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts actually paid on such Subordinate Notes on such Payment Date), over (y) the Subordinate Asset Base on such Payment Date.

Subsidiary: A subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

Supplement: Any supplement to the Indenture executed in accordance with Article X of this Indenture.

Supplemental Principal Payment Amount: With respect to any Series of Senior Notes on any Payment Date, one of the following:

(i) If on any Payment Date a Residual Deficiency shall exist and shall not have been waived by the Requisite Global Majority, an amount equal to the excess (if any) of (x) the unpaid principal balance of such Senior Notes (after giving effect to all payments of Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts actually paid on such Senior Notes on such Payment Date) over (y) the excess of (A) Senior Asset Base on such Payment Date less (B) the product of fifteen percent (15%) and the cumulative amount of all Sales Proceeds which have accrued since the date on which such Residual Deficiency initially occurred; or

(ii) On any Payment Date not addressed in clause (i) above, an amount equal to the excess, if any, of (x) the then unpaid principal balance of such Senior Notes (after giving effect to all payments of Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts actually paid on such Senior Notes on such Payment Date), over (y) the Senior Asset Base on such Payment Date.

Supporting Obligation: Any “supporting obligation” as defined in Section 9-102(a)(77) of the UCC.

TEML: Textainer Equipment Management Limited, a company continued into and existing under the laws of Bermuda, and its successors and permitted assigns.

Term Lease: This term shall have the meaning set forth in the Management Agreement.

Term Note: Any Note that pays principal and interest on each Payment Date from and after its date of issuance.

Test Period: With respect to any Payment Date, the period of six consecutive calendar months ending on the last day of the calendar month immediately preceding the month in which such Payment Date occurs.

TEU: A twenty (20) foot equivalent unit, an industry standard measure based on the physical dimensions of a Container.

TGH: Textainer Group Holdings Limited, a company with limited liability incorporated under the laws of Bermuda, including its permitted successors and assigns.

TL: Textainer Limited, a company incorporated and existing under the laws of Bermuda, including its permitted successors and assigns.

TMCL III: Textainer Marine Containers Limited III, a company incorporated and existing under the laws of Bermuda, including its permitted successors and assigns.

TMCL IV: Textainer Marine Containers Limited IV, a company incorporated and existing under the laws of Bermuda, including its permitted successors and assigns.

Transferred Assets: (i) the “Transferred Assets” (as defined in the Container Sale Agreement) transferred by TL to the Issuer thereunder, and (ii) the “Transferred Assets” (as defined in each Container Transfer Agreement) transferred by a Special Purpose Entity to the Issuer thereunder.

Trust Account: The account or accounts established by the Indenture Trustee, in the name of the Indenture Trustee, for the benefit of the Noteholders, each Interest Rate Hedge Provider and each Series Enhancer pursuant to Section 302 hereof.

TUS: This term shall have the meaning set forth in the Management Agreement.

TUS Sublease Spread: This term shall have the meaning set forth in the Management Agreement.

TUS Sublease: This term shall have the meaning set forth in the Management Agreement.

TUS Sublessee: This term shall have the meaning set forth in the Management Agreement.

UCC: The Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Indenture Trustee’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

Unrestricted Book-Entry Notes: The permanent book-entry notes in fully registered form without coupons that are exchangeable for Regulation S Temporary Book-Entry Notes after the expiration of the 40-day distribution compliance period and which will be registered with the Depositary.

U.S. Lease Contract: The Container Management Streamlining Contract (Contract No. DAMTO1-03-D-0173) effective as of June 24, 2003, between TEML (US) and The Surface Deployment and Distribution Command (f/k/a The Military Traffic Management Command), as such agreement may be further amended, supplemented or modified from time to time in accordance with its terms.

Warehouse Note: Any Series of Notes that has a revolving period during which periodic payments of principal are not scheduled to be paid.

Warehouse Note Increased Interest: The incremental interest payable by the Issuer on the Warehouse Notes upon the occurrence of a Conversion Event.

Warranty Purchase Amount: With respect to any Container, (i) the “Warranty Purchase Amount” (as defined in each Container Sale Agreement) or (ii) the sum of the “Agreed Values” (as defined in each Container Transfer Agreement) of “Non-Conforming Assets” (as defined in each Container Transfer Agreement) owned by the Issuer, as applicable.

Weighted Average Age: For any date of determination shall be equal to the quotient of (A) the sum of the products of (i) the age in years (determined from the date of the initial sale thereof by the manufacturer) of each Managed Container being evaluated, multiplied by (ii) the Net Book Value of such Managed Container being evaluated, divided by (B) the sum of the Net Book Values of all Managed Containers being evaluated.

Wells Fargo Securities: Wells Fargo Securities, LLC, a Delaware limited liability company, and its permitted successors and assigns.

Section 102. Other Definitional Provisions.

(a) With respect to any Series, all terms used herein and not otherwise defined herein shall have meanings ascribed to them in the related Supplement.

(b) All terms defined in this Indenture shall have the defined meanings when used in any agreement, certificate or other document made or delivered pursuant hereto, including any Supplement, unless otherwise defined therein.

(c) As used in this Indenture and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Indenture or in any such certificate or other document, and accounting terms partly defined in this Indenture or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP, consistently applied. To the extent that the definitions of accounting terms in this Indenture or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Indenture or in any such certificate or other document shall control.

(d) With respect to any Collection Period, the “related Record Date,” the “related Determination Date,” and the “related Payment Date,” shall mean the Record Date occurring on the last Business Day of such Collection Period and the Determination Date and Payment Date occurring in the month immediately following the end of such Collection Period.

(e) With respect to any Series of Notes, the “related Supplement” shall mean the Supplement pursuant to which such Series of Notes is issued and the “related Series Enhancer” shall mean the Series Enhancer for such Series of Notes.

(f) References to the Manager’s financial statements shall mean the financial statements of the Manager and its consolidated Subsidiaries.

(g) With respect to any ratio analysis required to be performed as of the most recently completed fiscal quarter, the most recently completed fiscal quarter shall mean the fiscal quarter for which financial statements were required hereunder to have been delivered.

(h) With respect to the calculation of any financial ratio set forth in this Indenture or any other Related Document, the components of such calculations are to be determined in accordance with GAAP, consistently applied, with respect to the Issuer or the Manager, as the case may be.

Section 103. Computation of Time Periods.

Unless otherwise stated in this Indenture or any Supplement issued pursuant to the terms hereof, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 104. Statutory References.

References in this Indenture and any other Related Document to any section of the UCC shall mean, on or after the effective date of adoption of any revision to the UCC in the applicable jurisdiction, such revised or successor section thereto.

Section 105. Duties of Administrative Agent and Manager Transfer Facilitator.

All of the duties and responsibilities of the Administrative Agent and Manager Transfer Facilitator set forth in this Indenture, any Supplement or any other Related Document issued pursuant hereto are subject in all respects to the terms and conditions of the Administration Agreement and the Manager Transfer Facilitator Agreement, respectively. Each of the Issuer, the Indenture Trustee and, by acceptance of its Notes, each Noteholder hereby acknowledges the terms of the Administration Agreement and the Manager Transfer Facilitator Agreement, respectively, and agrees to cooperate with the Administrative Agent and the Manager Transfer Facilitator in their execution of its respective duties and responsibilities.

ARTICLE II

THE NOTES

Section 201. Authorization of Notes.

(a) The number of Series or Classes of Notes which may be created by this Indenture is not limited; provided, however, that, the issuance of any Series of Notes shall not result in, or with the giving of notice or the passage of time or both would result in, the occurrence of an Early Amortization Event. The aggregate principal amount of Notes of each Series which may be issued, authenticated and delivered under this Indenture is not limited except as shall be set forth in any Supplement and as restricted by the provisions of this Indenture.

(b) The Notes issuable under this Indenture shall be issued in such Series, and such Class or Classes within a Series, as may from time to time be created by a Supplement pursuant to this Indenture. Each Series shall be created by a different Supplement and shall be designated to differentiate the Notes of such Series from the Notes of any other Series.

(c) Upon satisfaction of and compliance with the requirements and conditions to closing set forth in the related Supplement, Notes of the Series to be executed and delivered on a particular Series Issuance Date pursuant to such related Supplement, may be executed by the Issuer and delivered to the Indenture Trustee for authentication following the execution and delivery of the related Supplement creating such Series or from time to time thereafter, and the Indenture Trustee shall authenticate and deliver Notes upon an Issuer request set forth in an Officer’s Certificate of the Issuer signed by one of its Authorized Signatories, without further action on the part of the Issuer.

Section 202. Form of Notes; Book-Entry Notes.

(a) Notes of any Series or Class may be issued, authenticated and delivered, at the option of the Issuer, as Regulation S Book-Entry Notes, Rule 144A Book-Entry Notes, or as Definitive Notes or as may otherwise be set forth in a Supplement and shall be substantially in the form of the exhibits attached to the related Supplement. Notes of each Series shall be dated the date of their authentication and shall bear interest at such rate, be payable as to principal, premium, if any, and interest on such date or dates, and shall contain such other terms and provisions as shall be established in the related Supplement. Except as otherwise provided in any Supplement, the Notes shall be issued in minimum denominations of $250,000 and in integral multiples of $250,000 in excess thereof; provided that one Note of each Class may be issued in a nonstandard denomination.

(b) If the Issuer shall choose to issue Regulation S Book-Entry Notes or Rule 144A Book-Entry Notes, such notes shall be issued in the form of one or more Regulation S Book-Entry Notes or one or more Rule 144A Book-Entry Notes which (i) shall represent, and shall be denominated in an aggregate amount equal to, the aggregate principal amount of all Notes to be issued hereunder, (ii) shall be delivered as one or more Notes held by the Book-Entry Custodian, or, if appointed to hold such Notes as provided below, the Notes shall be registered in the name of the Depositary or its nominee, (iii) shall be substantially in the form of the exhibits attached to the related Supplement, with such changes therein as may be necessary to reflect that each such Note is a Book-Entry Note, and (iv) shall each bear a legend substantially to the effect included in the form of the exhibits attached to the related Supplement.

(c) Notwithstanding any other provisions of this Section 202 or of Section 205, unless and until a Book-Entry Note is exchanged in whole for Definitive Notes, a Book-Entry Note may be transferred, in whole, but not in part, and in the manner provided in this Section 202, only by (i) the Depositary to a nominee of such Depositary, or (ii) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (iii) by such Depositary or any such nominee to a successor Depositary selected or approved by the Issuer or to a nominee of such successor Depositary or in the manner specified in Section 202(d). The Depositary shall order the Note Registrar to authenticate and deliver any Book-Entry Notes and any Book-Entry Note for each Class of Notes having an aggregate initial outstanding principal balance equal to the initial outstanding balance of such Class. Noteholders shall hold their respective Ownership Interests in and to such Notes through the book-entry facilities of the Depositary. Without limiting the foregoing, any Book-Entry Noteholders shall hold their respective Ownership Interests, if any, in Book-Entry Notes only through Depositary Participants.

(d) If (i) the Issuer elects to issue Definitive Notes, (ii) the Depositary for the Notes represented by one or more Book-Entry Notes at any time notifies the Issuer that it is unwilling or unable to continue as Depositary of the Notes or if at any time the Depositary shall no longer be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, and a successor Depositary is not appointed or approved by the Issuer within 90 days after the Issuer receives such notice or becomes aware of such condition, as the case may be, (iii) the Indenture Trustee, at the written direction of the Noteholders representing more than 50% of the outstanding principal balance of the Notes, elects to terminate the book-entry system through the Depositary or (iv) after an Event of Default or a Manager Default, Noteholders notify the Depositary, or Book-Entry Custodian, as the case may be, in writing that the continuation of a book-entry system through the Depositary, or the Book-Entry Custodian, as the case may be, is no longer in the Noteholders’ best interest, upon the request of the Noteholders, the Issuer will promptly execute, and the Indenture Trustee, upon receipt of an Officer’s Certificate evidencing such determination by the Issuer, will promptly authenticate and make available for delivery, Definitive Notes, in authorized denominations and in an aggregate principal amount equal to the principal amount of the Book-Entry Note then outstanding in exchange for such Book-Entry Note or as an original issuance of Notes and this Section 202(d) shall no longer be applicable to the Notes. Upon the exchange of the Book-Entry Notes for such Definitive Notes without coupons, in authorized denominations, such Book-Entry Notes shall be canceled by the Indenture Trustee. All Definitive Notes shall be issued without coupons. Such Definitive Notes issued in exchange of the Book-Entry Notes pursuant to this Section 202(d) shall be registered in such names and in such authorized denominations as the Depositary, in the case of an exchange, or the Note Registrar, in the case of an original issuance, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Indenture Trustee. The Indenture Trustee may conclusively rely on any such instructions furnished by the Depositary or the Note Registrar, as the case may be, and shall not be liable for any delay in delivery of such instructions. The Indenture Trustee shall make such Notes available for delivery to the Persons in whose names such Notes are so registered.

(e) As long as the Notes outstanding are represented by one or more Book-Entry Notes:

(i) the Note Registrar and the Indenture Trustee may deal with the Depositary for all purposes (including the payment of principal of and interest on the Notes) as the authorized representative of the Noteholders;

(ii) the rights of Noteholders shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such Noteholders and the Depositary and/or the Depositary Participants. Unless and until Definitive Notes are issued, the Depositary will make book-entry transfers among the Depositary Participants and receive and transmit payments of principal of, and interest on, the Notes to such Depositary Participants; and

(iii) whenever this Indenture requires or permits actions to be taken based upon instructions or directions of Holders of Notes evidencing a specified percentage of the voting rights of a particular series, the Depositary shall be deemed to represent such percentage only to the extent that it has received instructions to such effect from Noteholders and/or Depositary Participants owning or representing, respectively, such required percentage of the beneficial interest in the Notes (or Class of Notes) and has delivered such instruction to the Indenture Trustee.

(f) Whenever a notice or other communication to the Noteholders is required under this Indenture, unless and until Definitive Notes have been issued to Noteholders, the Indenture Trustee shall give all such notices and communications to the Depositary.

(g) The Indenture Trustee is hereby initially appointed as the Book-Entry Custodian and hereby agrees to act as such in accordance with the agreement that it has with the Depositary authorizing it to act as such. The Book-Entry Custodian may, and, if it is no longer qualified to act as such, the Book-Entry Custodian shall, appoint, by written instrument delivered to the Issuer and the Depositary, any other transfer agent (including the Depositary or any successor Depositary) to act as Book-Entry Custodian under such conditions as the predecessor Book-Entry Custodian and the Depositary or any successor Depositary may prescribe, provided that the predecessor Book-Entry Custodian shall not be relieved of any of its duties or responsibilities by reason of any such appointment of other than the Depositary. If the Indenture Trustee resigns or is removed in accordance with the terms hereof, the successor Indenture Trustee or, if it so elects, the Depositary shall immediately succeed to its predecessor’s duties as Book-Entry Custodian. The Issuer shall have the right to inspect, and to obtain copies of, any Notes held as Book-Entry Notes by the Book-Entry Custodian.

(h) The provisions of Section 205(i) shall apply to all transfers of Definitive Notes, if any, issued in respect of Ownership Interests in the Rule 144A Book-Entry Notes.

(i) No transfer of any Note or interest therein shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. If a transfer of any Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance thereof or a transfer thereof by the Depositary or one of its Affiliates), then the Note Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either: (i) a certificate from such Noteholder substantially in the form attached as Exhibit C hereto or such other certification reasonably acceptable to the Indenture Trustee and a certificate from such Noteholder’s prospective transferee substantially in the form attached as Exhibit C hereto or such other certification reasonably acceptable to the Indenture Trustee; or (ii) an Opinion of Counsel satisfactory to the Indenture Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Issuer or any Affiliate thereof or of the Depositary, the Manager or Affiliate thereof, the Indenture Trustee or the Note Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer and/or such Noteholder’s prospective transferee on which such Opinion of Counsel is based. If such a transfer of any interest in a Book-Entry Note is to be made without registration under the Securities Act, the transferor will be deemed to have made each of the representations and warranties set forth on Exhibit C hereto in respect of such interest as if it was evidenced by a Definitive Note and the transferee will be deemed to have made each of the representations and warranties set forth in Exhibit C hereto in respect of such interest as if it was evidenced by a Definitive Note. None of the Depositary, the Issuer, the Indenture Trustee or the Note Registrar is obligated to register or qualify any Class of Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositary, the Issuer, the Indenture Trustee and the Note Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

Section 203. Execution, Recourse Obligation.

The Notes shall be executed on behalf of the Issuer by an Authorized Signatory of the Issuer. The Notes shall be dated the date of their authentication by the Indenture Trustee.

In case any Authorized Signatory of the Issuer whose signature shall appear on the Notes shall cease to be an Authorized Signatory of the Issuer before the authentication by the Indenture Trustee and delivery of such Notes, such signature or facsimile signature shall nevertheless be valid and sufficient for all purposes.

All Notes and the interest thereon shall be full recourse obligations of the Issuer and shall be secured by all of the Issuer’s right, title and interest in the Collateral. The Notes shall never constitute obligations of the Indenture Trustee, the Manager, the Sellers or of any shareholder or any Affiliate of any Seller (other than the Issuer) or any member or shareholder of the Issuer, or any officers, directors, employees or agents of any thereof, and no recourse may be had under or upon any obligation, covenant or agreement of this Indenture, any Supplement or of any Notes, or for any claim based thereon or otherwise in respect thereof, against any incorporator or against any past, present, or future owner, partner of an owner or any officer, employee or director thereof or of any successor entity, or any other Person, either directly or through the Issuer, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed that this Indenture and the obligations issued hereunder are solely obligations of the Issuer, and that no such personal liability whatever shall attach to, or is or shall be incurred by, any other Person under or by reason of this Indenture, any Supplement or any Notes or implied therefrom, or for any claim based thereon or in respect thereof, all such liability and any and all such claims being hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of such Notes. Except as provided in any Supplement, no Person other than the Issuer shall be liable for any obligation of the Issuer under this Indenture or any Note or any losses incurred by any Noteholder.

Section 204. Certificate of Authentication.

No Notes shall be secured hereby or entitled to the benefit hereof or shall be or become valid or obligatory for any purpose unless there shall be endorsed thereon a certificate of authentication by the Indenture Trustee, substantially in the form set forth in the form of Note attached to the related Supplement. Such certificate on any Note issued by the Issuer shall be conclusive evidence and the only competent evidence that it has been duly authenticated and delivered hereunder.

At the written direction of the Issuer, the Indenture Trustee shall authenticate and deliver the Notes. It shall not be necessary that the same Authorized Signatory of the Indenture Trustee execute the certificate of authentication on each of the Notes.

Section 205. Registration; Registration of Transfer and Exchange of Notes.

(a) The Indenture Trustee shall keep at its Corporate Trust Office books for the registration and transfer of the Notes (the “Note Register”). The Issuer hereby appoints the Indenture Trustee as its registrar (the “Note Registrar”) and transfer agent to keep such books and make such registrations and transfers as are hereinafter set forth in this Section 205 and also authorizes and directs the Indenture Trustee to provide a copy of such registration record to each of the Administrative Agent and the Manager upon their request. The names and addresses of the Holders of all Notes and all transfers of, and the names and addresses of the transferee of, all Notes will be registered in such Note Register. The Person in whose name any Note is registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Indenture, and the Indenture Trustee, the related Series Enhancer and the Issuer shall not be affected by any notice or knowledge to the contrary. The related Series Enhancer and, if a Person other than the Indenture Trustee is appointed by the Issuer to maintain the Note Register, the Indenture Trustee shall have the right to inspect the Note Register at all reasonable times and to obtain copies thereof and the Indenture Trustee shall have the right to conclusively rely upon a certificate executed on behalf of the Note Registrar by an officer thereof as to the names and addresses of the Noteholders and the principal amounts and number of such Notes. If a Person other than the Indenture Trustee is appointed by the Issuer to maintain the Note Register, the Issuer will give the Indenture Trustee and the Administrative Agent prompt written notice of such appointment and of the location, and any change in the location, of the successor note registrar.

(b) Payments of principal, premium, if any, and interest on any Note shall be payable on each Payment Date only to the registered Holder thereof on the Record Date immediately preceding such Payment Date. The principal of, premium, if any, and interest on each Note shall be payable at the Corporate Trust Office in immediately available funds in such coin or currency of the United States of America as at the time for payment shall be legal tender for the payment of public and private debts. Except as set forth in any Supplement, all interest payable on the Notes shall be computed on the basis of a 360-day year for the actual number of days which have elapsed in the relevant calculation period. Notwithstanding the foregoing or any provision in any Note to the contrary, if so requested by the registered Holder of any Note by written notice to the Indenture Trustee, all amounts payable to such registered Holder may be paid either (i) by crediting the amount to be distributed to such registered Holder to an account maintained by such registered Holder with the Indenture Trustee or by transferring such amount by wire to such other bank in the United States, including a Federal Reserve Bank, as shall have been specified in such notice, for credit to the account of such registered Holder maintained at such bank, or (ii) by mailing a check to such address as such Holder shall have specified in such notice, in either case without any presentment or surrender of such Note to the Indenture Trustee at the Corporate Trust Office.

(c) All payments on the Notes shall be paid to the Noteholders reflected in the Note Register as of the related Record Date by wire transfer of immediately available funds for receipt prior to 2:00 p.m. (New York City time) on the related Payment Date. Any payments received by the Noteholders after 2:00 p.m. (New York City time) on any day shall be considered to have been received on the next succeeding Business Day; provided, however, that if the Issuer has deposited the required funds with the Indenture Trustee by 1:00 p.m. (New York City time), on such date, then the Issuer, upon receipt by the Noteholders of such payment, shall be deemed to have made such payment at the time so required. Notwithstanding the foregoing or any provision in any Note to the contrary, if so requested by the registered Noteholder by written notice to the Indenture Trustee, all amounts payable to such registered Noteholder may be paid by mailing on the related Payment Date a check to such address as such Noteholder shall have specified in such notice, in either case without any presentment or surrender of such Note to the Indenture Trustee at the Corporate Trust Office.

(d) Upon surrender for registration of transfer of any Note at the Corporate Trust Office, the Issuer shall execute and the Indenture Trustee, upon written request, shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same class, of any authorized denominations and of a like aggregate original principal amount.

(e) All Notes issued upon any registration of transfer or exchange of Notes shall be the legal, valid and binding obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture and any Supplement, as the Notes surrendered upon such registration of transfer or exchange.

(f) Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Indenture Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Indenture Trustee duly executed, by the Holder thereof or his attorney duly authorized in writing.

(g) Any service charge, fees or expenses made or expense incurred by the Indenture Trustee for any such registration, discharge from registration or exchange referred to in this Section 205 shall be paid by the Noteholder. The Indenture Trustee or the Issuer may require payment by the Holder of a sum sufficient to cover any tax expense or other governmental charge payable in connection therewith.

(h) If Notes are issued or exchanged in definitive form under Section 202, such Notes will not be registered by the Indenture Trustee unless each prospective initial Noteholder acquiring a Note, each prospective transferee acquiring a Note and each prospective owner (or transferee thereof) of a beneficial interest in Notes (each, a “Prospective Owner”) acquiring such beneficial interest provides the Manager, the Issuer, the Indenture Trustee and any successor Manager with a written representation that the statement in either subsection (1) or (2) of Section 208 is an accurate representation as to all sources of funds to be used to pay the purchase price of the Notes.

(i) No transfer of a Note shall be deemed effective unless (x) the transference of such Note is not to a Competitor and (y) the registration and prospectus delivery requirements of Section 5 of the Securities Act and any applicable state securities laws are complied with, or such transfer is exempt from the registration and prospectus delivery requirements under said Securities Act and laws. In the event that a transfer is to be made without registration or qualification, such Noteholder’s prospective transferee shall deliver to the Indenture Trustee an investment letter substantially in the form of Exhibit C hereto (the “Purchaser Letter”). Neither the Indenture Trustee nor the Issuer is under any obligation to register the Notes under the Securities Act or any other securities law or to bear any expense with respect to such registration by any other Person or monitor compliance of any transfer with the securities laws of the United States regulations promulgated in connection thereto or ERISA.

Section 206. Mutilated, Destroyed, Lost and Stolen Notes.

(a) If (i) any mutilated Note is surrendered to the Indenture Trustee, or the Indenture Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Indenture Trustee such security or indemnity as it and the Issuer may require to hold the Issuer, the Manager and the Indenture Trustee harmless, then the Issuer shall execute and the Indenture Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a replacement Note of the same Series and Class and maturity and of like terms as the mutilated, destroyed, lost or stolen Note; provided, however, that if any such destroyed, lost or stolen Note, but not a mutilated Note, shall have become, or within seven days shall be due and payable, the Issuer may pay such destroyed, lost or stolen Note when so due or payable instead of issuing a replacement Note.

(b) If, after the delivery of such replacement Note, or payment of a destroyed, lost or stolen Note pursuant to the proviso to the preceding sentence, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment such original Note, the Issuer and the Indenture Trustee shall be entitled to recover upon the security or indemnity provided therefor to the extent of any and all loss, damage, cost or expense incurred by the Issuer or the Indenture Trustee in connection therewith.

(c) The Indenture Trustee and the Issuer may, for each new Note authenticated and delivered under the provisions of this Section 206, require the advance payment by the Noteholder of the expenses, including counsel fees, service charges and any tax or governmental charge which may be incurred by the Indenture Trustee or the Issuer. Any Note issued under the provisions of this Section 206 in lieu of any Note alleged to be destroyed, mutilated, lost or stolen, shall be equally and proportionately entitled to the benefits of this Indenture with all other Notes of the same Series and Class. The provisions of this Section 206 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 207. Delivery, Retention and Cancellation of Notes.

Each Noteholder is required, and hereby agrees, to return to the Indenture Trustee on or prior to the Legal Final Payment Date (or, if earlier, the date on which the unpaid principal balance of, and accrued interest and other amounts related to, the applicable Series of Notes shall have been paid in full (for example, pursuant to a refinancing of the Notes of the applicable Series or pursuant to the exercise of remedies under Article VIII hereof)), any Note on which the final payment due thereon has been made for the related Series of Notes. Any such Note as to which the Indenture Trustee has made or holds the final payment thereon shall be deemed canceled and unless any unreimbursed payment on such Note has been made by a Series Enhancer, shall no longer be Outstanding for any purpose of this Indenture, whether or not such Note is ever returned to the Indenture Trustee. Matured Notes delivered upon final payment to the Indenture Trustee and any Notes transferred or exchanged for other Notes shall be canceled and disposed of by the Indenture Trustee in accordance with its policy of disposal and the Indenture Trustee shall promptly deliver to the Issuer such canceled Notes upon reasonable prior written request. If the Indenture Trustee shall acquire, for its own account, any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes. If the Issuer shall acquire any of the Notes, such acquisition shall operate as a redemption or satisfaction of the indebtedness represented by such Notes. Notes which have been canceled by the Indenture Trustee shall be deemed paid and discharged for all purposes under this Indenture.

Section 208. ERISA Deemed Representations.

Unless otherwise specified in any applicable Supplement, each prospective initial Noteholder acquiring Notes and each Prospective Owner will be deemed to have represented by such purchase to Wells Fargo Securities, LLC, as the initial purchaser of the Notes, the Issuer, the Indenture Trustee, the Manager and any successor Manager that either (1) it is not acquiring the Notes with the assets of a Plan; or (2) the acquisition and holding of the Notes will not give rise to a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code.

Section 209. FATCA.

The Issuer represents, warrants and covenants to the Indenture Trustee that, (i) to the best of the Issuer’s knowledge, the Indenture Trustee is not obligated in respect of any payments to be made by it pursuant to this Indenture, to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations or agreements thereunder or official interpretations thereof (“FATCA Withholding Tax”); (ii) the Issuer will require the Noteholders to collect and provide the Noteholder FATCA Information to the Issuer; and (iii) to the extent the Issuer determines that FATCA Withholding Tax is applicable, it will promptly notify the Indenture Trustee of such fact. The Issuer will provide the Noteholder FATCA Information to the Indenture Trustee upon request. Each holder of a Note or an interest therein, by acceptance of such Note or such interest in such Note, will be deemed to have agreed to provide the Indenture Trustee with the Noteholder Tax Identification Information and, to the extent FATCA Withholding Tax is applicable, the Noteholder FATCA Information. In addition, each holder of a Note will be deemed to understand that the Indenture Trustee has the right to withhold interest payable with respect to the Note (without any corresponding gross-up) on any beneficial owner of an interest in a Note that fails to comply with the foregoing requirements.

ARTICLE III

PAYMENT OF NOTES; STATEMENTS TO NOTEHOLDERS

Section 301. Principal and Interest.

Distributions of principal, premium, if any, and interest on any Series or Class of Notes shall be made to Noteholders of each Series and Class as set forth in Section 302 of this Indenture and the related Supplement. The maximum Overdue Rate for any Note under any Series shall be equal to the sum of (i) two percent (2.00%) per annum, plus (ii) the interest rate for such Note prior to the occurrence of the relevant Event of Default. If interest or principal amounts are paid by a Series Enhancer, then the Overdue Rate shall be owed to such Series Enhancer and shall not be paid to applicable Noteholders of such Series unless the related Series Enhancer has failed to make payment of such amounts in accordance with the terms of any applicable Enhancement Agreement. Except as set forth in any Supplement, all interest and fees payable on, or with respect to, the Notes shall be computed on the basis of a 360-day year for the actual number of days which have elapsed in the relevant calculation period.

Section 302. Trust Account.

(a) On or prior to the Closing Date, the Indenture Trustee shall establish and maintain the Trust Account into which the following amounts shall be deposited: all (i) Collections, (ii) Warranty Purchase Amounts and (iii) other payments required by this Indenture and other Related Documents to be deposited therein. Such Trust Account shall initially be established and maintained with the Corporate Trust Office in trust for the Indenture Trustee, on behalf of the Noteholders, each Interest Rate Hedge Provider and each Series Enhancer, and shall be maintained until the Aggregate Outstanding Obligations are paid in full. The Trust Account shall at all times be an Eligible Account and shall be pledged to the Indenture Trustee pursuant to the terms of this Indenture. The Issuer shall not establish any additional Trust Accounts without prior written notice to the Indenture Trustee and without the prior written consent of the Requisite Global Majority.

(b) The Issuer shall cause the Manager to deposit funds into the Trust Account at the times and in the amounts required pursuant to the terms of the Management Agreement. So long as no Event of Default, Manager Default or an Early Amortization Event of the type described in clauses (1), (2), (3), (4), (5) or (9) of Section 1201 of this Indenture shall have occurred and then be continuing, the Manager shall be permitted to request the Indenture Trustee to withdraw from amounts on deposit in the Trust Account, or otherwise net out, from amounts otherwise required to be deposited into the Trust Account pursuant to Section 302(a) the amount of any Management Fees or Management Fee Arrearage that would otherwise be due and payable on the immediately succeeding Payment Date.

(c) On each Determination Date, the Manager, pursuant to the Management Agreement, shall prepare and deliver to the Issuer, the Indenture Trustee, each Interest Rate Hedge Provider, each Series Enhancer and the Administrative Agent, the Manager Report. On each Payment Date, the Indenture Trustee, based on the Manager Report (provided that, in the absence of any Manager Report, the Indenture Trustee shall distribute all funds available for distribution in accordance with written instructions from the Administrative Agent (with a copy to the Issuer, each Series Enhancer, each Interest Rate Hedge Provider and the Administrative Agent) and shall hold until delivery of such Manager Report (i) any funds otherwise payable to the Issuer and (ii) any other amounts which the Administrative Agent is unable to ascertain or allocate to a specific payment priority set forth in this Indenture), shall distribute funds in an amount equal to the Available Distribution Amount to the following Persons in the following order of priority:

(I) On each Payment Date, if neither an Early Amortization Event nor an Event of Default shall have occurred and then be continuing, the Indenture Trustee will make the following payments from the Available Distribution Amount then on deposit in the Trust Account to the following Persons in the following order of priority:

(1) To the Indenture Trustee by wire transfer of immediately available funds (not to exceed $20,000 annually for each Series of Notes then Outstanding at any time Wells Fargo Bank, National Association, is acting as Indenture Trustee), all Indenture Trustee Fees then due and payable for all Series then Outstanding;

(2) To the Manager, any unpaid Management Fees and any Management Fee Arrearages to the extent not withheld by the Manager in accordance with the terms of the Management Agreement;

(3) To the Issuer and the Series Enhancer, pro rata, to pay Issuer Expenses (in an aggregate amount not to exceed $250,000 annually) and Series Enhancer Expenses (in an aggregate amount not to exceed $250,000 annually) to the extent such payments would not result in the occurrence of an Early Amortization Event or an Event of Default;

(4) To the Manager Transfer Facilitator, the amount of any Manager Transfer Facilitator Fee (including any reimbursements payable to the Manager Transfer Facilitator pursuant to the Manager Transfer Facilitator Agreement);

(5) In payment of the following amounts on a pro rata basis: (A) to the Administrative Agent, the amount of Administrative Agent Fee (and any arrearages thereof) then due and payable and (B) to each Series Enhancer, any Premium payments then due and payable;

(6) To each Interest Rate Hedge Provider on a pro rata basis (based on amounts then due and payable under all Interest Rate Hedge Agreements), all scheduled payments and interest thereon (but excluding termination payments thereunder) then due and payable under the related Interest Rate Hedge Agreement and the amount of any arrearages thereof;

(7) In payment of the following amounts on a pro rata basis: (A) to each Series Account for each Series of Senior Notes then Outstanding on a pro rata basis (based on respective amounts then due), an amount equal to the Interest Payments then due and payable for such Series of Senior Notes, (B) to each Letter of Credit Provider, on a pro rata basis, all Letter of Credit Fees (but not to exceed the Maximum Letter of

Credit Fee) then due and payable, and (C) to each Series Enhancer with respect to Senior Notes, any Reimbursement Amounts then due and payable in respect of Interest Payments for such Senior Notes paid by such Series Enhancer (including interest thereon at the rate specified in the Insurance Agreement or the related Supplement) and any arrearages of Premium payments then due and payable to such Series Enhancer with respect to such Senior Notes (including interest thereon at the rate specified in the Insurance Agreement or the related Supplement);

(8) To each Series Account for each Series of Subordinate Notes then Outstanding, an amount equal to the Interest Payments then due and payable for such Series of Subordinate Notes;

(9) First to the Restricted Cash Account, the amount (if any) necessary to restore amounts on deposit therein to the Restricted Cash Amount for such Payment Date and then to each Letter of Credit Provider, on a pro rata basis, for reimbursement of unpaid draws on the Letter of Credit issued by such Letter of Credit Provider;

(10) To the Series Account for each Series of Senior Notes then Outstanding and subject to the provisions of Section 302(d), an amount equal to the Minimum Principal Payment Amounts then due and payable for such Series;

(11) To the Series Account for each Series of Senior Notes then Outstanding and subject to the provisions of Section 302(d), an amount equal to the Scheduled Principal Payment Amounts then due and payable for such Series;

(12) To the Series Account for each Series of Senior Notes in accordance with the provisions of Section 302(e) hereof, an amount equal to the Supplemental Principal Payment Amount then due and payable;

(13) To each Interest Rate Hedge Provider on a pro rata basis (based on amounts then due and payable under all Interest Rate Hedge Agreements), all remaining amounts then due and payable under the related Interest Rate Hedge Agreement (after giving effect to clause (6) above);

(14) To each Series Account for each Series of Senior Notes then Outstanding on a pro rata basis (based on respective amounts then due), an amount equal to all other amounts then due and payable to the Noteholders of such Series and the related Series Enhancer, including, without limitation, Step Up Warehouse Fees, Default Interest, increased costs, taxes and indemnity payments identified in the related Supplement;

(15) To the Series Account for each Series of Subordinate Notes then Outstanding and subject to the provisions of Section 302(d), an amount equal to the Minimum Principal Payment Amounts then due and payable for such Series;

(16) To the Series Account for each Series of Subordinate Notes then Outstanding and subject to the provisions of Section 302(d), an amount equal to the Scheduled Principal Payment Amounts then due and payable for such Series;

(17) To the Series Account for each Series of Subordinate Notes in accordance with the provisions of Section 302(e) hereof, an amount equal to the Subordinate Supplemental Principal Payment Amount then due and payable;

(18) To each Series Account for each Series of Subordinate Notes then Outstanding on a pro rata basis (based on respective amounts then due), an amount equal to all other amounts then due and payable to the Noteholders of such Series and the related Series Enhancer, including, without limitation, Step Up Warehouse Fees, Warehouse Note Increased Interest, Default Interest, increased costs, taxes and indemnity payments identified in the related Supplement;

(19) To the Manager, the amount of any unreimbursed Manager Advances;

(20) To the Indenture Trustee, the amount of any unpaid Indenture Trustee Indemnified Amounts;

(21) To the officers and directors of the Issuer, the amount of any unpaid indemnification payments then due and payable to them by the Issuer;

(22) To the Manager in the amount of any unpaid indemnification payments payable to the Manager pursuant to Section 18.1 of the Management Agreement; and

(23) To the Issuer (or its designee), any remaining Available Distribution Amount.

(II) On each Payment Date, if an Early Amortization Event shall have occurred and then be continuing with respect to any Series then Outstanding, but no Event of Default has occurred and is continuing, the Indenture Trustee will make the following payments from the Available Distribution Amount then on deposit in the Trust Account to the following Persons in the following order of priority:

(1) To the Indenture Trustee by wire transfer of immediately available funds (not to exceed $20,000 annually for each Series of Notes then Outstanding at any time Wells Fargo Bank, National Association, is acting as Indenture Trustee), all Indenture Trustee Fees then due and payable for all Series then Outstanding;

(2) To the Manager, any unpaid Management Fees and any Management Fee Arrearages to the extent not withheld by the Manager in accordance with the terms of the Management Agreement;

(3) To the Issuer and the Series Enhancer, pro rata, to pay Issuer Expenses (in an aggregate amount not to exceed $250,000 annually) and Series Enhancer Expenses (in an aggregate amount not to exceed $250,000 annually) to the extent such payments would not result in the occurrence of an Event of Default;

(4) To the Manager Transfer Facilitator, the amount of any Manager Transfer Facilitator Fee (including any reimbursements payable to the Manager Transfer Facilitator pursuant to the Manager Transfer Facilitator Agreement);

(5) In payment of the following amounts on a pro rata basis: (A) to the Administrative Agent, the amount of Administrative Agent Fee (and any arrearages thereof) then due and payable, and (B) to each Series Enhancer, any Premium payments then due and payable;

(6) To each Interest Rate Hedge Provider on a pro rata basis (based on amounts then due and payable under all Interest Rate Hedge Agreements), all scheduled payments and interest thereon (but excluding termination payments thereunder) then due and payable under the related Interest Rate Hedge Agreement and the amount of any arrearages thereof;

(7) In payment of the following amounts on a pro rata basis: (A) to each Series Account for each Series of Senior Notes then Outstanding on a pro rata basis (based on respective amounts then due), an amount equal to the Interest Payments then due and payable for such Series of Senior Notes, and (B) to each Letter of Credit Provider, on a pro rata basis, all Letter of Credit Fees (but not to exceed the Maximum Letter of Credit Fee) then due and payable, and (C) to each Series Enhancer with respect to Senior Notes, any Reimbursement Amounts then due and payable in respect of Interest Payments for such Senior Notes paid by such Series Enhancer (including interest thereon at the rate specified in the Insurance Agreement or the related Supplement) and any arrearages of Premium payments then due and payable to such Series Enhancer with respect to such Senior Notes (including interest thereon at the rate specified in the Insurance Agreement or the related Supplement);

(8) To each Series Account for each Series of Subordinate Notes then Outstanding, an amount equal to the Interest Payments then due and payable for such Series of Subordinate Notes;

(9) First to the Restricted Cash Account, the amount (if any) necessary to restore amounts on deposit therein to the Restricted Cash Amount for such Payment Date and then to each Letter of Credit Provider, on a pro rata basis, for reimbursement of unpaid draws on the Letter of Credit issued by such Letter of Credit Provider;

(10) To the Series Account for each Series of Senior Notes then Outstanding and subject to the provisions of Section 302(d) hereof, an amount equal to the Minimum Principal Payment Amounts then due and payable for such Series;

(11) To the Series Account for each Series of Senior Notes then Outstanding and subject to the provisions of Section 302(d) hereof, an amount equal to the Scheduled Principal Payment Amounts then due and payable for such Series;

(12) To the Series Account for each Series of Senior Notes then Outstanding (other than the Series Account for any Series of Senior Warehouse Notes for which a Conversion Event has not occurred) on a pro rata basis (based on the unpaid principal balance then Outstanding), all remaining Available Distribution Amount until the principal balance of all Senior Notes then Outstanding are paid in full (including Reimbursement Amounts payable in respect thereof to the Series Enhancer);

(13) To each Interest Rate Hedge Provider on a pro rata basis (based on amounts then due and payable under all Interest Rate Hedge Agreements), all remaining amounts then due and payable under the related Interest Rate Hedge Agreement (after giving effect to clause (6) above);

(14) To each Series Account for each Series of Senior Notes then Outstanding on a pro rata basis (based on respective amounts then due), an amount equal to all other amounts then due and payable to the Noteholders of such Series and the related Series Enhancer, including, without limitation, Step Up Warehouse Fees, Warehouse Note Increased Interest, Default Interest, increased costs, taxes and indemnity payments identified in the related Supplement;

(15) To the Series Account for each Series of Subordinate Notes then Outstanding and subject to the provisions of Section 302(d) hereof, an amount equal to the Minimum Principal Payment Amounts then due and payable for such Series;

(16) To the Series Account for each Series of Subordinate Notes then Outstanding and subject to the provisions of Section 302(d) hereof, an amount equal to the Scheduled Principal Payment Amounts then due and payable for such Series;

(17) To the Series Account for each Series of Subordinate Notes then Outstanding (other than the Series Account for any Series of Subordinate Warehouse Notes for which a Conversion Event has not occurred) on a pro rata basis (based on the unpaid principal balance then Outstanding), all remaining Available Distribution Amount until the principal balance of all Subordinate Notes then Outstanding are paid in full;

(18) To each Series Account for each Series of Subordinate Notes then Outstanding on a pro rata basis (based on respective amounts then due), an amount equal to all other amounts then due and payable to the Noteholders of such Series and the related Series Enhancer, including, without limitation, Step Up Warehouse Fees, Warehouse Note Increased Interest, Default Interest, increased costs, taxes and indemnity payments identified in the related Supplement;

(19) To the Manager, the amount of any unreimbursed Manager Advances;

(20) To the Indenture Trustee, the amount of any unpaid Indenture Trustee Indemnified Amounts;

(21) To the officers and directors of the Issuer, the amount of any unpaid indemnification payments then due and payable to them by the Issuer;

(22) To the Manager in the amount of any unpaid indemnification payments payable to the Manager pursuant to Section 18.1 of the Management Agreement; and

(23) To the Issuer (or its designee), any remaining Available Distribution Amount.

(III) On each Payment Date, if an Event of Default shall have occurred and then be continuing with respect to any Series then Outstanding, the Indenture Trustee will make the following payments from the Available Distribution Amount then on deposit in the Trust Account to the following Persons in the following order of priority:

(1) To the Indenture Trustee by wire transfer of immediately available funds (not to exceed $20,000 annually for each Series of Notes then Outstanding at any time Wells Fargo Bank, National Association, is acting as Indenture Trustee), all Indenture Trustee Fees then due and payable for all Series then Outstanding;

(2) To the Manager, any unpaid Management Fees and any Management Fee Arrearages to the extent not withheld by the Manager in accordance with the terms of the Management Agreement;

(3) To the Issuer and the Series Enhancer, pro rata, to pay Issuer Expenses (in an aggregate amount not to exceed $250,000 annually) and Series Enhancer Expenses (in an aggregate amount not to exceed $250,000 annually);

(4) To the Manager Transfer Facilitator, the amount of any Manager Transfer Facilitator Fee (including any reimbursements payable to the Manager Transfer Facilitator pursuant to the Manager Transfer Facilitator Agreement);

(5) In payment of the following amounts on a pro rata basis: (A) to the Administrative Agent, the amount of Administrative Agent Fee (and any arrearages thereof) then due and payable and (B) to each Series Enhancer, any Premium payments then due and payable;

(6) To each Interest Rate Hedge Provider on a pro rata basis (based on amounts then due and payable under all Interest Rate Hedge Agreements), all scheduled payments and interest thereon (but excluding termination payments thereunder) then due and payable under the related Interest Rate Hedge Agreement and the amount of any arrearages thereof;

(7) In payment of the following amounts on a pro rata basis: (A) to each Series Account for each Series of Senior Notes then Outstanding on a pro rata basis (based on respective amounts then due), an amount equal to the Interest Payments then due and payable for such Series of Senior Notes, and (B) to each Letter of Credit Provider, on a pro rata basis, all Letter of Credit Fees (but not to exceed the Maximum Letter of Credit Fee) then due and payable, and (C) to each Series Enhancer with respect to Senior Notes, any Reimbursement Amounts then due and payable in respect of Interest Payments for such Senior Notes paid by such Series Enhancer (including interest thereon at the rate specified in the Insurance Agreement or the related Supplement) and any arrearages of Premium payments then due and payable to such Series Enhancer with respect to such Senior Notes (including interest thereon at the rate specified in the Insurance Agreement or the related Supplement);

(8) To each Series Account for each Series of Subordinate Notes then Outstanding, an amount equal to the Interest Payments then due and payable for such Series of Subordinate Notes;

(9) One of the following: (A) if the Notes of any Series then Outstanding have been accelerated, each of the following on a pro rata and a pari passu basis (based on amounts then due), all remaining Available Distribution Amount, (1) to each Series Account for each Series of Senior Notes Outstanding, the then unpaid principal balance of such Series (pro rata based on the amounts unpaid on the date on which such Event of Default first occurs) (including Reimbursement Amounts payable in respect thereof to the Series Enhancer) and (2) to each Interest Rate Hedge Provider, the remaining amounts then due and payable under the related Interest Rate Hedge Agreement, until such amounts are paid in full; or (B) if none of the Notes of any Series then Outstanding has been accelerated, to the Series Account for each Series of Senior Notes then Outstanding (pro rata based on the amounts unpaid on the date on which such Event of Default occurs) all remaining Available Distribution Amount until the then unpaid principal balances of all Notes then Outstanding are paid in full (including Reimbursement Amounts payable in respect thereof to the Series Enhancer);

(10) To each Series Account for each Series of Senior Notes then Outstanding on a pro rata basis (based on respective amounts then due), an amount equal to all other amounts then due and payable to the Noteholders of such Series and the related Series Enhancer, including, without limitation, Step Up Warehouse Fees, Warehouse Note Increased Interest, Default Interest, increased costs, taxes and indemnity payments identified in the related Supplement;

(11) To each Interest Rate Hedge Provider on a pro rata basis (based on amounts then due and payable under all Interest Rate Hedge Agreements), all remaining amounts then due and payable under the related Interest Rate Hedge Agreement (after giving effect to clauses (6) and (9)(A) above);

(12) All remaining Available Distribution Amount, to each Series Account for each Series of Subordinate Notes Outstanding, the then unpaid principal balance of such Series (pro rata based on the amounts unpaid on the date on which such Event of Default first occurs);

(13) To each Series Account for each Series of Subordinate Notes then Outstanding on a pro rata basis (based on respective amounts then due), an amount equal to all other amounts then due and payable to the Noteholders of such Series and the related Series Enhancer, including, without limitation, Step Up Warehouse Fees, Warehouse Note Increased Interest, Default Interest, increased costs, taxes and indemnity payments identified in the related Supplement;

(14) To each Letter of Credit Provider, on a pro rata basis, in reimbursement of unpaid draws on the Letter of Credit issued by such Letter of Credit Provider;

(15) To the Manager, the amount of any unreimbursed Manager Advances;

(16) To the Indenture Trustee, the amount of any unpaid Indenture Trustee Indemnified Amounts;

(17) To the officers and directors of the Issuer, the amount of any unpaid indemnification payments then due and payable to them by the Issuer;

(18) To the Manager in the amount of any unpaid indemnification payments payable to the Manager pursuant to Section 18.1 of the Management Agreement; and

(19) To the Issuer (or its designee), any remaining Available Distribution Amount.

(d) If on any Payment Date on which no Event of Default is then continuing there are not sufficient funds to pay, in full, the Minimum Principal Payment Amounts and/or Scheduled Principal Payment Amounts owing to all Series of Notes then Outstanding, as the case may be, then principal payments having the same payment priority will be paid, in full, to the Series first issued (based on their respective dates of issuance or Conversion Dates, as applicable) in chronological order based on their respective dates of issuance or Conversion Dates, as applicable. For purposes of this Section 302(d) only, any Series designated as a Warehouse Note will be deemed to have an issuance date equivalent to its Conversion Date. If two or more Series of the Notes were issued on the same date or have the same Conversion Date, then principal payments having the same payment priority will be allocated among each such Series, on a pro rata basis, based on the principal payments then due.

(e) (I) On each Payment Date, any Supplemental Principal Payment Amount then due and owing shall be applied first to each Senior Series of Warehouse Notes then Outstanding on a pro rata basis, in proportion to the then unpaid principal balance of such Warehouse Notes, until the principal balances of such Warehouse Notes have been paid in full, and then to all Senior Series of Term Notes then Outstanding on a pro rata basis, in proportion to the then unpaid principal balance of each such Senior Series of Term Notes. Notwithstanding the foregoing, if sufficient funds are not available to allow the Issuer to prepay the principal balance of the Senior Series of Warehouse Notes on such Payment Date in an amount equal to the Asset Base Deficiency with respect to the Senior Asset Base (if any), then the amount of any Supplemental Principal Payment Amount to be actually paid on such Payment Date shall be allocated among all Series of Senior Notes then Outstanding (including the Term Notes) on a pro rata basis, in proportion to the then unpaid principal balance of such Notes; and

(II) On each Payment Date, any Subordinate Supplemental Principal Payment Amount then due and owing shall be applied first to each Subordinate Series of Warehouse Notes then Outstanding on a pro rata basis, in proportion to the then unpaid principal balance of such Warehouse Notes, until the principal balances of such Warehouse Notes have been paid in full, and then to all Subordinate Series of Term Notes then Outstanding on a pro rata basis, in proportion to the then unpaid principal balance of each such Subordinate Series of Term Notes. Notwithstanding the foregoing, if sufficient funds are not available to allow the Issuer to prepay the principal balance of the Subordinate Series of Warehouse Notes on such Payment Date in an amount equal to the Asset Base Deficiency with respect to the Subordinate Asset Base (if any), then the amount of any Subordinate Supplemental Principal Payment Amount to be actually paid on such Payment Date shall be allocated among all Series of Subordinate Notes then Outstanding (including the Term Notes) on a pro rata basis, in proportion to the then unpaid principal balance of such Notes.

(f) If any Series has more than one Class of Notes then Outstanding, then the Available Distribution Amount shall be calculated without regard to the payment priorities of the Classes of Notes within such Series. Once the Available Distribution Amount has been allocated to each Series, then that portion of the Available Distribution Amount allocable to such Series shall be paid to each Class of Noteholders of such Series in accordance with the priority of payments set forth in the related Supplement.

Section 303. Investment of Monies Held in the Trust Account, the Restricted Cash Account and Series Accounts.

(a) Subject to the provisions of Section 703 hereof, the Indenture Trustee shall invest any cash deposited in the Trust Account, the Restricted Cash Account and each Series Account in such Eligible Investments as the Issuer or its designee (or its authorized agent) shall direct in writing or by telephone, subsequently confirmed in writing. Each Eligible Investment (including reinvestment of the income and proceeds of Eligible Investments) shall be held to its maturity and shall mature or shall be payable on demand not later than the Determination Date immediately preceding the next succeeding Payment Date. If the Indenture Trustee has not received written instructions from the Issuer or its designee by 2:30 p.m. (New York time) on the day such funds are received as to the investment of funds then on deposit in any of the aforementioned accounts, the Issuer hereby instructs the Indenture Trustee to invest such funds in overnight investments in Wells Fargo Bank, National Association of the type described in clause (iv) of the definition of Eligible Investments. Any funds in the Trust Account, each Restricted Cash Account and each Series Account not so invested must be fully insured by the Federal Deposit Insurance Corporation. Eligible Investments shall be made in the name of the Indenture Trustee for the benefit of the Noteholders, each Interest Rate Hedge Provider and each Series Enhancer. Any earnings on Eligible Investments in the Trust Account, the Restricted Cash Account and each Series Account shall be retained in each such account and be distributed in accordance with the terms of this Indenture or any related Supplement. The Indenture Trustee shall not be liable or responsible for losses on any investments made by it pursuant to this Section 303.

(b) On or prior to the Closing Date, each of the Issuer and the Securities Intermediary shall enter into Control Agreements each in the form of Exhibit G hereto for each of the Trust Account, the Restricted Cash Account and any Series Accounts. At all times on and after the Closing Date, each such account shall be the subject of a Control Agreement.

(c) The Indenture Trustee, acting in accordance with the terms of this Indenture, shall be entitled to deliver an Entitlement Order to the Securities Intermediary at which such accounts are maintained at any time; provided, however, that the Indenture Trustee agrees not to invoke its right to provide an Entitlement Order unless an Event of Default has occurred and is continuing. The Control Agreements shall provide that upon receipt of the Entitlement Order in accordance with the provisions of this Indenture, the Indenture Trustee shall comply with such Entitlement Order without further consent by the Issuer or any other Person.

(d) Each of the Trust Account, the Restricted Cash Account and the Series Accounts shall be initially established with the Indenture Trustee and, so long as any Outstanding Obligation remains unpaid, shall be maintained with the Indenture Trustee so long as (A) the short-term unsecured debt obligations of the financial institution fulfilling the role of the Indenture Trustee are rated not less than the Required Deposit Rating or (B) each of the Trust Account, the Restricted Cash Account and the Series Accounts are maintained at the Corporate Trust Office. If any of the Trust Account, the Restricted Cash Account or the Series Accounts are not maintained at the Corporate Trust Office or if the short-term unsecured debt obligations of the Indenture Trustee fall below the Required Deposit Rating, then the Issuer shall within ten (10) days after obtaining knowledge of such condition, with the Indenture Trustee’s assistance as necessary, cause each of the Trust Account, the Restricted Cash Account and the Series Accounts to be transferred to either (A) an Eligible Institution which then maintains the Required Deposit Rating and is otherwise acceptable to the Administrative Agent and each Series Enhancer, or (B) with the prior written consent of the Administrative Agent and each Series Enhancer, the Corporate Trust Office of the successor Indenture Trustee. Prior to any of the Trust Account, the Restricted Cash Account or any Series Accounts being maintained with a Person other than the Indenture Trustee, the Issuer shall obtain the prior written consent of the Administrative Agent and each Series Enhancer and shall cause a new Control Agreement to be entered into with such Person as securities intermediary.

(e) Each of the Trust Account, the Restricted Cash Account and the Series Accounts shall be maintained in the State of New York and shall be governed by the laws of the State of New York, regardless of any provision in any other agreement. Each Control Agreement shall provide for purposes of the UCC that New York shall be deemed to be the Securities Intermediary’s jurisdiction and each of the Trust Account, the Restricted Cash Account and each Series Account (as well as the Securities Entitlements related thereto) shall be governed by the laws of the State of New York.

(f) The Indenture Trustee, in its capacity as the Securities Intermediary, has not entered into, and until the termination of this Indenture will not enter into, any agreement with any other Person relating to any of the Trust Account, the Restricted Cash Account, any Series Account or any Financial Assets credited thereto pursuant to which it has agreed to comply with Entitlement Orders of such other Person and the Securities Intermediary has not entered into, and until the termination of this Agreement will not enter into, any agreement with the Issuer, any Seller, the Manager or the Indenture Trustee purporting to limit or condition the obligation of the Securities Intermediary to comply with Entitlement Orders as set forth in Section 303(c) hereof.

(g) Except for the claims and interest of the Indenture Trustee and of the Issuer hereunder in each of the Trust Account, the Restricted Cash Account and each Series Account, to the best of its knowledge without independent investigation, the Indenture Trustee, in its capacity as the initial Securities Intermediary, knows of no claim to, or interest in, any of the Trust Account, the Restricted Cash Account, any Series Account or in any Financial Asset credited thereto. If any other Person asserts any Lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any of the Trust Account, the Restricted Cash Account, any Series Account or in any Financial Asset credited thereto, the Securities Intermediary will promptly notify the Indenture Trustee, the Manager, the Administrative Agent, each Series Enhancer, each Interest Rate Hedge Provider and the Issuer thereof.

(h) The Indenture Trustee shall possess a perfected security interest in all right, title and interest in and to all funds on deposit from time to time in each of the Trust Account, the Restricted Cash Account, each Series Account and in all Proceeds thereof. Each of the Trust Account, the Restricted Cash Account and each Series Account shall be in the name of and under the sole dominion and control of the Indenture Trustee for the benefit of the Noteholders, each Interest Rate Hedge Provider and each Series Enhancer. The Indenture Trustee shall make withdrawals and payments from each of the Trust Account, the Restricted Cash Account and each Series Account and apply such amounts in accordance with the provisions of the Indenture and the related Manager Report or, in the absence of any Manager Report, in accordance with written instructions from the Administrative Agent. Effective upon any submission by the Indenture Trustee to each Series Enhancer of a certificate requesting a draw under any related Enhancement Agreement, the Indenture Trustee will be deemed to have assigned to each Series Enhancer all rights under the obligations insured under such Enhancement Agreement in respect of which payment is being requested to each Series Enhancer.

(i) The Issuer shall not direct the Indenture Trustee to make any investment of any funds or to sell any investment held in any of the Trust Account, the Restricted Cash Account and any Series Account unless the security interest of the Indenture Trustee in such account and any funds or investments held therein shall continue to be perfected without any further action by any Person.

(j) The Financial Assets and other items deposited to the accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person except as created pursuant to this Indenture. For the avoidance of doubt, the fees and expenses of the Indenture Trustee shall be payable solely pursuant to Section 302 or Section 806 of this Indenture and shall not be subject to deduction, set-off, bankers lien or other right of the Indenture Trustee.

Section 304. Copies of Reports to Noteholders, each Interest Rate Hedge Provider and each Series Enhancer.

(a) Upon request, the Indenture Trustee shall promptly furnish to each Noteholder, the Administrative Agent, each Interest Rate Hedge Provider and each Series Enhancer a copy of all reports, financial statements and notices received by the Indenture Trustee pursuant to the Container Sale Agreement, this Indenture, the Management Agreement or any other Related Document.

(b) The Indenture Trustee will make available promptly upon receipt thereof to the Noteholders via the Indenture Trustee’s internet website at www.CTSLink.com the financial statements referred to in Section 7.2 of the Management Agreement, the Equipment and Lease Report, the Manager Report, the Asset Base Report and the annual insurance confirmation; provided, that, as a condition to access to the Indenture Trustee’s website, the Indenture Trustee shall require each such Noteholder to execute the Indenture Trustee’s standard form documentation, and upon such execution, each such Noteholder shall be deemed to have certified to the Indenture Trustee it (i) is a Noteholder, (ii) understands that such items contain material nonpublic information (within the meaning of U.S. Federal Securities laws), (iii) is requesting the information solely for use in evaluating such party’s investment in the Notes and will keep such information strictly confidential (with such exceptions and restrictions to distribution of the information as are more fully set forth in the information request certification) and (iv) is not a Competitor. Each time a Noteholder accesses the internet website, it will be deemed to have confirmed the representations and warranties made pursuant to the confirmation as of the date of such access. The Indenture Trustee will provide the Issuer with copies of such information request certification. Assistance in using the Indenture Trustee’s website can be obtained by calling the Indenture Trustee’s customer service desk at (866) 846-4526.

Section 305. Records.

The Indenture Trustee shall cause to be kept and maintained adequate records pertaining to the Trust Account, each Restricted Cash Account and each Series Account and all receipts and disbursements therefrom. The Indenture Trustee shall deliver at least monthly an accounting thereof in the form of a trust statement to the Issuer, each member of the Issuer, the Manager, the Administrative Agent, each Interest Rate Hedge Provider and each Series Enhancer.

Section 306. Restricted Cash Account.

(a) The Indenture Trustee shall establish and maintain in the name of the Indenture Trustee an Eligible Account with the Corporate Trust Office which shall be designated the restricted cash account (the “Restricted Cash Account”) for all Series and which shall be held by the Indenture Trustee pursuant to this Indenture and the related Supplements. Any and all moneys remitted by the Issuer, or Manager on its behalf, to the Restricted Cash Account from the Trust Account, together with any Eligible Investments in which such moneys are or will be invested or reinvested, shall be held in the Restricted Cash Account for all Series. On the issuance date of any Series, the Issuer will deposit, or cause to be deposited, into the Restricted Cash Account sufficient amount of funds such that, after giving effect to such deposit, the amount of funds on deposit therein shall be equal to the Restricted Cash Amount, and thereafter amounts shall be deposited in the Restricted Cash Account in accordance with Section 302, or as additional amounts from time to time at Issuer’s option. Any and all moneys remitted by the Indenture Trustee to the Restricted Cash Account shall be invested in Eligible Investments in accordance with this Indenture and shall be distributed in accordance with this Section 306.

(b) On each Determination Date, the Indenture Trustee shall, in accordance with the terms of each applicable Supplement and the Manager Report or, in the absence of a Manager Report, pursuant to written instructions from the Administrative Agent, withdraw from the Restricted Cash Account and deposit into the Series Account for each affected Series an amount equal to the Permitted Payment Date Withdrawals for such Series. Amounts transferred to a Series Account pursuant to the provisions of this Section 306(b) may only be used to pay amounts specified in the definition of “Permitted Payment Date Withdrawals”. Any other conditions or restrictions related to such draw for a specific Series shall be set forth in the related Supplement.

(c) On each Payment Date, the Indenture Trustee shall, in accordance with the Manager Report or, in the absence of a Manager Report, pursuant to written instructions from the Administrative Agent, deposit in the Trust Account for distribution in accordance with Section 302 of this Indenture the excess, if any, of (A) amounts then on deposit in the Restricted Cash Account (after giving effect to any withdrawals therefrom on such Payment Date) over (B) the Restricted Cash Amount. On the Legal Final Payment Date for the Series with the latest Legal Final Payment Date, any remaining funds in the Restricted Cash Account shall be deposited in the Trust Account and, subject to the limitations set forth in any Supplement, distributed in accordance with Section 302 of this Indenture and the related Supplements.

(d) If the amount on deposit in the Restricted Cash Account on a Determination Date is not sufficient to pay in full the aggregate Permitted Payment Date Withdrawals referred to in Section 306(b) above, then the amount of funds then available in the Restricted Cash Account will be allocated among the various Series on a pro rata basis in proportion to the amount of their respective Permitted Payment Date Withdrawals.

(e) In addition to the withdrawals set forth in Section 306(b) above, on any date on which an Event of Default has occurred and is continuing and the Notes have been accelerated in accordance with the terms of this Indenture, the Indenture Trustee, acting at the direction of the Requisite Global Majority, shall withdraw all amounts on deposit in the Restricted Cash Account and use such amounts to pay the sum of interest and arrearages then payable on the Notes plus the Aggregate Principal Balance in accordance with the priorities set forth in Section 806 hereof.

Section 307. CUSIP Numbers.

The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Indenture Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Indenture Trustee of any change in the “CUSIP” numbers.

Section 308. No Claim.

The Indenture Trustee hereby agrees, and by accepting the benefits of this Indenture, each of the Seller and Manager shall be deemed to have agreed, that amounts payable to it pursuant to the terms of the Related Documents shall be non-recourse to the Issuer and shall not constitute a claim against the Issuer or the Collateral in the event such amounts are not paid in accordance with Section 302 or 806 of this Indenture.

Section 309. Compliance with Withholding Requirements.

Notwithstanding any other provision of this Indenture, the Indenture Trustee shall comply with all United States federal income tax withholding requirements with respect to payments to Noteholders of interest, original issue discount, or other amounts that the Indenture Trustee reasonably believes are applicable under the Code. The consent of Noteholders shall not be required for any such withholding.

Section 310. Tax Treatment of Notes.

The Issuer has entered into this Indenture, and the Notes will be issued, with the intention that, for United States federal, state and local income, single business and franchise tax purposes, the Notes will qualify as indebtedness. The Issuer and the Indenture Trustee, by entering into this Indenture, and each Noteholder, by its acceptance of its Note, agree to treat the Notes for United States federal, state and local income, single business and franchise tax purposes as indebtedness.

Section 311. Subordination.

Wells Fargo Bank, National Association, in its capacity as the Securities Intermediary hereby irrevocably subordinates to the security interest of the Indenture Trustee under this Indenture any and all security interest in, liens on and rights of setoff against any and all of the Collateral that the Securities Intermediary may have or acquire on the date hereof or at any time hereafter until all Outstanding Obligations, and all amounts payable by the Issuer under this Indenture and all other Related Documents have been paid in full and all covenants and agreements of the Issuer in this Indenture and all other Related Documents have been fully performed.

Section 312. Letters of Credit and L/C Cash Account.

(a) Delivery of Letter of Credit and Establishment of L/C Cash Account. The Issuer may, at its option, deliver to the Indenture Trustee on any Business Day after the Restatement Date, one or more Eligible Letters of Credit in order to satisfy a portion of the Restricted Cash Target Amount. The Indenture Trustee shall on the Restatement Date establish and maintain in the name of the Indenture Trustee an Eligible Account with the Corporate Trust Office which shall be designated as the L/C Cash Account.

(b) Drawings on Letters of Credit. On each Determination Date, the Indenture Trustee shall, based on the Manager Report delivered on such Determination Date, submit a draw request on the Letter(s) of Credit in an amount equal to the lesser of:

(x) the Aggregate Available Amount; and

(y) an amount equal to the excess of (x) the Permitted Payment Date Withdrawals for the related Payment Date, over (y) any amounts drawn from the Restricted Cash Account on such Determination Date to satisfy such Permitted Payment Date Withdrawals in accordance with the terms of the Supplements.

(c) The Indenture Trustee shall receive the proceeds of all drawings on the Letter(s) of Credit on behalf of the Noteholders. Any drawings in respect of a Letter of Credit shall be deposited into the L/C Cash Account and paid in accordance with the terms of the Supplements.

(d) If there is more than one Letter of Credit on the date of any draw on the Letter(s) of Credit pursuant to the terms of this Indenture, the Indenture Trustee shall draw on each Letter of Credit in an amount equal to the LOC Pro Rata Share of the related Letter of Credit Provider.

(e) If the L/C Cash Account has been funded in accordance with the terms of this Indenture, then the Indenture Trustee shall, based on the information set forth in the Manager Report (or, if the Manager Report has not been submitted, based on the written direction of the Administrative Agent), make drawings outlined in Section 312(b) from amounts on deposit in the L/C Cash Account.

(f) If prior to the date which is ten (10) days prior to the then scheduled Letter of Credit Expiration Date of a Letter of Credit, the Aggregate Available Amount, calculated to exclude the amount available to be drawn under such Letter of Credit but taking into account any substitute Letter of Credit which has been obtained from an Eligible Bank in respect of such expiring Letter of Credit, would be less than the available amount on such expiring Letter of Credit, then the Manager shall notify the Indenture Trustee in writing no later than two Business Days prior to such Letter of Credit Expiration Date of the available amount of such Letter of Credit. Upon acknowledgment of receipt of such notice by the Indenture Trustee on or prior to 10:00 a.m. (New York City time) on any Business Day, the Indenture Trustee shall, by 2:00 p.m. (New York City time) on such Business Day (or, in the case of any notice given to the Indenture Trustee after 10:00 a.m. (New York City time), by 2:00 p.m. (New York City time) on the next following Business Day), draw on the expiring Letter of Credit an amount equal to the amount set forth above. The proceeds of any such drawing shall be deposited in the L/C Cash Account.

(g) The Issuer shall, or shall cause the Manager to, notify the Indenture Trustee in writing within one Business Day of becoming aware that the long-term senior unsecured debt credit rating of any Letter of Credit Provider has fallen below “A-” as determined by S&P (each, a “Downgraded Letter of Credit Provider”). The Downgraded Letter of Credit Provider and the Issuer shall have 30 days to deliver to the Indenture Trustee a replacement Eligible Letter of Credit from an Eligible Bank having an available drawing amount at least equal to the available drawing amount under the Letter of Credit provided by the Downgraded Letter of Credit Provider. If the Downgraded Letter of Credit Provider and the Issuer fail to provide such replacement letter of credit within such timeframe, the Issuer or the Manager shall notify the Indenture Trustee of the amount available to be drawn on the downgraded Letter of Credit. Upon acknowledgment of receipt of such notice by the Indenture Trustee on or prior to 10:00 a.m. (New York City time) on any Business Day, the Indenture Trustee shall, by 2:00 p.m. (New York City time) on such Business Day (or, in the case of any notice given to the Indenture Trustee after 10:00 a.m. (New York City time), by 2:00 p.m. (New York City time) on the next following Business Day), draw on such Letter of Credit in an amount equal to the amount set forth in the immediately preceding sentence on such Business Day. The proceeds of any such drawing shall be deposited in the L/C Cash Account.

ARTICLE IV

COLLATERAL

Section 401. Collateral.

(a) The Notes and the obligations of the Issuer hereunder shall be obligations of the Issuer as provided in Section 203 hereof. The Noteholders, each Interest Rate Hedge Provider and each Series Enhancer shall also have the benefit of, and the Notes shall be secured by and be payable from, the Issuer’s right, title and interest in the Collateral. The income, payments and Proceeds of such Collateral shall be allocated to each such Series of Notes strictly in accordance with the applicable payment priorities set forth in Section 302 and Section 806 hereof.

(b) Notwithstanding anything contained in this Indenture to the contrary, the Issuer expressly agrees that it shall remain liable under each of its Contracts and Leases to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract or Lease, as the case may be.

(c) The Indenture Trustee hereby acknowledges the appointment by the Issuer of the Manager to service and administer the Collateral in accordance with the provisions of the Management Agreement and, so long as such Management Agreement shall not have been terminated in accordance with its terms, the Indenture Trustee hereby agrees to provide the Manager with such documentation and to take all such actions with respect to the Collateral as the Manager may reasonably request in writing in accordance with the express provisions of the Management Agreement; provided, however, that the Indenture Trustee shall be entitled to receive from the Issuer reasonable compensation and cost reimbursement for any such action. Until such time as the Management Agreement has been terminated in accordance with its terms, the Manager, on behalf of the Issuer, shall continue to collect all Accounts and payments on the Leases in accordance with the provisions of the Management Agreement and make such deposits into the Trust Account as are required pursuant to the terms of the Management Agreement. Any Proceeds received directly by the Issuer in payment of any Account or Leases or in payment for, or in respect of, any of the Managed Containers or on account of any of the Contracts to which the Issuer is a party shall be promptly deposited by the Issuer in precisely the form received (with all necessary endorsements) in the Trust Account, and until so deposited shall be deemed to be held in trust by the Issuer as the Indenture Trustee’s property and shall continue to be collateral security for all of the obligations secured by this Indenture and shall not constitute payment thereof until applied as hereinafter provided. If (i) an Event of Default has occurred, (ii) any Sale of the Collateral pursuant to Section 816 hereof shall have occurred or (iii) a Manager Default has occurred, the Issuer shall at the request of the Indenture Trustee, acting with the consent of or at the direction of the Requisite Global Majority, to the extent practicable and to the extent the Issuer possesses such documents, deliver to the Indenture Trustee (or such other Person as the Indenture Trustee may direct) originals (or, to the extent originals cannot be delivered, copies) of all other documents evidencing, and relating to, the sale and delivery of the Managed Containers and the Issuer shall, to the extent practicable and to the extent the Issuer possesses such documents, deliver originals (or, to the extent originals cannot be delivered, copies) of all other documents evidencing and relating to, the performance of any labor, maintenance, remarketing or other service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts. The Issuer shall be required to deliver or disclose any information, data, document or agreement which is proprietary to the Issuer, only to the extent required by the terms of the Management Agreement.

Section 402. Pro Rata Interest.

(a) Except as expressly provided for herein and in any Supplement, the Notes of all Outstanding Series shall be equally and ratably entitled to the benefits of this Indenture without preference, priority or distinction, all in accordance with the terms and provisions of this Indenture and the related Supplement. All Notes of a particular Class issued hereunder are and are to be, to the extent (including any exceptions) provided in this Indenture and the related Supplement, equally and ratably secured by this Indenture without preference, priority or distinction on account of the actual time or times of the authentication or delivery of the Notes so that all Notes of a particular Series and Class at any time Outstanding (including Notes owned by any Seller and its Affiliates, other than the Issuer) shall have the same right, Lien and preference under this Indenture and shall all be equally and ratably secured hereby with like effect as if they had all been executed, authenticated and delivered simultaneously on the date hereof.

(b) With respect to each Series of Notes, the execution and delivery of the related Supplement shall be upon the express condition that if the conditions specified in Section 701 of this Indenture are met with respect to such Series of Notes, the security interest and all other estate and rights granted by this Indenture with respect to such Series of Notes shall cease and become null and void and all of the property, rights, and interest granted as security for the Notes of such Series shall revert to and revest in the Issuer without any other act or formality whatsoever.

Section 403. Indenture Trustee’s Appointment as Attorney-in-Fact.

(a) The Issuer hereby irrevocably constitutes and appoints Indenture Trustee, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Issuer and in the name of the Issuer or in its own name, from time to time, for the purpose of carrying out the terms of this Indenture, to take any and all action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Indenture; provided, however, that the Indenture Trustee has no obligation or duty to take such action nor to determine whether to perfect, file, record or maintain any perfected, filed or recorded document or instrument (all of which the Issuer shall prepare, deliver and instruct the Indenture Trustee to execute) in connection with the grant of a security interest in the Collateral hereunder.

(b) The Indenture Trustee shall not exercise the power of attorney or any rights granted to the Indenture Trustee pursuant to this Section 403 unless an Event of Default shall have occurred and then be continuing. The Issuer hereby ratifies, to the extent permitted by law, all actions that said attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 403 is a power coupled with an interest and shall be irrevocable until all Series of Notes are paid and performed in full.

(c) The powers conferred on the Indenture Trustee hereunder are solely to protect Indenture Trustee’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers except as set forth herein. The Indenture Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees, agents or representatives shall be responsible to the Issuer for any act or failure to act, except for its own negligence or willful misconduct.

(d) The Issuer also authorizes (but does not obligate) the Indenture Trustee to (i) so long as a Manager Default is continuing, communicate with any party to any Contract or Lease relating to a Managed Container with regard to the assignment of the right, title and interest of the Issuer in and under the Contracts or Leases relating to a Managed Container hereunder and other matters relating thereto and (ii) so long as an Event of Default is continuing, execute, in connection with the sale of Collateral provided for in Article VIII hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(e) If the Issuer fails to perform or comply with any of its agreements contained herein and the Indenture Trustee, with the consent of and at the direction of the Requisite Global Majority, shall perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses, including attorneys’ fees and expenses, of Indenture Trustee incurred in connection with such performance or compliance together with interest thereon at the rate specified in the related Supplement, shall be payable by the Issuer to the Indenture Trustee on demand and shall constitute additional Outstanding Obligations secured hereby.

Section 404. Release of Security Interest.

The Indenture Trustee, at the written direction of the Manager, shall release from the Lien of this Indenture, any Managed Container and the Related Assets sold or transferred or paid-in-kind pursuant to, and in accordance with the terms of, Section 606(a) hereof. In effectuating such release, the Indenture Trustee shall be provided with and shall be entitled to rely on: (A) so long as no Early Amortization Event is then continuing, a written direction of the Manager (with a copy to the Administrative Agent and each Series Enhancer) identifying each Managed Container or other items to be released from the Lien of this Indenture in accordance with the provisions of this Section 404 accompanied by an Asset Base Certificate, or (B) (x) if an Early Amortization Event is then continuing, all of the following: (i) the items set forth in clause (A) above, and (ii) a certificate from the Manager (with a copy to the Administrative Agent and each Series Enhancer) stating that such release is in compliance with Sections 404 and 606(a) hereof and (y) if a Manager Default (other than a Manager Default of the type described in Section 11.1(i), (j) or (l) of the Management Agreement) is then continuing, the prior consent of the Requisite Global Majority shall also be required with respect to each such release. The Indenture Trustee shall, at the expense of the Issuer, execute documents prepared by, or on behalf of, the Issuer evidencing such release was made in accordance with the provisions of this Section 404. The Issuer is authorized to file any UCC partial releases in the appropriate jurisdictions with respect to such released Containers.

The Indenture Trustee will, promptly upon receipt of such certificate from the Manager and at the Issuer’s expense, execute and deliver to the Issuer, the Sellers or, the Manager, as appropriate, the Administrative Agent, each Interest Rate Hedge Provider and each Series Enhancer, a non-recourse certificate of release substantially in the form of Exhibit E hereto and such additional documents and instruments as that Person may reasonably request to evidence the termination and release from the Lien of this Indenture of such Container and the other related items of Collateral.

Section 405. Administration of Collateral.

(a) The Indenture Trustee hereby acknowledges the appointment by the Issuer of the Manager to service and administer the Collateral in accordance with the provisions of the Management Agreement and agrees to provide the Manager with such documentation, and to take all such actions, as the Manager may reasonably request in accordance with the provisions of the Management Agreement.

(b) The Indenture Trustee shall promptly as practicable notify the Noteholders, each Series Enhancer, the Administrative Agent, each Interest Rate Hedge Provider and the Manager Transfer Facilitator of any Manager Default of which a Corporate Trust Officer has actual knowledge. If a Manager Default shall have occurred and then be continuing, the Indenture Trustee, in accordance with the written direction of the Requisite Global Majority, shall deliver to the Manager (with a copy to the Administrative Agent, each Interest Rate Hedge Provider, each Series Enhancer and the Manager Transfer Facilitator) a Manager Termination Notice terminating the Manager of its responsibilities in accordance with the terms of the Management Agreement. If the Manager Transfer Facilitator is unable to locate and qualify a Replacement Manager acceptable to the Requisite Global Majority within sixty (60) days after the date of delivery of the Manager Termination Notice, then the Indenture Trustee may and shall, at the direction of the Requisite Global Majority, appoint, or petition a court of competent jurisdiction to appoint as a successor Manager, a Person acceptable to the Requisite Global Majority, having a net worth of not less than $15,000,000 and whose regular business includes marine cargo container leasing and/or container chassis leasing. In connection with the appointment of a Replacement Manager, the Indenture Trustee or Administrative Agent may, with the written consent of the Requisite Global Majority, make such arrangements for the compensation of such Replacement Manager out of Collections as the Indenture Trustee (acting in accordance with the Requisite Global Majority), each Series Enhancer, the Administrative Agent and such Replacement Manager shall agree. The terminated Manager shall not be entitled to receive any Management Fee or other amounts owing to it pursuant to the Management Agreement for any period after the effective date of such replacement, but shall be entitled to receive any such amounts earned or accrued through the effective date of such replacement which amounts shall be payable in accordance with Section 302 of this Indenture. The Indenture Trustee shall take such action, consistent with the Management Agreement and the other Related Documents, as shall be reasonably necessary to effectuate any such succession including exercising the power of attorney granted by the Manager pursuant to Section 11.4 of the Management Agreement.

(c) Upon a Corporate Trust Officer obtaining actual knowledge or the receipt of notice by the Indenture Trustee that any repurchase obligations of the Sellers under Section 2.04 of the Container Sale Agreement or Section 2.04 of any Container Transfer Agreement have arisen, the Indenture Trustee shall notify each Series Enhancer, each Interest Rate Hedge Provider and each Noteholder of such event and shall enforce such repurchase obligations at the written direction of the Requisite Global Majority.

Section 406. Quiet Enjoyment.

The security interest hereby granted to the Indenture Trustee by the Issuer is subject to the right of any lessee to the quiet enjoyment of any Managed Container under lease to such lessee for so long as such lessee is not in default under the Lease therefor and the Manager under the Management Agreement (including any Replacement Manager) or the Indenture Trustee (as provided in Section 405 hereof) continues to receive all amounts payable under such Lease.

ARTICLE V

RIGHTS OF NOTEHOLDERS; ALLOCATION

AND APPLICATION OF NET ISSUER PROCEEDS;

REQUISITE GLOBAL MAJORITY

Section 501. Rights of Noteholders.

The Noteholders of each Series shall have the right to receive, to the extent necessary to make the required payments with respect to the Notes of such Series at the times and in the amounts specified in the related Supplement, (i) the portion of Collections allocable to Noteholders of such Series pursuant to this Indenture and the related Supplement, (ii) funds on deposit in the Trust Account (subject to the priorities set forth in Section 302 hereof) and the Restricted Cash Account, and (iii) funds on deposit in any Series Account for such Series or Class, or payable with respect to any Series Enhancement for such Series or Class. Each Noteholder, by acceptance of its Notes, (a) acknowledges and agrees that (except as expressly provided herein and in a Supplement entered into in accordance with Section 1006(b) hereof) the Noteholders of a Series or Class shall not have any interest in any Series Account or Series Enhancement for the benefit of any other Series or Class and (b) ratifies and confirms the terms of this Indenture and the Related Documents executed in connection with such Series.

Section 502. Allocations Among Series.

With respect to each Collection Period, Collections on deposit in the Trust Account will be allocated to each Series then Outstanding in accordance with Article III of this Indenture and the Supplements.

Section 503. Determination of Requisite Global Majority.

A Requisite Global Majority shall exist with respect to any action proposed to be taken pursuant to the terms of this Indenture or any Supplement if the Control Party or Control Parties representing more than fifty percent (50%) of the sum of the Existing Commitments of all Series then Outstanding shall approve or direct such proposed action (in making such a determination, each Control Party shall be deemed to have voted the entire Existing Commitment of the related Series in favor of, or in opposition to, such proposed action, as the case may be). The Indenture Trustee shall be responsible for identifying the Requisite Global Majority in accordance with the terms of this Section 503.

ARTICLE VI

COVENANTS

For so long as any Aggregate Outstanding Obligation of the Issuer remains outstanding the Issuer shall observe each of the following covenants:

Section 601. Payment of Principal and Interest, Payment of Taxes.

(a) The Issuer will duly and punctually pay the principal of and interest on the Notes in accordance with the terms of the Notes, this Indenture and the related Supplement.

(b) The Issuer will take all actions as are necessary to insure that all taxes and governmental claims, if any, in respect of the Issuer’s activities and assets are promptly paid.

Section 602. Maintenance of Office.

(a) The only “place of business” (within the meaning of Section 9-307 of the UCC) of the Issuer is located at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda. The Issuer shall not establish a new place of business or location for its chief executive office outside of Bermuda unless (i) it shall have given to the Indenture Trustee, the Administrative Agent, each Interest Rate Hedge Provider and each Series Enhancer not less than sixty (60) days’ prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Indenture Trustee, the Administrative Agent, any Interest Rate Hedge Provider or any Series Enhancer may reasonably request, (ii) not less than fifteen (15) days’ prior to the effective date of such relocation, the Issuer shall have taken, at its own cost, all action necessary so that such change of location does not impair the security interest of the Indenture Trustee in the Collateral, or the perfection of the sale or contribution of the containers to the Issuer, and shall have delivered to the Indenture Trustee, the Administrative Agent, each Interest Rate Hedge Provider and each Series Enhancer copies of all filings required in connection therewith and (iii) the Issuer has delivered to the Indenture Trustee, the Administrative Agent, each Series Enhancer and each Eligible Interest Rate Hedge Provider, one or more Opinions of Counsel satisfactory to the Requisite Global Majority, stating that, after giving effect to such change of location: (A) none of the Sellers and the Issuer will, pursuant to applicable Insolvency Law, be substantively consolidated in the event of any Insolvency Proceeding by, or against, any Seller, (B) under applicable Insolvency Law, the transfers of Transferred Assets made in accordance with the terms of the Related Documents will be treated as a “true sale” in the event of any Insolvency Proceeding by, or against, either Seller, and (C) either (1) in the opinion of such counsel, all registration of charges, financing statements, or other documents of similar import, and amendments thereto have been executed and filed that are necessary to fully preserve and protect the interest of the Issuer and the Indenture Trustee in the Transferred Assets, or (2) stating that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interest.

(b) The Issuer shall not maintain a place of business within the United States of America.

Section 603. Corporate Existence.

The Issuer will keep in full effect its existence, rights and franchises as a company incorporated under the laws of Bermuda, and will obtain and preserve its qualification in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Indenture, any Supplements issued hereunder and the Notes.

Section 604. Protection of Collateral.

The Issuer, at its expense, will cause this Indenture and any Supplement to be registered under Section 55 of the Companies Act of 1981 Bermuda in the Register of Charges kept at the Office of the Registrar of Companies of Bermuda (or under any statute enacted in lieu thereof and for the time being in force, or under any law of general application relating to the registration of mortgages of or charges upon personal property for the time being in force in the Islands of Bermuda). In addition, the Issuer will from time to time execute and deliver all amendments thereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and will, upon the reasonable request of the Manager, the Indenture Trustee, the Administrative Agent, any Interest Rate Hedge Provider or any Series Enhancer, take such other action necessary or advisable to:

(a) grant more effectively the security interest in all or any portion of the Collateral;

(b) maintain or preserve the Lien of this Indenture (and the priority thereof) or carry out more effectively the purposes hereof including executing and filing such documents, as may be required under any international convention for the perfection of interests in containers that may be adopted subsequent to the date of this Indenture;

(c) perfect, publish notice of, or protect the validity of the security interest in the Collateral created pursuant to this Indenture;

(d) enforce any of the items of the Collateral;

(e) preserve and defend its right, title and interest to the Collateral and the rights of the Indenture Trustee in such Collateral against the claims of all Persons (other than the Noteholders or any Person claiming through the Noteholders);

(f) pay any and all taxes levied or assessed upon all or any part of the Collateral;

(g) pay any and all fees, taxes and other charges payable in connection with the registration of this Indenture and any Supplement with the Office of the Registrar of Companies of Bermuda or any other Governmental Authority; or

(h) notify such parties of any Commercial Tort Claims in which the Issuer has rights that arise after the Closing Date and exceed $250,000 and take such actions necessary to create and perfect the Indenture Trustee’s Lien therein.

In furtherance of clauses (b) and (c) above, the Issuer hereby agrees that if at any time subsequent to a Closing Date there is a change in Applicable Law (or a change in the interpretation of Applicable Law as in effect on such Closing Date) which, in the reasonable judgment of the Requisite Global Majority, may affect the perfection of the Indenture Trustee’s security interest in the Collateral, then the Issuer shall, within thirty (30) days after written request from the Requisite Global Majority, furnish to the Indenture Trustee, the Administrative Agent and each Series Enhancer, an Opinion of Counsel either (i) stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording and refiling of this Indenture, any Supplements and any other requisite documents, and with respect to the execution and filing of any financing statements and continuation statements, as are necessary to maintain the Lien created by this Indenture and reciting the details of such action, or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien. Such Opinion of Counsel shall also describe the recording, filing, re-recording and refiling of this Indenture, any Supplements and any other requisite documents and the execution and filing of any financing statements and continuation statements that, in the opinion of such counsel, are required to maintain the Lien and security interest of this Indenture.

Section 605. Performance of Obligations.

Except as otherwise permitted by this Indenture, the Management Agreement, the Container Sale Agreement or any Container Transfer Agreement, the Issuer will not take, or fail to take, any action, and will use its best efforts not to permit any action to be taken by others, which would release any Person from any of such Person’s covenants or obligations under any agreement or instrument included in the Collateral (excluding any Interest Rate Hedge Agreement), or which would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such agreement or instrument (excluding any Interest Rate Hedge Agreement).

Section 606. Negative Covenants.

The Issuer will not, without the prior written consent of the Requisite Global Majority :

(a) at any time sell, transfer, exchange or otherwise dispose of any of the Collateral, except as follows:

(i) in connection with a sale following the occurrence of an Event of Default pursuant to Section 816 hereof;

(ii) sales of Managed Containers in the ordinary course of business (including any such sales resulting from the sell/repair decision of the Manager) regardless of the sales proceeds realized from such sales so long as neither an Early Amortization Event nor an Event of Default is then continuing or would result from such sale of Managed Containers;

(iii) if an Early Amortization Event but no Event of Default is then continuing or would result from such sale of Managed Containers, sales of Managed Containers in the normal course of business (including any such sales resulting from the sell/repair decision of the Manager) so long as the sum of the Net Book Values of all Managed Containers that were sold for less than Net Book Value during the four (4) immediately preceding Collection Periods shall not exceed an amount equal to the product of (x) five percent (5%) and (y) an amount equal to the quotient of (i) the sum of the aggregate Net Book Value as of the last day of each of the four (4) immediately preceding Collection Periods, divided by (ii) four (4);

(iv) any other sales of Managed Containers not covered by clauses (i), (ii) or (iii), provided that each such sale must be specifically approved in writing by the Requisite Global Majority;

(v) in connection with a repurchase or substitution by any Seller to remedy a breach of the Container Representations and Warranties;

(vi) [reserved];

(vii) sales to an Affiliate of the Issuer of one or more Managed Containers which are not then classified as Eligible Containers and which are not included in the calculation of the Asset Base, so long as (x) none of an Early Amortization Event, Asset Base Deficiency, nor an Event of Default is then continuing or would result from a sale of such Managed Containers, (y) the cash sales proceeds realized by the Issuer from a sale of such Managed Containers shall equal or exceed an amount equal to the sum of the Net Book Values of all such sold Managed Containers, and (z) the sum of the Net Book Values of all such sold Managed Containers shall not exceed $15,000,000;

(viii) sales to an Affiliate of the Issuer that is not a Special Purpose Entity of one or more Managed Containers included in the calculation of the Asset Base not otherwise addressed in clause (vii), so long as (w) none of an Early Amortization Event, Asset Base Deficiency or an Event of Default is then continuing or would result from a sale of such Managed Containers, (x) the cash sales proceeds realized by the Issuer from such sale of Managed Containers shall equal or exceed an amount equal to the greater of (A) the sum of the then Net Book Values of all such sold Managed Containers and (B) the sum of the then fair market values of all such sold Managed Containers, and (y) the Indenture Trustee shall have received a written confirmation from counsel to the Issuer confirming that such sales shall not change the conclusions set forth in its previously delivered Opinions of Counsel regarding true sale and nonconsolidation;

(ix) sales to a Special Purpose Entity, of one or more Managed Containers and related assets, so long as (x) none of an Early Amortization Event, Asset Base Deficiency or an Event of Default is then continuing or would result from a sale of such Managed Containers, (y) the sales proceeds realized by the Issuer from such sale of Managed Containers shall equal or exceed an amount equal to or greater than the sum of the then Net Book Values of all such sold Managed Containers and (z) the cash portion of such sales proceeds shall be not less than the product of (i) the Advance Rate then in effect and (ii) the sum of the then Net Book Values of the sold Managed Containers. For purposes of clarification, no true sale or nonconsolidation legal opinion shall be required with respect to any sale pursuant to this clause (ix).

(b) claim any credit on, make any deduction from the principal, premium, if any, or interest payable in respect of the Notes (other than amounts properly withheld from such payments under any Applicable Law) or assert any claim against any present or former Noteholder by reason of the payment of any taxes levied or assessed upon any of the Collateral;

(c) (i) permit the validity or effectiveness of this Indenture to be impaired, or (ii) permit the Lien of this Indenture with respect to the Collateral (excluding any Interest Rate Hedge Agreement) to be subordinated, terminated or discharged, except as permitted with respect to a sale of such Collateral made in accordance with Section 404, this Section 606 or Article VII hereof or upon payment in full of all Aggregate Outstanding Obligations, or (iii) permit any Person to be released from any covenants or obligations with respect to such Collateral (excluding any Interest Rate Hedge Agreement), except as may be expressly permitted by the Management Agreement, the Container Transfer Agreement or the Container Sale Agreement;

(d) permit any Lien (except any Permitted Encumbrance) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof or any interest therein or the Proceeds thereof other than the Lien created pursuant to this Indenture;

(e) permit the Lien of this Indenture not to constitute a valid first priority perfected security interest in the Collateral;

(f) fail to maintain the registration of this Indenture or any Supplement with the Office of the Registrar of Companies of Bermuda or fail to maintain the effectiveness of any required UCC financing statements filed in the applicable jurisdictions;

(g) engage in any activities within the United States; provided that containers owned by the Issuer may be leased by the Issuer to Persons in the United States or for use in the United States; or

(h) for purposes of the Asset Base calculation, revise the Depreciation Policy with respect to the Managed Containers in such a way as to reduce the amount of depreciation expense that would be recorded in any year from that which would have been recorded pursuant to the Depreciation Policy without obtaining in each such instance the prior written consent of (A) the Requisite Global Majority and (B) if specified in a Supplement for a Series of Notes, the percentage of Noteholders set forth therein.

Section 607. Non-Consolidation of Issuer.

(a) The Issuer shall be operated in such a manner that it shall not be substantively consolidated with the estate of any other Person in the event of the bankruptcy or insolvency of the Issuer or such other Person. Without limiting the foregoing, the Issuer shall (1) conduct its business in its own name, (2) maintain its books, records and bank accounts separate from those of any other Person, (3) not commingle its funds with those of any other Person (except for any commingling of monies attributable to the Managed Containers that are on deposit in the Master Account until such time as such monies are transferred to the Trust Account in accordance with the terms of the Management Agreement), (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and, to the extent that the Issuer’s assets, liabilities, expenses, revenues, and other financial information are required to be included in any consolidated financial statement, a note will be included in such financial statements that indicates that the Issuer is a separate legal entity from the other members of the consolidated group, its assets are not assets of any other member of the consolidated group, and its assets are not available to the creditors of any other member of the consolidated group, (5) other than with respect to Manager Advances, pay its own liabilities and expenses out of its own funds, (6) enter into a transaction with an Affiliate only if such transaction is intrinsically fair, commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate (provided, any transaction between the Issuer and an Affiliate pursuant to the Management Agreement, any Container Transfer Agreement or the Container Sale Agreement shall be deemed to have satisfied this clause (6)), (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, (8) hold itself out as a separate entity and maintain adequate capital in light of its contemplated business operations, (9) correct any known misunderstanding regarding its separate identity, (10) use separate stationary, invoices and checks from those of any other Person and (11) observe all other organizational formalities.

(b) Notwithstanding any provision of law which otherwise empowers the Issuer, the Issuer shall not (1) hold itself out as being liable for the debts of any other Person, (2) act other than in its corporate name and through its duly authorized officers or agents, (3) engage in any joint activity or transaction of any kind with or for the benefit of any Affiliate including any of the transactions described in Section 611 hereof, except (i) payment of lawful distributions to its members and (ii) the execution, delivery and performance of the Management Agreement, (4) enter into any transaction that is prohibited pursuant to the provisions of Section 610 herein or (5) take any other action that would be inconsistent with maintaining the separate legal identity of the Issuer or engage in any other activity not contemplated by this Indenture and the Related Documents.

Section 608. No Bankruptcy Petition.

The Issuer shall not (1) commence any Insolvency Proceeding seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (2) seek appointment of a receiver, trustee, custodian or other similar official for it or any part of its assets, (3) make a general assignment for the benefit of creditors, or (4) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing.

Section 609. Liens.

The Issuer shall not (i) permit any Lien (except any Permitted Encumbrance) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof or any interest therein or the Proceeds thereof; or (ii) permit the Lien of this Indenture not to constitute a valid first priority security interest in the Collateral.

Section 610. Other Indebtedness.

The Issuer shall not contract for, create, incur, assume or suffer to exist any Indebtedness except (i) any Notes issued pursuant to this Indenture or any Supplement issued hereunder, (ii) obligations incurred in accordance with the terms of the Related Documents including, without limitation, Manager Advances and Management Fees incurred in accordance with the terms of the Management Agreement, (iii) trade payables and expense accruals incurred in the ordinary course and which are incidental to the purposes permitted pursuant to the Issuer’s charter documents and (iv) Interest Rate Hedge Agreements required or permitted pursuant to the terms of Section 627 hereof. For the avoidance of doubt, the Issuer shall not incur any Indebtedness for borrowed money other than pursuant to clauses (i) and (iv) of this Section 610.

Section 611. Guarantees, Loans, Advances and Other Liabilities.

The Issuer will not make any loan, advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing, or otherwise), endorse (except for the endorsement of checks for collection or deposit) or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

Section 612. Consolidation, Amalgamation, Merger and Sale of Assets; Ownership of the Issuer.

(a) The Issuer shall not consolidate with, amalgamate or merge with or into any other Person or sell, convey, transfer or lease all or substantially all of its assets, whether in a single transaction or a series of transactions, to any Person, except for (i) any such sale, conveyance or transfer contemplated in this Indenture or any Supplement issued hereunder and (ii) any Lease of a container in accordance with the terms of the Management Agreement.

(b) The obligations of the Issuer hereunder shall not be assignable nor shall any Person succeed to the obligations of the Issuer hereunder except in each case in accordance with the provisions of this Indenture.

(c) The Issuer shall give prior written notice to the Control Party for each Series of Notes and to each Interest Rate Hedge Provider of any action pursuant to this Section 612; provided, that such notice shall also be given to each Noteholder of any Warehouse Notes.

Section 613. Other Agreements.

(a) The Issuer will not after the date of the issuance of the Notes enter into or become a party to any agreements or instruments other than (i) this Indenture, the Supplements, the Container Sale Agreement, any Container Transfer Agreement, the Management Agreement, the Note Purchase Agreement, the other Related Documents for any Series of Notes and any agreements or instruments contemplated under the foregoing agreements listed in this Section 613(i), (ii) any agreement pursuant to which the Issuer issues additional shares to any other Person, (iii) any indemnification agreements with officers and directors of the Issuer provided that any payments owing by the Issuer thereunder shall be payable only to the extent set forth in Section 302 hereof, (iv) any agreement among the Issuer and one or more Affiliates with respect to the payment and accounting treatment of routine administrative expenses incurred by or on behalf of the Issuer in the normal course of its business, (v) any Interest Rate Hedge Agreement required or permitted pursuant to the terms of Section 627 hereof, and (vi) any other agreement(s) contemplated by any Related Document, including, without limitation, any agreement(s) for disposition of the Transferred Assets permitted by Sections 404, 606(a), 804 or 816 hereof and any agreement(s) for the sale, repurchase, lease or re-lease of a container made in accordance with the provisions of any Container Transfer Agreement, the Container Sale Agreement or the Management Agreement.

(b) In addition, the Issuer will not amend, modify or waive any provision of the Container Sale Agreement, the Management Agreement or any other Related Documents or give any approval or consent or permission provided for therein without the prior written consent of the requisite Persons set forth in the Container Sale Agreement, the Management Agreement or such other Related Documents, respectively, except to the extent such waiver, modification or amendment is permitted pursuant to the terms of such agreement. Nothing contained in this Section 613 shall prohibit the assignment, novation or termination of an Interest Rate Hedging Agreement done in compliance with Section 627 of this Indenture, subject to the terms of the related Interest Rate Hedging Agreement.

Section 614. Charter Documents.

The Issuer will not amend or modify its memorandum of association or bye-laws without (i) the vote of 75% of the directors and 70% of the shareholders of the Issuer; (ii) the prior written consent of the Requisite Global Majority and (iii) the prior written notice to the Control Party for each Series of Notes.

Section 615. Capital Expenditures.

The Issuer will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty), except for (a) acquisition of additional containers made in accordance with the terms of the Management Agreement or (b) capital improvements to the containers in the ordinary course of its business and in accordance with the Management Agreement.

Section 616. Permitted Activities.

The Issuer will not engage in any activity or enter into any transaction except as permitted under its memorandum of association or bye-laws. The Issuer will observe all organizational and managerial procedures required by its constitutional documents and Applicable Law. The Issuer shall (i) keep complete minutes of the meetings and other proceedings of the Issuer and (ii) continuously maintain the resolutions, agreements and other instruments underlying the transaction contemplated by the Related Documents.

Section 617. Investment Company.

The Issuer will conduct its operations in a manner which will not subject it to registration as an “investment company” under the Investment Company Act of 1940, as amended.

Section 618. Payments of Collateral.

If the Issuer shall receive from any Person any payments with respect to the Collateral (to the extent such Collateral has not been released from the Lien of this Indenture in accordance with Section 404 hereof), the Issuer shall receive such payment in trust for the Indenture Trustee, as secured party hereunder, and subject to the Indenture Trustee’s security interest and shall, by not later than one Business Day after receipt thereof, deposit such payment in the Trust Account.

Section 619. Notices.

The Issuer shall notify the Indenture Trustee, the Administrative Agent, each Series Enhancer, each Interest Rate Hedge Provider and the Manager Transfer Facilitator (but only with respect to the occurrence of a Manager Default) in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

(a) Event of Default. The occurrence of an Event of Default and any acceleration of any Notes hereunder;

(b) Litigation. The institution of any litigation, arbitration proceeding or Proceeding before any Governmental Authority which might have or result in a Material Adverse Change;

(c) Material Adverse Change. The occurrence of a Material Adverse Change;

(d) Other Events. The occurrence of an Early Amortization Event or such other events that may, with the giving of notice or the passage of time or both, constitute an Event of Default.

Section 620. Books and Records.

The Issuer shall, and shall cause the Manager to, maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities. In connection with each transfer of Transferred Assets, the Issuer shall report, or cause to be reported, on its financial records the transfer of the Transferred Assets as a purchase under GAAP. The Issuer will ensure that no financial statement, nor any consolidated financial statements of the Issuer, suggests that the assets of the Issuer are available to pay the debts of either of the Sellers, the Manager, or any of their Affiliates.

Section 621. Taxes.

The Issuer shall, or shall cause the Manager to, pay when due, all of its taxes, unless and only to the extent that Issuer is contesting such taxes in good faith and by appropriate Proceedings and Issuer has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

Section 622. Subsidiaries.

The Issuer shall not create any Subsidiaries.

Section 623. Investments.

The Issuer shall not make or permit to exist any Investment in any Person except for Investments in Eligible Investments made in accordance with the terms of this Indenture.

Section 624. Use of Proceeds.

The Issuer shall use the proceeds of the Notes only for general corporate purposes, including the distribution of dividends, the repayment of other indebtedness and paying the costs of the issuance of the Notes. In addition, Issuer shall not permit any proceeds of the Notes to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, and shall furnish to each Holder, upon its request, a statement in conformity with the requirements of Regulation U.

Section 625. Asset Base Report.

The Issuer shall prepare and deliver to the Indenture Trustee, each Series Enhancer, each Interest Rate Hedge Provider and the Administrative Agent on each Determination Date, an Asset Base Report.

Section 626. Financial Statements.

The Issuer shall prepare and deliver to the Indenture Trustee, each Series Enhancer, each Interest Rate Hedge Provider and the Administrative Agent, or shall cause the Manager to prepare and deliver to such parties pursuant to the Management Agreement, quarterly financial statements of the Issuer, the Manager, Textainer Group Holdings Limited and Textainer Limited within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year and separate annual financial statements of the Issuer and the Manager, audited by their regular Independent Accountants, within one hundred twenty (120) days after the end of each fiscal year ending on and after December 31, 2012. All financial statements shall be prepared in accordance with GAAP. Delivery of such reports, information and documents to the Indenture Trustee is for informational purposes only and the Indenture Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Indenture Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 627. Interest Rate Hedge Agreements.

(a) On the date of this Indenture, the Issuer is a party to one or more Interest Rate Hedge Agreements with, in each case, an Eligible Interest Rate Hedge Provider. Upon the earliest to occur of (w) the eight month anniversary of the Hedging Reference Date, (x) the first day after the date on which one month LIBOR (as determined by the Administrative Agent in accordance with its standard practices) shall exceed or equal two and three quarters of one percent (2.75%), (y) the first day after the date on which the 5-year swap rate (as set forth in The Wall Street Journal) shall equal or exceed four percent (4.00%), and (z) the date on which an Event of Default, Early Amortization Event or Manager Default has occurred, the Issuer shall (or shall cause the Manager on its behalf), to the extent commercially practicable, enter into and maintain transactions under Interest Rate Hedge Agreements with respect to (i) Managed Containers that are then subject to Long-Term Leases and Finance Leases and (ii) Managed Containers that are then subject to Master Leases, in the amounts required by the hedging policy set forth in Exhibit F hereto; provided that, except with respect to the initial entry by the Issuer into the required Interest Rate Hedge Agreements under the preceding clause (z) (if such clause is applicable), so long as an Early Amortization Event or an Event of Default is continuing, neither the Issuer (nor the Manager on its behalf) shall enter into any additional transactions under Interest Rate Hedge Agreements other than by terminating existing transactions; provided, further, that upon the earlier to occur of (A) the Conversion Date and (B) any of the dates referenced in clauses (x), (y) or (z) of the second sentence in this paragraph, the Interest Rate Hedge Agreements related to Long-Term Leases and Finance Leases must have a weighted average tenor of no less than one year less than the then weighted average remaining term of the applicable Long-Term Leases and Finance Leases.

(b) In the event that the application of the formulas set forth in Exhibit F hereto indicates that either (i) the Issuer is required to enter into additional transactions under Interest Rate Hedge Agreements, with a total notional balance in excess of Ten Million Dollars ($10,000,000) or (ii) the aggregate notional balance of all outstanding transactions under Interest Rate Hedge Agreements then in effect exceeds the aggregate required notional amount (as determined by application of the formulas set forth in Exhibit F hereto) by the lesser of (A) Twenty Million Dollars ($20,000,000) or (B) the then Aggregate Principal Balance (excluding, in such calculation, the unpaid principal balance of any Note of any Series upon which interest is paid at a fixed rate pursuant to the terms of the related Supplement), then the Issuer shall provide notice of such event to the Indenture Trustee, each Interest Rate Hedge Provider and each Series Enhancer within 5 Business Days after such condition is determined to exist. The Issuer (or the Manager on behalf of the Issuer) shall within thirty (30) days after the date on which such condition is determined to exist, remedy such imbalance (x) under circumstances described in the preceding clause (i), by entering into one or more transactions under Interest Rate Hedge Agreements in order to comply with the requirements of Section 627(a) and not exceed such requirements by more than the amounts set forth in clause (ii) above, or (y) under circumstances described in the preceding clause (ii) by terminating swap transactions for all, or a portion, of one or more transactions under Interest Rate Hedge Agreements then in effect so that the remaining notional amounts for all future calculation periods under all transactions outstanding under the Interest Rate Hedge Agreements then in effect, shall comply with the requirements of Section 627(a) and not exceed such requirements by more than the amounts set forth in clause (ii) above. The calculations to be made under this Section 627(b) shall exclude all transactions where the Issuer is not required to make any scheduled periodic payments other than premium payments or fees, and the Net Book Value of the containers hedged by such transactions. So long as no Early Amortization Event or Event of Default is then continuing, the Issuer (or the Manager on its behalf) may exercise its discretion in selecting the specific transactions and notional amounts thereof to be terminated. If an Early Amortization Event or Event of Default is then continuing, termination swaps shall be effected over all outstanding transactions under Interest Rate Hedge Agreements then in effect on a pro rata basis, based on the respective notional amounts for each remaining calculation period, so that the remaining notional amounts for each remaining calculation period will comply with the requirements of Section 627(a) hereof and not exceed the amounts set forth in Section 627(b)(ii) hereof. If provided for in the terms of an Interest Rate Hedge Agreement, the Issuer may assign to, or accept an assignment or novation of, any Interest Rate Hedge Agreement with a Special Purpose Entity in order to comply with the provisions of this Section 627.

(c) In the event the Issuer, or Manager on behalf of Issuer, fails to enter into or terminate swap transactions as required under Section 627(b) within the 30 day time period provided in Section 627(b), the Requisite Global Majority (A) will have the right, in its sole discretion, to direct the Indenture Trustee to enter into additional transactions under Interest Rate Hedge Agreements on the Issuer’s behalf in order to comply with the requirements of Section 627(a) hereof or (B) within 5 Business Days after the 30 day period provided in Section 627(b) will have the right, in its sole discretion, to direct the Indenture Trustee to terminate, in whole or in part, all outstanding transactions under Interest Rate Hedge Agreements then in effect on a pro rata basis, based on the respective notional amounts for each remaining calculation period, so that the remaining notional amounts for each remaining calculation period will comply with the requirements of Section 627(a) hereof and not exceed the amounts set forth in Section 627(b)(ii) hereof. In the event the Requisite Global Majority directs the Indenture Trustee to enter into an Interest Rate Hedge Agreement on the Issuer’s behalf, the Requisite Global Majority shall promptly send a copy of any such agreement to the Issuer and may provide the Indenture Trustee and Manager with a written direction to deposit in the Trust Account certain amounts to purchase, or reimburse the Requisite Global Majority or a third-party for purchasing, such Interest Rate Hedge Agreement. All payments received from an Interest Rate Hedge Provider shall be deposited by the Issuer directly into the Trust Account.

(d) With respect to any transaction which is to be terminated in accordance with the terms of this Section 627, the Issuer (or the Manager or Requisite Global Majority) will give the Interest Rate Hedge Provider not less than three Business Days notice of such termination, specifying the relevant transaction, the notional amount thereof to be terminated for each remaining calculation period and the effective date of such termination. An “Additional Termination Event” and an “Early Termination Date” (as such terms are used in the 1992 ISDA Master Agreement Multicurrency–Cross Border form agreement) shall be deemed to have occurred under the transaction on the specified termination date with respect to the notional amounts so terminated. For purposes of such Early Termination Date and Section 6(e) of the applicable Interest Rate Hedge Agreement, the “Terminated Transaction” shall be only that portion relating to the terminated notional amounts and the remainder of the transaction will continue in full force and effect and the Issuer will be the “Affected Party” for purposes of such termination. The amount payable under Section 6(e) of the applicable Interest Rate Hedge Agreement shall be determined by the Interest Rate Hedge Provider and shall be due and payable in accordance with the terms of such Section 6(e), provided that “Market Quotation” under the Interest Rate Hedge Agreement shall be determined on the basis of the quotation of one Reference Market-maker selected by the Interest Rate Hedge Provider, which may be such Interest Rate Hedge Provider to the extent its quotation is reasonably determined in good faith. The provisions of this Section 627(d) shall be incorporated by reference in each Interest Rate Hedge Agreement.

(e) On each Determination Date, Issuer shall provide or cause to be provided to the Indenture Trustee, each Interest Rate Hedge Provider and each Series Enhancer, a monthly report reflecting the hedging policy calculations (including, without limitation, the calculation of the formulas set forth in Exhibit F hereto) as of the end of the preceding calendar month based on all transactions outstanding as of the end of such month under Interest Rate Hedge Agreements then in effect, including transactions which are scheduled to commence on a future date.

(f) The termination provisions provided for in this Indenture relating to the Interest Rate Hedge Agreements are in addition to, and not to the exclusion of, any termination provisions contained in the Interest Rate Hedge Agreements.

(g) Any changes made after the Closing Date in the hedging policy set forth in Exhibit F must be approved in advance by each Control Party. Each Series Enhancer shall have the right to approve any new Interest Rate Hedge Agreements (or any amendments of existing or new Interest Rate Hedge Agreements) entered into or made after the Closing Date which are materially different from the Interest Rate Hedge Agreements existing on the Closing Date (as such agreements may have been amended through such date).

(h) The Issuer shall enter into each Interest Rate Hedge Agreement only with an Eligible Interest Rate Hedge Provider. Each Interest Rate Hedge Agreement shall provide that if the Eligible Interest Rate Hedge Provider or any party providing credit support on its behalf suffers an Interest Rate Hedge Provider Required Rating Downgrade Event, such Interest Rate Hedge Provider will be required (i) to post, within ten (10) Business Days (or such other period of time as may be set forth in the related Interest Rate Hedge Agreement not to exceed thirty (30) days) after such Interest Rate Hedge Provider Required Rating Downgrade Event, collateral set forth in the applicable Interest Rate Hedge Agreement and execute a credit support annex in connection therewith or (ii) otherwise remedy such Interest Rate Hedge Provider Required Rating Downgrade Event in accordance with the terms of the related Interest Rate Hedge Agreement. Failure to post collateral or so otherwise remedy such Interest Rate Hedge Provider Required Rating Downgrade Event within the applicable period of time shall constitute a termination event under the terms of the applicable Interest Rate Hedge Agreement. Such Interest Rate Hedge Provider may transfer (at its own cost), with the cooperation of the Issuer and the Manager, all of its rights and obligations under its Interest Rate Hedge Agreement to an Eligible Interest Rate Hedge Provider in accordance with the terms of its Interest Rate Hedge Agreement. Each Interest Rate Hedge Agreement shall also provide that if the Interest Rate Hedge Provider (or any party providing credit support identified in the Interest Rate Hedge Agreement or any credit support annex thereto on its behalf) suffers an Interest Rate Hedge Provider Required Rating Replacement Event, such Interest Rate Hedge

Provider will be required to transfer (at its own cost) all of its rights and obligations under its Interest Rate Hedge Agreement to an Eligible Interest Rate Hedge Provider not later than thirty (30) Business Days (or such other period of time as may be set forth in the related Interest Rate Hedge Agreement) after the occurrence of the Interest Rate Hedge Provider Required Rating Replacement Event. Upon the occurrence of an Interest Rate Hedge Provider Required Rating Replacement Event, and the failure of the Interest Rate Hedge Provider to transfer (at its own cost) all of its rights and obligations under its Interest Rate Hedge Agreement to an Eligible Interest Rate Hedge Provider within the applicable period of time, any Series Enhancer shall have the right to direct the Issuer to terminate the applicable Interest Rate Hedge Agreement. The Issuer may, with the prior written consent of each Series Enhancer and the Administrative Agent, or shall, at the direction of any Series Enhancer or the Administrative Agent, terminate an Interest Rate Hedge Agreement and simultaneously enter into a replacement Interest Rate Hedge Agreement in the event an Interest Rate Hedge Provider fails to post collateral or transfer its rights and interests under an Interest Rate Hedge Agreement in accordance with the terms of the Interest Rate Hedge Agreement as required in relation to an Interest Rate Hedge Provider Required Rating Downgrade Event or an Interest Rate Hedge Provider Required Rating Replacement Event, as applicable.

(i) The Indenture Trustee shall, promptly after the Closing Date, establish a single segregated trust account (with separate subaccounts for each financial institution acting as an Interest Rate Hedge Provider) in the name of the Indenture Trustee (collectively, the “Counterparty Collateral Account”), which shall be held in trust in the name of the Indenture Trustee for the benefit of the Noteholders and any Series Enhancer under this Indenture and over which the Indenture Trustee shall have exclusive control and the sole right of withdrawal. Notwithstanding anything to the contrary in this section, investment earnings on amounts held in the Counterparty Collateral Account shall be remitted to the applicable Interest Rate Hedge Provider upon its written request in accordance with the terms of the applicable Interest Rate Hedge Agreement. The Indenture Trustee shall deposit all collateral received from an Interest Rate Hedge Provider under an Interest Rate Hedge Agreement in the Counterparty Collateral Account. Any and all funds at any time on deposit in, or otherwise held to the credit of, the Counterparty Collateral Account shall be held in trust by the Indenture Trustee for the benefit of the Noteholders and any Series Enhancer under this Indenture. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of the Counterparty Collateral Account shall be (i) for application to obligations of the applicable Interest Rate Hedge Provider to the Issuer under its Interest Rate Hedge Agreement if such Interest Rate Hedge Agreement becomes subject to early termination, or (ii) to return collateral or investment earnings to such Interest Rate Hedge Provider when and as required by such Interest Rate Hedge Agreement. Wells Fargo Bank, National Association as Indenture Trustee and as Securities Intermediary shall take all actions necessary to return collateral to any Interest Rate Hedge Provider as described in the preceding sentence including, without limitation, issuance of entitlement orders to any Securities Intermediary. All actions to be taken by an Interest Rate Hedge Provider under this Section 627 shall be at the expense of such Interest Rate Hedge Provider.

(j) The parties hereto acknowledge and agree that the Indenture Trustee shall not be required to act as a “commodity pool operator” (as defined in the Commodity Exchange Act, as amended) or be required to undertake regulatory filings related to this Indenture in connection therewith.

Section 628. UNIDROIT Convention.

The Issuer shall comply with the terms and provisions of the UNIDROIT Convention or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted by the container leasing industry.

Section 629. Other Information.

For so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer will, and shall cause Manager to, (i) provide or cause to be provided to any Holder of Notes and any prospective purchaser thereof designated by such a Holder, upon the request of such Holder or prospective purchaser, the information required to be provided to such Holder or prospective purchaser by Rule 144A(d)(4) under the Securities Act; and (ii) update such information to prevent such information from becoming materially false and materially misleading in a manner adverse to any Noteholder.

Section 630. Separate Identity.

The Issuer will be operated, or will cause itself to be operated, so that the Issuer will not be substantively consolidated with Textainer Limited, TGH, any Special Purpose Entity, the Manager or any of their respective Affiliates.

Section 631. Purchase of Additional Containers.

The Issuer shall not use funds to be classified as an Issuer Expense to purchase additional Containers.

ARTICLE VII

DISCHARGE OF INDENTURE; PREPAYMENTS

Section 701. Full Discharge.

Upon payment in full of the Aggregate Outstanding Obligations, the Indenture Trustee shall, at the request and at the expense of the Issuer, execute and deliver to the Issuer such deeds or other instruments as shall be requisite to evidence the satisfaction and discharge of this Indenture and the security hereby created with respect to the applicable Series, and to release the Issuer from its covenants contained in this Indenture and the related Supplement with respect to such Series. In connection with the satisfaction and discharge of the Indenture the Indenture Trustee shall be provided with and shall be entitled to conclusively rely upon an Opinion of Counsel stating that such satisfaction and discharge is authorized and permitted.

Section 702. Prepayment of Notes.

(a) Mandatory Prepayments. Unless otherwise specified in a Supplement for a Senior Series of Notes, the Issuer shall be required to prepay the then unpaid principal balance of all, or a portion, of one or more Senior Series of Notes then Outstanding if, on any Payment Date, the then unpaid principal balance of all Senior Series of Notes exceeds the Senior Asset Base. Unless otherwise specified in a Supplement for a Subordinate Series of Notes, the Issuer shall be required to prepay the then unpaid principal balance of all, or a portion of, one or more Subordinate Series of Notes then Outstanding if, on any Payment Date, the then unpaid principal balance of all Subordinate Series of Notes exceeds the Subordinate Asset Base. Such Prepayment shall be in the amount of the applicable Asset Base Deficiency and shall be paid in accordance with the priority of payments set forth in Section 302 hereof. The calculations referred to herein shall be evidenced by the Asset Base Report received by the Indenture Trustee on any Determination Date. Any such Prepayment shall be allocated, first, to each Senior Series or Subordinate Series, as the case may be, of Warehouse Notes then Outstanding on a pro rata basis, in proportion to the then unpaid principal balance of such Warehouse Notes, until the principal balances of such Warehouse Notes have been paid in full, and then to all Senior Series or Subordinate Series, as the case may be, of Term Notes then Outstanding on a pro rata basis, in proportion to the then unpaid principal balance of each such Series of Term Notes. Notwithstanding the foregoing, if sufficient funds are not available to allow the Issuer to prepay the principal balance of the Senior Series of Warehouse Notes or the Subordinate Series of Warehouse Notes, as the case may be, on such Payment Date in an amount equal to the applicable Asset Base Deficiency, then the amount of any such Supplemental Principal Payment Amount or Subordinate Supplemental Principal Payment Amount, as the case may be, to be actually paid on such Payment Date shall be applied among the Warehouse Notes and the Term Notes in accordance with Section 302(e) hereof.

(b) Voluntary Prepayments. So long as no Early Amortization Event is then continuing, the Issuer may, from time to time, make an optional Prepayment of principal of the Notes of a Series at the times, in the amounts and subject to the conditions and limitations set forth in the Supplement for the Series of Notes to be prepaid. If an Early Amortization Event is then continuing, all optional Prepayments made in accordance with the provisions of this Section

702(b) shall be applied in accordance with the applicable provisions of Section 302 hereof. The Issuer shall promptly confirm any telephonic notice of prepayment in writing. Any optional Prepayment of principal made by the Issuer pursuant to this Section 702(b) shall also include accrued interest to the date of the prepayment on the amount being prepaid. Any optional Prepayment made pursuant to the provisions of this Section 702(b) shall be accomplished by a deposit of funds directly into the Trust Account and, unless otherwise specified in the Supplement for any Series of Notes then Outstanding, may be applied by the Issuer to reduce the unpaid principal balance of one or more Series of Notes then Outstanding, such Series to be selected in the sole discretion of the Issuer. Notice of any voluntary prepayment of a Series of Term Notes to be made by the Issuer pursuant to the provisions of this Section 702(b) shall be given by the Issuer to the Indenture Trustee and, if applicable, the Series of Notes to be prepaid, not later than the tenth (10th) day prior to the date of such prepayment and not earlier than the Payment Date immediately preceding the date of such Prepayment.

(c) Repayment of Eligible Interest Rate Hedge Providers. If the Issuer has elected to make a voluntary Prepayment in accordance with the provisions of Section 702(b) above or is required to make a Prepayment in accordance with the provisions of Section 702(a) above, then in addition to such Prepayment, the Issuer shall pay such amount, including any termination payments, necessary (in each case as determined by the Administrative Agent and after taking account of payment priorities set forth in Section 302 hereunder) to reduce the aggregate notional balance of all outstanding transactions under the Interest Rate Hedge Agreements then in effect to the level required under Section 627(b) and not in excess of such requirements by more than the amounts set forth in Section 627(a) hereof. So long as no Early Amortization Event or Event of Default is then continuing, the Issuer (or the Manager on its behalf) may exercise its discretion in selecting the specific transactions and the notional amounts thereof to be terminated. If an Early Amortization Event or Event of Default is then continuing the outstanding transactions will be terminated on a pro rata basis, based on the respective notional amounts for each remaining calculation period so that the remaining notional amounts for all future calculation periods under such transactions shall comply with the requirements of Section 627(b) and not exceed such requirements by more than the amounts set forth in Section 627(a) hereof.

(d) Adjustment of Prospective Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts. In the event that the Issuer makes a prepayment of less than all of the aggregate unpaid principal balance of any Series of Term Notes in accordance with the provisions of Section 702(a) or Section 702(b), then the Issuer shall promptly (but in any event within five (5) Business Days after the date on which such Prepayment is made) thereafter recalculate (subject to verification by the Indenture Trustee) the Minimum Principal Payment Amount and Scheduled Principal Payment Amount for each future Payment Date for each such Series of Notes being prepaid by an amount equal to the quotient of (i) the aggregate amount of the prepayment received by such Series divided by (ii) the number of remaining Payment Dates to and including, (A) the Legal Final Payment Date (with respect to the Minimum Principal Payment Amount) or (B) the Expected Final Payment Date (with respect to the Scheduled Principal Payment Amount), for such Series of Notes.

Section 703. Unclaimed Funds.

In the event that any amount due to any Noteholder remains unclaimed, the Issuer shall, at its expense, cause to be published once, in the eastern edition of The Wall Street Journal notice that such money remains unclaimed. Any such unclaimed amounts shall not be invested by the Indenture Trustee (notwithstanding the provisions of Section 303 hereof) and no additional interest shall accrue on the related Note subsequent to the date on which such funds were available for distribution to such Noteholder. Any such unclaimed amounts shall be held by the Indenture Trustee in trust until the latest of (i) two (2) years after the date of the publication described in the second preceding sentence, (ii) the date all other registered Noteholders of such Series shall have received full payment of all principal, interest, premium, if any, and other sums payable to them on such Notes or the Indenture Trustee shall hold (and shall have notified the registered Noteholders that it holds) in trust for that purpose an amount sufficient to make full payment thereof when due and (iii) the date the Issuer shall have fully performed and observed all its covenants and obligations contained in this Indenture and the related Supplement with respect to such Series of Notes. Thereafter, any such unclaimed amounts shall be paid to the Issuer by the Indenture Trustee on written demand; and thereupon each of the Indenture Trustee and the Issuer shall be released from all further liability with respect to such monies, and thereafter the registered Noteholders in respect of which such monies were so paid to the Issuer shall have no rights in respect thereof; provided, that if such money or any portion thereof had been previously deposited by the Series Enhancer with the Indenture Trustee for the payment of principal or interest on the Notes, to the extent any amounts are owing to the Series Enhancer, such amounts shall be paid promptly to the Series Enhancer.

ARTICLE VIII

DEFAULT PROVISIONS AND REMEDIES

Section 801. Event of Default.

“Event of Default”, wherever used herein with respect to any Series of Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority):

(i) default in (A) the payment on any Payment Date of any interest or premium, if any, then due and payable on any Series of Notes or (B) the payment on the Legal Final Payment Date of the then unpaid principal balance of any Series of Notes;

(ii) default in the payment of (A) any Indenture Trustee’s Fees then due and payable, or (B) other amounts not dealt with in clause (i) above owing to the Noteholders of any Series or any Series Enhancer, and the continuation of such default for more than three (3) Business Days after the same shall have become due and payable in accordance with the terms of such Notes, this Indenture, the related Supplement or any other Related Documents;

(iii) default in the performance, or breach, of any covenant of the Issuer or any Seller in any Related Document (to the extent such breach is not otherwise addressed in this Section 801) which breach materially and adversely affects the interest of any Noteholder, any Interest Rate Hedge Provider or any Series Enhancer and continues for a period of sixty (60) days after the earliest of (i) any Authorized Officer of the Issuer or such Seller, as the case may be, first acquiring knowledge thereof, (ii) the Indenture Trustee’s giving written notice thereof to the Issuer or such Seller, as the case may be, or (iii) any Noteholder or any Series Enhancer giving written notice thereof to the Issuer or such Seller, as the case may be, and the Indenture Trustee; provided, however, that if the Issuer or the Sellers, as the case may be, is or are diligently attempting to effect such cure at the end of such sixty (60) day period, the Issuer or such Sellers, as the case may be, shall be entitled to an additional sixty (60) day period in which to complete such cure; provided, further, that, no notice whatsoever shall be required with respect to any default in the due observance or performance of Section 603 hereof or of any negative covenant set forth in Sections 606, 607 (except clause (a)(4) thereof), 608, 609, 610, 611, 612, 613, 614, 615, 616, 622, 623, 630 or 631 hereof, Section 4.01(a)(iii) or 4.01(f) of any Container Transfer Agreement or Section 4.01(a)(iii) or 4.01(f) of the Container Sale Agreement; provided, further, that no waiver by a Series Enhancer of an Event of Default of the type described in Section 801(viii) shall constitute a waiver of an Event of Default under this clause (iii) with respect to the default in the due observance or performance of the negative covenant set forth in Section 609 hereof.

(iv) any representation or warranty of the Issuer or the Sellers made in any Related Document shall prove to be incorrect in any material respect as of the time when the same shall have been made which breach materially and adversely affects the interest of any Noteholder, any Interest Rate Hedge Provider or any Series Enhancer and continues and, if capable of cure, the continuance of such condition for a period of 30 days after the earliest of (i) any Authorized Officer of the Issuer or the Sellers, as the case may be, first acquiring knowledge thereof, (ii) the Indenture Trustee’s giving written notice thereof to the Issuer or the Sellers, as the case may be, or (iii) any Noteholder or Series Enhancer giving written notice thereof to the Issuer or the Sellers, as the case may be, and the Indenture Trustee; provided, however, that if the Issuer or the Sellers, as the case may be, is diligently attempting to effect such cure at the end of such thirty (30) day period, the Issuer or the Sellers, as the case may be, shall be entitled to an additional thirty (30) day period in which to complete such cure;

(v) the entry of a decree or order for relief by a court having jurisdiction in respect of the Issuer in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Issuer or for any substantial part of its properties, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(vi) the commencement by the Issuer of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Issuer to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Issuer or any substantial part of its properties, or the making by the Issuer of any general assignment for the benefit of creditors, or the failure by the Issuer generally to pay its debts as they become due, or the taking of any action by the Issuer in furtherance of any such action;

(vii) all of the following conditions shall have occurred: (A) a Manager Default shall have occurred and shall not have been remedied, waived or cured, (B) the Indenture Trustee (acting at the direction of the Requisite Global Majority) shall have directed the Issuer in writing, with a copy of such written direction delivered to the Manager (the “Replacement Request”), to appoint a Replacement Manager for the Terminated Managed Containers in accordance with the terms of the Management Agreement, and (C) a Replacement Manager shall not have been appointed and assumed the management of all Terminated Managed Containers pursuant to a management agreement reasonably acceptable to the Requisite Global Majority by the date which is ninety (90) days after the date on which such Manager Default initially occurred;

(viii) the Indenture Trustee shall fail to have a first priority perfected security interest in the Collateral (unless waived by each Series Enhancer);

(ix) the occurrence of a default by the Issuer under the terms of any Related Document not otherwise addressed in this Section 801, and the continuation of such default for two (2) consecutive Payment Dates;

(x) The earlier to occur of the following conditions or events:

(A) as of any Payment Date, an Asset Base Deficiency exists, and such condition continues unremedied for a period of ninety (90) consecutive days; or

(B) as of any date of determination, the Aggregate Principal Balance shall exceed the sum of (A) the product of (i) one hundred percent (100%) and (ii) the Aggregate Net Book Value, plus (B) the product of (i) one hundred percent (100%) and (ii) an amount equal to the then current balance of the Restricted Cash Account, any Pre-Funding Account and the L/C Cash Account, plus (C) the product of (i) one hundred percent (100%) and (ii) the Aggregate Available Amount;

(xi) any payment is made by a Series Enhancer under any Enhancement Agreement;

(xii) the Issuer is required to register as an Investment Company under the Investment Company Act of 1940, as amended;

(xiii) the occurrence of a reportable event (within the meaning of Section 4043 of ERISA) with respect to any Plan maintained by the Issuer as to which the Pension Benefit Guaranty Corporation has not by regulation waived the requirement that it be notified thereof, or the occurrence of any event or condition with respect to a Plan which reasonably could be expected to result in any liability in excess of $250,000 or which actually results in the imposition of a Lien on the assets of the Issuer; or

(xiv) Textainer Limited or its Affiliates shall fail to own all of the authorized and issued shares of the Issuer.

The occurrence of an Event of Default with respect to one Series of Notes, except to the extent waived in accordance with Section 813 hereof, shall constitute an Event of Default with respect to all other Series of Notes then Outstanding unless the related Supplement with respect to each such Series of Notes shall specifically provide to the contrary.

Section 802. Acceleration of Stated Maturity; Rescission and Annulment.

(a) Upon the occurrence of an Event of Default of type described in paragraph (v) or (vi) of Section 801, the unpaid principal balance of, and accrued interest on, all Series of Notes, together with all other amounts then due and owing to the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider shall become immediately due and payable without further action by any Person. Except as set forth in the immediately preceding sentence, if an Event of Default under Section 801 occurs and is continuing, then and in every such case the Indenture Trustee may, and shall at the direction of any of (A) any affected Noteholder in the case of the occurrence of an Event of Default of the type described in Section 801(i), (B) the respective Series Enhancer in the case of the occurrence of an Event of Default of the type described in Section 801(xi), or (C) the Requisite Global Majority in these and all other instances, declare the principal of and accrued interest on all Notes of all Series then Outstanding to be due and payable immediately, by a notice in writing to the Issuer and to the Indenture Trustee given by the Requisite Global Majority, and upon any such declaration such principal and accrued interest shall become immediately due and payable.

(b) At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee as hereinafter in this Article provided, the Requisite Global Majority, by written notice to the Issuer and the Indenture Trustee, may rescind and annul such declaration and its consequences if:

(i) the Issuer has paid or deposited with the Indenture Trustee a sum sufficient to pay:

(A) all of the installments of interest and premium on and, if the Legal Final Payment Date has occurred with respect to any Series, principal of all Notes of such Series which were overdue prior to the date of such acceleration;

(B) to the extent that payment of such interest is lawful, interest at the applicable Overdue Rate on the amounts set forth in clause (A) above;

(C) all sums paid or advanced by the Indenture Trustee hereunder or the Manager and the reasonable compensation, out-of-pocket expenses, disbursements and advances of the Indenture Trustee, its agents and counsel incurred in connection with the enforcement of this Indenture;

(D) all amounts due to each Series Enhancer;

(E) all payments due under any Interest Rate Hedge Agreement, together with interest thereon in accordance with the terms thereof, and

(ii) all Events of Default, other than the nonpayment of the principal of or interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 813 hereof.

No such rescission with respect to any Event of Default shall affect any subsequent Event of Default or impair any right consequent thereon, nor shall any such rescission affect any Interest Rate Hedge Agreement which has been terminated in accordance with its terms.

Section 803. Collection of Indebtedness.

The Issuer covenants that, if an Event of Default occurs and is continuing and a declaration of acceleration has been made under Section 802 and not rescinded, the Issuer will, upon demand of the Indenture Trustee, pay to the Indenture Trustee, for the benefit of the Noteholders of all Series then Outstanding and each Series Enhancer and each Interest Rate Hedge Provider, an amount equal to the sum of (i) the sum of (A) the whole amount then due and payable for all Series of Notes then Outstanding, (B) all amounts owing by the Issuer under any Interest Rate Hedge Agreement, and (C) such further amounts as shall be required to pay in full all of the Outstanding Obligations, including in each case, the costs and out-of-pocket expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee the Requisite Global Majority, their agents and counsel incurred in connection with the enforcement of this Indenture, and (ii) to the extent that the payment of such interest is lawful, interest on the amount set forth in clause (i) at the applicable Overdue Rate with respect to the Notes and at the applicable default rate as set forth in the related Interest Rate Hedge Agreements or other Related Documents.

Section 804. Remedies.

If an Event of Default shall occur and be continuing, the Indenture Trustee, by such officer or agent as it may appoint, shall notify each Noteholder, the Administrative Agent, each Series Enhancer and each Interest Rate Hedge Provider, if any, of such Event of Default. So long as an Event of Default is continuing, the Indenture Trustee may, and shall if instructed by any of (A) any affected Noteholder in the case of the occurrence of an Event of Default of the type described in Section 801(i), (B) the respective Series Enhancer in the case of the occurrence of an Event of Default of the type described in Section 801(xi), or (C) the Requisite Global Majority in these and all other instances:

(i) institute any Proceedings, in its own name and as trustee of an express trust, for the collection of all amounts then due and payable on the Notes of all Series or under this Indenture or the related Supplement with respect thereto, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Collateral and any other assets of the Issuer any monies adjudged due;

(ii) subject to the quiet enjoyment rights of any lessee of a Managed Container, sell (including any sale made in accordance with Section 816 hereof), hold or lease the Collateral or any portion thereof or rights or interest therein, at one or more public or private transactions conducted in any manner permitted by law;

(iii) institute any Proceedings from time to time for the complete or partial foreclosure of the Lien created by this Indenture with respect to the Collateral;

(iv) institute such other appropriate Proceedings to protect and enforce any other rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy;

(v) exercise any remedies of a secured party under the UCC or any Applicable Law and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee or the Noteholders hereunder;

(vi) appoint a receiver or a manager over the Issuer or its assets; and

(vii) if a Manager Default is then continuing, terminate the Management Agreement in accordance with its terms;

provided, however, that the prior consent of the Requisite Global Majority shall be required in order to take the actions set forth in clauses (ii), (iii), (v), (vi) and (vii) above.

Section 805. Indenture Trustee May Enforce Claims Without Possession of Notes.

(a) In all Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all of the Noteholders, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

(b) All rights of action and claims under this Indenture, the related Supplement or any of the Notes may be prosecuted and enforced by the Indenture Trustee without the possession of such Notes or the production thereof in any Proceeding relating thereto, and any such Proceeding instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery whether by judgment, settlement or otherwise shall, after provision for the payment of the compensation, expenses, and disbursements incurred and advances made, by the Indenture Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes, subject to the subordination of payments among Classes of a particular Series as set forth in the related Supplement.

Section 806. Allocation of Money Collected.

If the Notes of all Series have been declared due and payable following an Event of Default and such declaration and its consequences have not been rescinded or annulled, any money collected by the Indenture Trustee pursuant to this Article or otherwise and any other monies that may be held or thereafter received by the Indenture Trustee as security for such Notes shall be applied, to the extent permitted by law, in the following order, at the date or dates fixed by the Indenture Trustee:

FIRST: To the payment of all amounts due the Indenture Trustee under Section 905 hereof; and

SECOND: Any remaining amounts shall be distributed in accordance with Section 302(c)(III) hereof.

Section 807. Limitation on Suits.

Except with respect to an Event of Default of the type described in Section 801(i) hereof and solely to the extent permitted under clause (A) of Section 804 hereof, no Noteholder shall have the right to institute any Proceeding, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(i) such Holder has previously given written notice to the Indenture Trustee and the Requisite Global Majority of a continuing Event of Default;

(ii) the Requisite Global Majority shall have made written request to the Indenture Trustee to institute Proceedings in respect of such Event of Default in its own name as Indenture Trustee hereunder;

(iii) such Holder or Holders have offered to the Indenture Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv) the Indenture Trustee has, for thirty (30) days after its receipt by a Corporate Trust Officer of such notice, request and offer of security or indemnity, failed to institute any such Proceeding; and

(v) no direction inconsistent with such written request has been given to the Indenture Trustee during such thirty (30) day period by the Requisite Global Majority;

it being understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Noteholder, or to obtain or to seek to obtain priority or preference over any other Noteholder (except to the extent provided in the related Supplement) or to enforce any right under this Indenture, except in the manner herein provided and for the benefit of all Noteholders.

Section 808. Unconditional Right of Holders to Receive Principal, Interest and Commitment Fees.

Notwithstanding any other provision of this Indenture, each Noteholder (including any Series Enhancer with respect to a Note) shall have the right, which is absolute and unconditional, to receive payment of the principal of, and interest, commitment fees and premiums in respect of such Note as such principal, interest and commitment fees becomes due and payable in accordance with the provisions of this Indenture and the related Supplement and to institute any Proceeding for the enforcement of such payment, and such rights shall not be impaired without the consent of such Holder or Series Enhancer.

Section 809. Restoration of Rights and Remedies.

If the Indenture Trustee, any Series Enhancer or any Holder has instituted any Proceeding to enforce any right or remedy under this Indenture or the related Supplement and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Indenture Trustee, any Series Enhancer or to such Holder, then and in every such case, subject to any determination in such Proceeding, the Issuer, the Indenture Trustee, such Series Enhancer and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Indenture Trustee, such Series Enhancer and the Holders shall continue as though no such Proceeding had been instituted.

Section 810. Rights and Remedies Cumulative.

No right or remedy conferred upon or reserved to the Indenture Trustee, any Series Enhancer, any Interest Rate Hedge Provider or to the Holders pursuant to this Indenture or any Supplement is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 811. Delay or Omission Not Waiver.

No delay or omission of the Indenture Trustee, any Series Enhancer, any Interest Rate Hedge Provider or any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Indenture Trustee, any Series Enhancer, any Interest Rate Hedge Provider, or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee, by any Series Enhancer, by any Interest Rate Hedge Provider, or by the Holders, as the case may be.

Section 812. Control by Requisite Global Majority.

(a) Upon the occurrence of an Event of Default, the Requisite Global Majority shall have the right to direct in writing the time, method and place of conducting any Proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee, provided that (i) such direction shall not be in conflict with any rule of law or with this Indenture, including, without limitation, Section 804 hereof and (ii) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction.

(b) Notwithstanding the grant of a security interest to secure the Outstanding Obligations owing to the Indenture Trustee, for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider, all rights to direct actions or to exercise rights or remedies under this Indenture or the UCC (including those set forth in Section 804 hereof) shall be vested solely in the Requisite Global Majority and, by accepting the benefits of this Indenture, each Noteholder and Interest Rate Hedge Provider acknowledges such statement; provided, however, that nothing contained herein shall constitute a modification of Section 808, Section 813(b) or Section 816(d) hereof.

Section 813. Waiver of Past Defaults.

(a) The Requisite Global Majority may, on behalf of all Noteholders of all Series, waive any past Event of Default and its consequences, except an Event of Default

(i) in the payment of (x) the principal balance of any Note on the Legal Final Payment Date, (y) interest on any Note of any Series on any Payment Date, or (z) commitment fees or any Premium owed to any Series Enhancer in respect of any Note of any Series on any Payment Date, all of which defaults can be waived solely by the affected Noteholder or Series Enhancer, as the case may be, or

(ii) in respect of a covenant or provision hereof which cannot be modified or amended without the consent of all the Noteholders of all Series pursuant to Section 1002 of this Indenture.

(b) Upon any such waiver, such Event of Default shall cease to exist and shall be deemed to have been cured and not to have occurred for every purpose of this Indenture; provided, however, that no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon nor affect any Interest Rate Hedge Agreement which has been terminated in accordance with its terms.

Section 814. Undertaking for Costs.

All parties to this Indenture agree, and each Holder of any Note by acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section shall not apply to any suit instituted by the Indenture Trustee or any Holder or group of Holders, holding in the aggregate more than ten percent (10%) of the aggregate principal balance of the Notes of all Series then Outstanding, or (ii) to any suit instituted by any Holder for the enforcement of (x) the payment of interest on any Notes on any Payment Date or (y) the payment of the principal of any Note on or after the Legal Final Payment Date of such Note.

Section 815. Waiver of Stay or Extension Laws.

The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Indenture Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 816. Sale of Collateral.

(a) The power to effect any sale (a “Sale”) of any portion of the Collateral pursuant to Section 804 hereof shall not be exhausted by any one or more Sales as to any portion of the Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold or the Aggregate Outstanding Obligations shall have been paid in full. The Indenture Trustee at the written direction of the Requisite Global Majority may from time to time postpone any Sale by public announcement made at the time and place of such Sale.

(b) Upon any Sale, whether made under the power of sale hereby given or under judgment, order or decree in any Proceeding for the foreclosure or involving the enforcement of this Indenture: (i) the Indenture Trustee, at the written direction of the Requisite Global Majority, may bid for and purchase the property being sold, and upon compliance with the terms of such Sale may hold, retain and possess and dispose of such property in accordance with the terms of this Indenture; and (ii) the receipt of the Indenture Trustee or of any officer thereof making such Sale shall be a sufficient discharge to the purchaser or purchasers at such Sale for its or their purchase money, and such purchaser or purchasers, and its or their assigns or personal representatives, shall not, after paying such purchase money and receiving such receipt of the Indenture Trustee or of such officer therefor, be obliged to see to the application of such purchase money or be in any way answerable for any loss, misappropriation or non-application thereof.

(c) The Indenture Trustee shall execute and deliver an appropriate instrument of conveyance provided to it transferring its interest in any portion of the Collateral in connection with a Sale thereof. In addition, the Indenture Trustee is hereby irrevocably appointed the agent and attorney-in-fact of the Issuer to transfer and convey its interest (subject to lessee’s rights of quiet enjoyment) in any portion of the Collateral in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a Sale shall be bound to ascertain the Indenture Trustee’s authority, inquire into the satisfaction of any conditions precedent or see to the application of any monies.

(d) The right of the Indenture Trustee to sell, transfer or otherwise convey any Interest Rate Hedge Agreement or any transaction outstanding thereunder, or to exercise foreclosure rights with respect thereto shall be subject to compliance with the provisions of the applicable Interest Rate Hedge Agreement.

(e) The Indenture Trustee shall provide prior written notice to the Issuer, to the Administrative Agent and to each Interest Rate Hedge Provider of any Sale of any portion of the Collateral under this Section 816.

Section 817. Action on Notes.

The Indenture Trustee’s right to seek and recover judgment on the Notes under this Indenture or any Supplement shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture or any Supplement. Neither the Lien of this Indenture nor any rights or remedies of the Indenture Trustee, any Series Enhancer, any Interest Rate Hedge Provider or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the assets of the Issuer.

ARTICLE IX

CONCERNING THE INDENTURE TRUSTEE

Section 901. Duties of Indenture Trustee.

The Indenture Trustee, prior to the occurrence of an Event of Default with respect to any Series or after the cure or waiver of any Event of Default with respect to any Series which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the related Supplement and no duties shall be inferred or implied. If an Event of Default with respect to any Series has occurred and is continuing, the Indenture Trustee, at the written direction of the Requisite Global Majority, shall exercise such of the rights and powers vested in it by this Indenture and the related Supplement, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

The Indenture Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished pursuant to any provisions of this Indenture and any applicable Supplement, shall determine whether they are substantially in the form required by this Indenture and any applicable Supplement; provided, however, that the Indenture Trustee shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument furnished pursuant to this Indenture and any applicable Supplement.

No provision of this Indenture or any Supplement shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i) Prior to the occurrence of an Event of Default and after the cure or waiver of any Event of Default which may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture and any Supplements issued pursuant to the terms hereof. The Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and any Supplements issued pursuant to the terms hereof, and no implied covenants or obligations shall be read into this Indenture against the Indenture Trustee and, in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates, statements, reports, documents, orders, opinions or other instruments (whether in their original or facsimile form) furnished to the Indenture Trustee and conforming to the requirements of this Indenture and any Supplements issued pursuant to the terms hereof;

(ii) The Indenture Trustee shall not be liable for an error of judgment made in good faith by a Corporate Trust Officer or Corporate Trust Officers, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

(iii) The Indenture Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Requisite Global Majority relating to the time, method and place of conducting any Proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

No provision of this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate security or indemnity against such risk or liability is not provided to it.

Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Indenture Trustee shall be subject to the provisions of this Section 901.

Section 902. Certain Matters Affecting the Indenture Trustee.

Except as otherwise provided in Section 901 hereof:

(i) The Indenture Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any Opinion of Counsel, certificate of an officer of the Issuer or the Manager, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii) The Indenture Trustee may consult with counsel of its selection and any advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance in reliance thereof;

(iii) The Indenture Trustee shall be under no obligation to institute, conduct or defend any litigation or Proceeding hereunder or in relation hereto at the request, order or direction of the Requisite Global Majority, pursuant to the provisions of this Indenture, unless the Indenture Trustee shall have security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby;

(iv) The Indenture Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

(v) The Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Requisite Global Majority; provided, however, that the Indenture Trustee may require reasonable security or indemnity satisfactory to it against any cost, expense or liability likely to be incurred in making such investigation as a condition to so proceeding. The expense of any such examination shall be paid, on a pro rata basis, by the Noteholders of the applicable Series requesting such examination or, if paid by the Indenture Trustee, shall be reimbursed by such Noteholders upon demand;

(vi) The Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder;

(vii) The Indenture Trustee shall not be charged with knowledge of any Event of Default unless either a Corporate Trust Officer shall have actual knowledge or written notice of such shall have been given to a Corporate Trust Officer of the Indenture Trustee; and

(viii) The rights, privileges, protections, immunities and benefits given to the Indenture Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Indenture Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

The provisions of this Section 902 shall be applicable to the Indenture Trustee in its capacity as Indenture Trustee under this Indenture.

Section 903. Indenture Trustee Not Liable.

(a) The recitals contained herein (other than the representations and warranties contained in Section 911 hereof), in any Supplement and in the Notes (other than the certificate of authentication on the Notes) shall be taken as the statements of the Issuer, and the Indenture Trustee assumes no responsibility for their correctness. The Indenture Trustee makes no representations as to the validity or sufficiency of this Indenture, any Supplement, the Notes, the Collateral or of any Related Document. The Indenture Trustee shall not be accountable for (i) the use or application by the Issuer of the proceeds of any Series or Class of Notes, and (ii) the use or application of any funds paid to the Issuer or the Manager in respect of the Collateral except for any payment in accordance with the Manager Report of amounts on deposit in any of the Trust Accounts.

(b) The Indenture Trustee shall have no responsibility or liability for or with respect to the existence or validity of any Managed Container, the perfection of any security interest (whether as of the date hereof or at any future time), the maintenance of or the taking of any action to maintain such perfection, the validity of the assignment of any portion of the Collateral to the Indenture Trustee or of any intervening assignment, the compliance by the Sellers or the Manager with any covenant or the breach by the Sellers or the Manager of any warranty or representation made hereunder, in any Supplement or in any Related Document or the accuracy of such warranty or representation, any investment of monies in the Trust Account, the Restricted Cash Account or any Series Account or any loss resulting therefrom (provided that such investments are made in accordance with the provisions of Section 303 hereof), or the acts or omissions of the Sellers or the Manager taken in the name of the Indenture Trustee.

(c) The Indenture Trustee shall not have any obligation or liability under any Contract by reason of or arising out of this Indenture or the granting of a security interest in such Contract hereunder or the receipt by the Indenture Trustee of any payment relating to any Contract pursuant hereto, nor shall the Indenture Trustee be required or obligated in any manner to perform or fulfill any of the obligations of the Issuer, the Sellers or the Manager under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it, or the sufficiency of any performance by any party, under any Contract.

Section 904. Indenture Trustee May Own Notes.

The Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Notes with the same rights it would have if it were not Indenture Trustee; provided that such transaction shall not result in the disqualification of the Indenture Trustee for purposes of Rule 3a-7 under the Investment Company Act of 1940.

Section 905. Indenture Trustee’s Fees, Expenses and Indemnities.

(a) The Indenture Trustee Fees shall be paid by the Issuer in accordance with Section 302 hereof; provided however, that the Indenture Trustee Fees of the Indenture Trustee payable pursuant to Section 302 or 806 hereof shall not exceed Twenty Thousand Dollars ($20,000) annually for each Series of Notes then Outstanding at any time Wells Fargo Bank, National Association, is acting as Indenture Trustee. The Issuer shall indemnify the Indenture Trustee (and any predecessor Indenture Trustee) and each of its officers, directors and employees for, and hold them harmless against, any and all loss, liability, damage claim or expense incurred without negligence or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself both individually and in its representative capacity against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder (the “Indenture Trustee Indemnified Amounts”).

(b) The obligations of the Issuer under this Section 905 to compensate the Indenture Trustee, to pay or reimburse the Indenture Trustee for expenses, disbursements and advances and to indemnify and hold harmless the Indenture Trustee, shall constitute Outstanding Obligations hereunder and shall survive the resignation or removal of the Indenture Trustee and the satisfaction and discharge of this Indenture.

(c) When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 801(iii) or Section 801(iv), the expenses and the compensation for the services are intended to constitute expenses of administration under Insolvency Law.

Section 906. Eligibility Requirements for Indenture Trustee.

The Indenture Trustee hereunder shall at all times be a national banking association or a corporation, organized and doing business under the laws of the United States of America or any State, and authorized under such laws to exercise corporate trust powers. In addition, the Indenture Trustee or its parent corporation shall at all times (i) have a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000), (ii) be subject to supervision or examination by Federal or state authority and (iii) have a long-term unsecured senior debt rating of “A2” or better by Moody’s and a long-term unsecured senior debt rating of “A” by Standard & Poor’s and short-term unsecured senior debt rating of “P-1” or better by Moody’s and a short-term unsecured senior debt rating of “A-2” by Standard & Poor’s. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of such supervising or examining authority, then, for the purposes of this Section 906, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect specified in Section 907 hereof.

Section 907. Resignation and Removal of Indenture Trustee.

The Indenture Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Issuer, the Manager, the Administrative Agent, each Series Enhancer, each Interest Rate Hedge Provider and the Noteholders. Upon receiving such notice of resignation, the Issuer at the direction and subject to the consent of the Requisite Global Majority shall promptly appoint a successor Indenture Trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Indenture Trustee, the Administrative Agent, each Series Enhancer, each Interest Rate Hedge Provider and one copy to the successor Indenture Trustee. If no successor Indenture Trustee shall have been so appointed by the Issuer or the proposed successor Indenture Trustee has not accepted its appointment within fifteen (15) days after the giving of such notice of resignation or removal, the Requisite Global Majority may appoint a successor trustee or, if it does not do so within fifteen (15) days thereafter, the resigning Indenture Trustee, with the consent of the Administrative Agent and each Series Enhancer, may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Indenture Trustee, which successor trustee shall meet the eligibility standards set forth in Section 906.

If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 906 hereof and shall fail to resign after written request therefor by the Issuer at the direction of the Requisite Global Majority, any Series Enhancer or the Administrative Agent, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Issuer at the direction of the Requisite Global Majority shall remove the Indenture Trustee and appoint a successor Indenture Trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor Indenture Trustee.

Any resignation or removal of the Indenture Trustee and appointment of a successor Indenture Trustee pursuant to any of the provisions of this Section shall become effective upon acceptance of appointment by the successor Indenture Trustee as provided in Section 908 hereof.

Section 908. Successor Indenture Trustee.

Any successor Indenture Trustee appointed as provided in Section 907 hereof shall execute, acknowledge and deliver to the Issuer and to its predecessor Indenture Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Indenture Trustee shall become effective and such successor Indenture Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Indenture Trustee herein. The predecessor Indenture Trustee shall deliver to the successor Indenture Trustee all documents relating to the Collateral, if any, delivered to it, together with any amount remaining in the Trust Account, Restricted Cash Account and any other Series Accounts. In addition, the predecessor Indenture Trustee and, upon request of the successor Indenture Trustee, the Issuer shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Indenture Trustee all such rights, powers, duties and obligations.

No successor Indenture Trustee shall accept appointment as provided in this Section unless at the time of such acceptance such successor Indenture Trustee shall be eligible under the provisions of Section 906 hereof and shall be acceptable to the Requisite Global Majority and each Interest Rate Hedge Provider.

Upon acceptance of appointment by a successor Indenture Trustee as provided in this Section, the Issuer shall mail notice of the succession of such Indenture Trustee hereunder to all Noteholders at their addresses as shown in the registration books maintained by the Indenture Trustee and to each Interest Rate Hedge Provider. If the Issuer fails to mail such notice within ten (10) days after acceptance of appointment by the successor Indenture Trustee, the successor Indenture Trustee shall cause such notice to be mailed at the expense of the Issuer.

Section 909. Merger or Consolidation of Indenture Trustee.

Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation succeeding to all or substantially all of the business of the Indenture Trustee, shall be the successor of the Indenture Trustee hereunder, provided such corporation shall be eligible under the provisions of Section 906 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 910. Separate Indenture Trustees, Co-Indenture Trustees and Custodians.

If the Indenture Trustee is not capable of acting outside the United States or of exercising trust powers within the United States, it shall have the power from time to time to appoint (subject to the prior approval of the Administrative Agent) one or more Persons or corporations to act either as co-trustees jointly with the Indenture Trustee, or as separate trustees, or as custodians, for the purpose of holding title to, foreclosing or otherwise taking action with respect to any of the Collateral, when such separate trustee or co-trustee is necessary or advisable under any Applicable Laws or for the purpose of otherwise conforming to any legal requirement, restriction or condition in any applicable jurisdiction. The separate trustees, co-trustees, or custodians so appointed shall be trustees, co-trustees, or custodians for the benefit of all Noteholders and shall have such powers, rights and remedies as shall be specified in the instrument of appointment; provided, however, that no such appointment shall, or shall be deemed to, constitute the appointee an agent of the Indenture Trustee. The Issuer shall join in any such appointment, but such joining shall not be necessary for the effectiveness of such appointment.

Every separate trustee, co-trustee and custodian shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody and payment of moneys shall be exercised solely by the Indenture Trustee;

(ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate trustee, co-trustee, or custodian jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Collateral or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee, co-trustee or custodian;

(iii) the Indenture Trustee shall not be personally liable for any act or omission of any separate trustee, co-trustee or custodian appointed by the Indenture Trustee; and

(iv) the Issuer or the Indenture Trustee may at any time accept the resignation of or remove any separate trustee, co-trustee or custodian so appointed by it or them if such resignation or removal does not violate the other terms of this Indenture.

Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee, co-trustee, or custodian shall refer to this Indenture and the conditions of this Article. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be furnished to the Indenture Trustee, each Interest Rate Hedge Provider and each Series Enhancer.

Any separate trustee, co-trustees, or custodian may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee, co-trustee, or custodian shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee or custodian.

No separate trustee, co-trustee or custodian hereunder shall be required to meet the terms of eligibility as a successor Indenture Trustee under Section 906 hereof and no notice to Noteholders of the appointment thereof shall be required under Section 908 hereof.

The Indenture Trustee agrees to instruct the co-trustees, if any, to the extent necessary to fulfill the Indenture Trustee’s obligations hereunder.

Section 911. Representations and Warranties.

The Indenture Trustee hereby represents and warrants as of each Series Issuance Date that:

(a) Organization and Good Standing. The Indenture Trustee is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has the power to own its assets and to transact the business in which it is presently engaged;

(b) Authorization. The Indenture Trustee has the power, authority and legal right to execute, deliver and perform this Indenture and each Supplement and to authenticate the Notes, and the execution, delivery and performance of this Indenture and each Supplement and the authentication of the Notes has been duly authorized by the Indenture Trustee by all necessary corporate action;

(c) Binding Obligations. This Indenture and each Supplement, assuming due authorization, execution and delivery by the Issuer, constitutes the legal, valid and binding obligations of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws (whether statutory, regulatory or decisional) now or hereafter in effect relating to creditors’ rights generally and the rights of trust companies in particular and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought, whether in a Proceeding at law or in equity;

(d) No Violation. The performance by the Indenture Trustee of its obligations under this Indenture and each Supplement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice, lapse of time or both) a default under, the charter documents or bylaws of the Indenture Trustee;

(e) No Proceedings. There are no Proceedings or investigations to which the Indenture Trustee is a party pending, or, to the best of its knowledge without independent investigation, threatened, before any court, regulatory body, administrative agency or other tribunal or Governmental Authority (A) asserting the invalidity of this Indenture or the Notes, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Indenture or (C) seeking any determination or ruling that would materially and adversely affect the performance by the Indenture Trustee of its obligations under, or the validity or enforceability of, this Indenture or the Notes; and

(f) Approvals. Neither the execution or delivery by the Indenture Trustee of this Indenture nor the consummation of the transactions by the Indenture Trustee contemplated hereby requires the consent or approval of, the giving of notice to, the registration with or the taking of any other action with respect to any Governmental Authority under any existing federal or State of Minnesota law governing the banking or trust powers of the Indenture Trustee.

Section 912. Indenture Trustee Offices.

The Indenture Trustee shall maintain in the State of Minnesota an office or offices or agency or agencies where Notes may be surrendered for registration of transfer or exchange, which office is currently located at Sixth Street and Marquette Avenue, MAC N9311-161, Minneapolis, MN 55479, and shall promptly notify the Issuer, the Manager, each Interest Rate Hedge Provider, each Series Enhancer and the Noteholders of any change of such location.

Section 913. Notice of Event of Default.

If a Corporate Trust Officer shall have actual knowledge that an Event of Default with respect to any Series has occurred and be continuing, the Indenture Trustee shall promptly (but in any event within five (5) Business Days) give written notice thereof to the Noteholders, the Administrative Agent, each Interest Rate Hedge Provider and the Series Enhancer of such Series. For all purposes of this Indenture, in the absence of actual knowledge by a Corporate Trust Officer, the Indenture Trustee shall not be deemed to have actual knowledge of any Event of Default unless notified in writing thereof by the Issuer, any Seller, the Manager, any Series Enhancer, the Administrative Agent, any Interest Rate Hedge Provider or any Noteholder, and such notice references the applicable Series of Notes generally, the Issuer, this Indenture or the applicable Supplement.

ARTICLE X

SUPPLEMENTAL INDENTURES

Section 1001. Supplemental Indentures Not Creating a New Series Without Consent of Holders.

(a) Without the consent of any Holder and based on an Opinion of Counsel to the effect that such Supplement is for one of the purposes set forth in clauses (i) through (viii) below, the Issuer and the Indenture Trustee, at any time and from time to time, may, in the case of clauses (i) through (viii) below with the consent of each affected Interest Rate Hedge Provider (if such proposed amendment would adversely affect the rights, duties or immunities of such Interest Rate Hedge Provider under this Indenture or otherwise), enter into one or more Supplements in form satisfactory to the Indenture Trustee, for any of the following purposes:

(i) to add to the covenants of the Issuer in this Indenture for the benefit of the Holders of all Series then Outstanding or of any Series Enhancer, or to surrender any right or power conferred upon the Issuer in this Indenture;

(ii) to cure any ambiguity, to correct or supplement any provision in this Indenture which may be inconsistent with any other provision in this Indenture, or to make any other provisions with respect to matters or questions arising under this Indenture;

(iii) to correct or amplify the description of any property at any time subject to the Lien of this Indenture, or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subjected to the Lien of this Indenture, or to subject additional property to the Lien of this Indenture;

(iv) to add to the conditions, limitations and restrictions on the authorized amount, terms and purposes of issue, authentication and delivery of the Notes, as herein set forth, or additional conditions, limitations and restrictions thereafter to be observed by the Issuer;

(v) to convey, transfer, assign, mortgage or pledge any additional property to or with the Indenture Trustee;

(vi) to evidence the succession of the Indenture Trustee pursuant to Article IX; or

(vii) to add any additional Early Amortization Events or Events of Default.

(b) Promptly after the execution by the Issuer and the Indenture Trustee of any Supplement pursuant to this Section, the Issuer shall mail to the Holders of all Notes then Outstanding, the Administrative Agent, each Interest Rate Hedge Provider and Series Enhancer related to such Series, a notice setting forth in general terms the substance of such Supplement, together with a copy of such Supplement. Any failure of the Issuer to mail any such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Supplement.

Section 1002. Supplemental Indentures Not Creating a New Series with Consent of Holders.

(a) With the consent of the Requisite Global Majority, each affected Series Enhancer and each affected Interest Rate Hedge Provider (if such proposed amendment would adversely affect such Interest Rate Hedge Provider’s rights, duties or immunities under this Indenture or otherwise), the Issuer and the Indenture Trustee may enter into a Supplement hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture (other than any such additions, changes, eliminations or modifications described in Section 1001); provided, however, that no such Supplement shall, without the consent of the Holder of each Outstanding Note affected thereby:

(i) reduce the principal amount of any Note or the rate of interest thereon, change the priority of any such payments (other than to increase the priority thereof) required pursuant to this Indenture or any Supplement in a manner adverse to any Noteholder, or the date on which, or the amount of which, or the place of payment where, or the coin or currency in which, any Note or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Expected Final Payment Date thereof,

(ii) reduce the percentage of Outstanding Notes or Existing Commitments required for (a) the consent of any Supplement to this Indenture, (b) the consent required for any waiver of compliance with certain provisions of this Indenture or a Supplement, (c) certain Events of Default hereunder and their consequences as provided for in this Indenture or (d) the consent required to waive any payment default on the Notes;

(iii) modify any provision of this Indenture or any Supplement which specifies that such provision cannot be modified or waived without the consent of (x) the Holder of each Outstanding Note affected thereby or (y) a specified percentage of the Holders of a specified Series of Notes (which provisions can only be modified with the consent of not less than the specified percentage);

(iv) modify or alter the definition of the terms “Outstanding”, “Requisite Global Majority”, “Existing Commitment” or “Initial Commitment”;

(v) impair or adversely affect the Collateral in any material respect as a whole except as otherwise permitted herein;

(vi) modify or alter Section 702(a) of this Indenture; or

(vii) permit the creation of any Lien ranking prior to or on a parity with the Lien of this Indenture with respect to any part of the Collateral or terminate the Lien of this Indenture on any property at any time subject hereto or deprive the Holder of any Note of the security afforded by the Lien of this Indenture.

A Supplement issued to evidence a Series of Notes may also include additional restrictions on the ability to modify or amend each Supplement. Prior to the execution of any Supplement issued pursuant to this Section 1002, the Issuer shall provide written notice to each Interest Rate Hedge Provider and each Series Enhancer setting forth in general terms the substance of any such Supplement and the proposed form of such Supplement.

(b) Promptly after the execution by the Issuer and the Indenture Trustee of any Supplement pursuant to this Section, the Issuer shall mail to the Holders of the Notes, the Administrative Agent, each Interest Rate Hedge Provider and Series Enhancer related to such Series, a notice setting forth in general terms the substance of such Supplement, together with a copy of such Supplement. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Supplement.

Section 1003. Execution of Supplemental Indentures.

In executing, or accepting the additional trusts created by, a Supplement permitted by this Article or the modification thereby of the trusts created by this Indenture, the Indenture Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such Supplement is authorized or permitted by this Indenture. The Indenture Trustee may, but shall not be obligated to, enter into any such Supplement which affects the Indenture Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Section 1004. Effect of Supplemental Indentures.

Upon the execution of any Supplement under this Article, this Indenture shall be modified in accordance therewith, and such Supplement shall form a part of this Indenture for all purposes, and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 1005. Reference in Notes to Supplemental Indentures.

Notes authenticated and delivered after the execution of any Supplement pursuant to this Article may, and shall if required by the Issuer, bear a notation in form approved by the Indenture Trustee as to any matter provided for in such Supplement. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Indenture Trustee, may be prepared and executed by the Issuer and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Notes.

Section 1006. Issuance of Series of Notes.

(a) The Issuer may from time to time direct the Indenture Trustee to execute and authenticate one or more Series of Notes as long as (i) the Rating Agency Condition shall have been satisfied with respect to the issuance of such Series of Notes, (ii) no Early Amortization Event or Event of Default (or event or condition which with the passage of time or giving of notice or both would become an Early Amortization Event or an Event of Default) is then continuing (nor would occur as a result of the issuance of such additional Series) and (iii) all of the applicable conditions set forth Section 1006(b) of this Indenture have been satisfied.

(b) On or before the Series Issuance Date relating to any Series, the parties hereto will execute and deliver a Supplement which will specify the Principal Terms of such Series. The terms of such Supplement may modify or amend the terms of this Indenture solely as applied to such Series, and, with the consent of the Control Party for any other Series and each affected Interest Rate Hedge Provider, may amend this Indenture as applicable to such other Series, in accordance with Section 1001 or 1002 hereof. The obligation of the Indenture Trustee to authenticate, execute and deliver the Notes of such Series and to execute and deliver the related Supplement is subject to the satisfaction of the following conditions:

(i) on or before the fifth (5th) Business Day immediately preceding the Series Issuance Date (unless the parties to be notified agree to a shorter notice period), the Issuer shall have given the Indenture Trustee, the Manager, the Administrative Agent, each Interest Rate Hedge Provider and each Series Enhancer entitled thereto pursuant to the relevant Supplement notice of the Series and the Series Issuance Date;

(ii) the Issuer shall have delivered to the Indenture Trustee the related Supplement, in form satisfactory to the Indenture Trustee, executed by each party hereto other than the Indenture Trustee;

(iii) the Issuer shall have delivered to the Indenture Trustee any related Enhancement Agreement executed by each of the parties thereto and the Series Enhancer under such Enhancement Agreement shall have acknowledged in writing the terms of the Administration Agreement;

(iv) the Rating Agency Condition shall have been satisfied with respect to the issuance of such Series of Notes;

(v) the Issuer shall have delivered to the Indenture Trustee, each Interest Rate Hedge Provider, each Series Enhancer and, if required, any Noteholder, any Opinions of Counsel required by the related Supplement, including without limitation with respect to true sale, enforceability, non-consolidation and security interest perfection issues;

(vi) the Issuer shall have delivered to the Indenture Trustee an Officer’s Certificate stating that no Early Amortization Event or Event of Default (or event or condition which with the passage of time or giving of notice or both would become an Early Amortization Event or an Event of Default) has occurred and is then continuing (or would result from the issuance of such additional Series);

(vii) no additional Series of Notes shall (A) have a Legal Final Payment Date that is earlier than the Legal Final Payment Date for any Series of Notes then Outstanding (immediately prior to the issuance of such additional Series), or (B) include more restrictive provisions regarding Early Amortization Events or Events of Default than the equivalent provisions contained in any Series of Notes then Outstanding (immediately prior to the issuance of such additional Series);

(viii) written confirmation from an officer of the Manager that after giving effect to such proposed issuance, the aggregate unpaid principal balance of all Series of Notes then Outstanding does not exceed the Asset Base, as evidenced by the Asset Base Report most recently received by the Indenture Trustee (but not earlier than the preceding Payment Date);

(ix) such other conditions as shall be specified in the related Supplement; and

(x) the Issuer shall have delivered to the Indenture Trustee an Officer’s Certificate that all of the conditions specified in clauses (i) through (viii) have been satisfied.

Upon satisfaction of the above conditions, the Indenture Trustee shall execute the Supplement and authenticate, execute and deliver the Notes of such Series.

ARTICLE XI

HOLDERS LISTS

Section 1101. Indenture Trustee to Furnish Names and Addresses of Holders.

Unless otherwise provided in the related Supplement, the Indenture Trustee will furnish or cause to be furnished to the Manager and each Series Enhancer not more than ten (10) days after receipt of a request, a list, in such form as the Indenture Trustee generally maintains, of the names, addresses and tax identification numbers of the Holders of Notes as of such date.

Section 1102. Preservation of Information; Communications to Holders.

The Indenture Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Indenture Trustee as provided in Section 1101 and the names and addresses of Holders received by the Indenture Trustee in its capacity as Note Registrar. The Indenture Trustee may destroy any list furnished to it as provided in Section 1101 upon receipt of a new list so furnished.

ARTICLE XII

EARLY AMORTIZATION EVENT

Section 1201. Early Amortization Event.

As of any date of determination, the existence of any one of the following events or conditions:

(1) An “event of default” or a material “default” by TL, TEML or the Issuer under any Related Document (including an Event of Default hereunder) shall have occurred and then be continuing;

(2) A Manager Default shall have occurred and then be continuing;

(3) If on any Payment Date an Asset Base Deficiency with respect to the Senior Notes exists, and such condition remains unremedied for a period of ten (10) consecutive Business Days without having been cured;

(4) The amount of any scheduled payment of interest then due and owing on the Notes of any Series then Outstanding is not paid in full;

(5) The EBIT Ratio of the Issuer shall be less than 1.25:1.00;

(6) As of any Payment Date, the Weighted Average Age of the Eligible Container is greater than nine (9) years;

(7) Any payment shall be made by a Series Enhancer under any Enhancement Agreement;

(8) The occurrence of an additional Early Amortization Event as specified in the related Supplement for any Series; or

(9) (A) a breach of any financial covenant of TGH set forth in the documents governing any Indebtedness of TGH in an aggregate principal amount of $10,000,000 or greater (the “Funded Debt Documents”) shall have occurred and shall not have been permanently waived within sixty (60) days thereafter by the applicable lenders, or (B) any default, not described in clause (A), under any Funded Debt Document shall have occurred and as a result the required lenders under the affected financing transaction have accelerated all or part of such Indebtedness.

If the Early Amortization Event described in clause (5) has occurred, such breach shall be deemed cured and such Early Amortization Event shall be deemed no longer continuing if such condition does not exist on any two consecutive subsequent Payment Dates. In addition, if the Early Amortization Event described in clause (9)(A) has occurred, such Early Amortization Event shall be deemed no longer continuing immediately upon the permanent waiver within sixty (60) days thereafter by the required lenders under the affected financing transaction(s) of the event(s) or condition(s) described in such clause (A). Except as set forth in the two immediately preceding sentences, if an Early Amortization Event exists on any Payment Date, then such Early Amortization Event shall be deemed to continue until the Business Day on which the Requisite Global Majority waives, in writing, such Early Amortization Event.

Promptly following any occurrence of and, if applicable, any cure of an Early Amortization Event, the Issuer shall notify each Interest Rate Hedge Provider thereof.

Section 1202. Remedies.

Upon the occurrence of an Early Amortization Event, the Indenture Trustee shall have in addition to the rights provided in the Related Documents, all rights and remedies provided under all Applicable Laws.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 1301. Compliance Certificates and Opinions.

(a) Upon any application or request by the Issuer to the Indenture Trustee to take any action under any provision of this Indenture or any Supplement, the Issuer shall furnish to the Indenture Trustee a certificate stating that all conditions precedent, if any, provided for in this Indenture and any relevant Supplement relating to the proposed action have been complied with and, if deemed reasonably necessary by the Indenture Trustee or if required pursuant to the terms of this Indenture, an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

(b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 1302. Form of Documents Delivered to Indenture Trustee.

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.

(c) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 1303. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture or any Supplement to be given or taken by Holders may be (i) embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, (ii) evidenced by the written consent or direction of Holders of the specified percentage of the principal amount of the Notes, or (iii) evidenced by a combination of such instrument or instruments; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments and record are delivered to the Indenture Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Indenture Trustee and the Issuer, if made in the manner provided in this Section.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Indenture Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Indenture Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

Section 1304. Inspection.

(a) Upon reasonable request, the Issuer agrees that it shall make available to any representative of the Indenture Trustee, Administrative Agent, any Interest Rate Hedge Provider, any Holder of a Warehouse Note or any Series Enhancer and their duly authorized representatives, attorneys or accountants, for inspection and copying its books of account, records and reports relating to the Managed Containers and copies of all Leases or other documents relating thereto, all in the format which the Manager uses for its own operations. Such inspections shall be conducted during normal business hours and shall not unreasonably disrupt the business of the Manager. The Indenture Trustee, each Series Enhancer, each Interest Rate Hedge Provider and each Noteholder shall, and shall cause their respective representatives to, hold in confidence all such information except to the extent disclosure may be required by law (and all reasonable applications for confidential treatment are unavailing); provided that, if no Event of Default shall have occurred and then be continuing, the Issuer shall not be required to provide such access to any such Person more than once per calendar year. Each Noteholder, the Administrative Agent, each Series Enhancer, each Interest Rate Hedge Provider, each Holder of a Warehouse Note and the Indenture Trustee agrees that it and its Affiliates and their respective shareholders, directors, agents, representatives, accountants and attorneys shall keep confidential any matter of which any of them becomes aware through such inspections or discussions (unless readily available from public sources), except as may be otherwise required by regulation, law or court order or required by appropriate Governmental Authorities (and all reasonable applications for confidential treatment are unavailing) or as necessary to preserve their rights or security under or to enforce the Related Documents, provided that the foregoing shall not limit the right of any Series Enhancer or any Interest Rate Hedge Provider, as the case may be, to make such information available to its regulators, securities rating agencies, reinsurers and credit and liquidity providers whom such Series Enhancer or Interest Rate Hedge Provider, as the case may be, reasonably believes will respect the confidential nature of such information. Any expense incident to the reasonable exercise by the Indenture Trustee, any Series Enhancer, any Interest Rate Hedge Provider or any Noteholder of any right under this Section shall be borne by the Person exercising such right unless an Event of Default shall have occurred and then be continuing in which case such expenses shall be borne by the Issuer.

(b) The Issuer also agrees (i) to make available a Managing Officer on a reasonable basis to the Indenture Trustee, Administrative Agent, each Interest Rate Hedge Provider, each Series Enhancer, any Noteholder or any Prospective Owner of a Note for the purpose of answering reasonable questions respecting recent developments affecting the Issuer and (ii) to allow the Indenture Trustee, Administrative Agent, Interest Rate Hedge Provider, Series Enhancer or any Prospective Owner of a Note to inspect the Manager’s facilities during normal business hours.

Section 1305. Limitation of Rights.

Except as expressly set forth in this Indenture, this Indenture shall be binding upon the Issuer, the Noteholders and their respective successors and permitted assigns and shall not inure to the benefit of any Person other than the parties hereto, the Noteholders and the Manager as provided herein. Notwithstanding the previous sentence, the parties hereto acknowledge that each Interest Rate Hedge Provider and the Series Enhancer for a Series of Notes is an express third party beneficiary hereof entitled to enforce its rights hereunder as if actually a party hereto.

Section 1306. Severability.

If any provision of this Indenture is held to be in conflict with any applicable statute or rule of law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

The invalidity of any one or more phrases, sentences, clauses or Sections of this Indenture, shall not affect the remaining portions of this Indenture, or any part thereof.

Section 1307. Notices.

All demands, notices and communications hereunder shall be in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of the Indenture Trustee, at the following address: Sixth Street and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services/Asset-Backed Administration (b) in the case of the Issuer, at the following address: Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Senior Vice President - Asset Management, with a copy to each: (i) Textainer Equipment Management Limited at its address at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Senior Vice President - Asset Management, and (ii) Textainer Equipment Management (U.S.) Limited at its address at 650 California Street, 16th floor, San Francisco, CA 94108, Telephone: (415) 658-8363, Facsimile: (415) 434-0599, Attention: Senior Vice President - Asset Management, (c) in the case of a Series Enhancer, at its address set forth in the related Supplement, or at such other address as shall be designated by such party in a written notice to the other parties, and (d) in the case of an Interest Rate Hedge Provider, at its address set forth in the related Interest Rate Hedge Agreement, or at such other address as shall be designated by such party in a written notice to the other parties. Any notice required or permitted to be given to a Noteholder shall be given by certified first class mail, postage prepaid (return receipt requested), or by courier, or by facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address of such Holder as shown in the Note Register or to the telephone and fax number furnished by such Noteholder. Notice shall be effective and deemed received (a) two (2) days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by telecopy, or (c) when delivered, if delivered by hand.

Section 1308. Consent to Jurisdiction.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS INDENTURE, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS INDENTURE, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE ISSUER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES NATIONAL CORPORATE RESEARCH LTD., HAVING AN ADDRESS AT 10 E. 40TH STREET, 10TH FLOOR, NEW YORK, NY 10016, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICING OF LEGAL PROCESS AND THE ISSUER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL

CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. THE ISSUER SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS INDENTURE SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, THE ISSUER SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

Section 1309. Captions.

The captions or headings in this Indenture are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Indenture.

Section 1310. Governing Law.

THIS INDENTURE SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT GIVING EFFECT TO ANY OTHER PRINCIPLES OF CONFLICTS OF LAW, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 1311. No Petition.

The Indenture Trustee, on its own behalf, hereby covenants and agrees, and each Noteholder by its acquisition of a Note shall be deemed to covenant and agree, that it will not institute against the Issuer any bankruptcy, reorganization, arrangement insolvency or liquidation Proceedings, or other Proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one (1) year and one (1) day after the later of (a) the last date on which any Note of any Series was Outstanding and (b) the date on which all amounts owing to each Series Enhancer pursuant to the terms of this Indenture and the related Insurance Agreements have been paid in full.

Section 1312. General Interpretive Principles.

For purposes of this Indenture except as otherwise expressly provided or unless the context otherwise requires:

(a) the defined terms in this Indenture shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include any other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date hereof;

(c) references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Indenture;

(d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(e) the words “herein”, “hereof’, “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular provision;

(f) the term “include” or “including” shall mean without limitation by reason of enumeration; and

(g) When referring to Section 302 or Section 806 of this Indenture, the term “or” shall be additive and not exclusive.

Section 1313. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

Section 1314. Waiver of Immunity.

To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or Proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of Applicable Law.

Section 1315. Judgment Currency.

The parties hereto (A) acknowledge that the matters contemplated by this Indenture are part of an international financing transaction and (B) hereby agree that (i) specification and payment of Dollars is of the essence, (ii) Dollars shall be the currency of account in the case of all obligations under the Related Documents unless otherwise expressly provided herein or therein, (iii) the payment obligations of the parties under the Related

Documents shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, except to the extent actually received by the Person entitled thereto and converted into Dollars by such Person (it being understood and agreed that, if any transaction party shall so receive an amount in a currency other than Dollars, it shall (A) if it is not the Person entitled to receive payment, promptly return the same (in the currency in which received) to the Person from whom it was received or (B) if it is the Person entitled to receive payment, either, in its sole discretion, (x) promptly return the same (in the currency in which received) to the Person from whom it was received or (y) subject to reasonable commercial practices, promptly cause the conversion of the same into Dollars), (iv) to the extent that the amount so paid on prompt conversion to Dollars under normal commercial practices does not yield the requisite amount of Dollars, the obligee of such payment shall have a separate cause of action against the party obligated to make the relevant payment for the additional amount necessary to yield the amount due and owing under the Related Documents, (v) if, for the purpose of obtaining a judgment in any court with respect to any obligation under any of the Related Documents, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the obligor in respect of such obligation will pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York City, New York, in accordance with normal banking procedures, will result in realization of the amount then due in Dollars and (vi) any amount due under this paragraph shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of the Related Documents.

Section 1316. Statutory References.

References in this Indenture and each other Related Document for any Series to any section of the Uniform Commercial Code or the UCC shall mean, on or after the effective date of adoption of any revision to the Uniform Commercial Code or the UCC in the State of New York, such revised or successor section thereto.

Section 1317. Counterparts.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail (including in pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 1318. Transactions Under Prior Agreement.

On the Restatement Date, the Prior Agreement shall be amended and restated as provided in this Indenture and shall be superseded by this Indenture. The terms and conditions of this Indenture shall apply to all of the Liens created by, and all of the rights, obligations and remedies incurred by, the Issuer under the Prior Agreement, and the Issuer agrees that this Indenture is not intended to constitute a discharge of the rights, obligations and remedies existing under the Prior Agreement.

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Indenture to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

TEXTAINER MARINE CONTAINERS II LIMITED

By:	/S/ Christopher C. Morris

Name:

Title:	Executive Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/S/ Kristen L. Puttin

Name:

Title:	Vice President

Amended and Restated Indenture

Exhibit G-1